Exhibit 2.9
EXECUTION VERSION
NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PURCHASE AND SALE AGREEMENT

dated as of February 6, 2018

by and among

NRG ENERGY, INC.,
a Delaware corporation,
and
NRG REPOWERING HOLDINGS LLC,
a Delaware limited liability company, collectively with NRG ENERGY, INC., as Seller,

and

GIP III ZEPHYR ACQUISITION PARTNERS, L.P.,
a Delaware limited partnership, as Purchaser

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

i

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Exhibits and Schedules:

v

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Exhibit A	[RESERVED]
Exhibit B	Form of Zephyr Transition Services Agreement
Exhibit C	Form of Master Services Agreement
Exhibit D	Form of Zephyr ROFO Agreement
Exhibit E	Form of Fourth Amended and Restated NYLD LLC LLC Agreement
Exhibit F	Zephyr 2018 Business Plan
Exhibit G	Form of Third Amended and Restated NRG/NYLD ROFO Agreement
Exhibit H	Form of NRG/NYLD Transition Services Agreement
Exhibit I	Form of Assignment and Assumption Agreement (Exchange and Registration Rights Agreements)
Exhibit J	Form of Zephyr Voting and Governance Agreement
Exhibit K	Form of NRG/NYLD Letter Agreement

Seller Disclosure Schedules:
Schedule 1.01(a)	Renew Subsidiaries
Schedule 1.01(b)	RPV 1 Subsidiaries
Schedule 1.01(c)	Capistrano Subsidiaries
Schedule 1.01(d)	Projects
Schedule 1.01(e)	Permitted Exceptions and Permitted Liens
Schedule 1.01(f)	Patriot Target Amount
Schedule 3.03	Seller Consents
Schedule 3.04	Seller Conflicts
Schedule 3.05	Seller Approvals
Schedule 3.06	Legal Proceedings
Schedule 3.07	Brokers
Schedule 4.01(b)	Subsidiary Ownership
Schedule 4.01(d)	Voting Trusts; Liens on Acquired Interests
Schedule 4.03	Taxes
Schedule 4.04(a)	Material Company Contracts
Schedule 4.04(d)	Total Contracted Capacity, Weighted Average Contract Price and Weighted Average Contract Tenor for DG Project Entities
Schedule 4.05(a)	Real Property
Schedule 4.05(b)	Easements
Schedule 4.08(a)	Environmental Law Violations
Schedule 4.10	Affiliate Transactions
Schedule 4.11	Insurance
Schedule 4.12	Financial Statements
Schedule 4.12(c)	Indebtedness of Company Entities
Schedule 4.14(b)	NERC Registrations
Schedule 4.15(a)	Support Obligations (Seller)
Schedule 4.15(b)	Support Obligations (Company Entities)
Schedule 4.16(a)	Business Employees

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Schedule 4.16(b)	Activities by Labor Unions
Schedule 4.16(d)	Company Employee Plans
Schedule 4.16(e)	Accelerated Vesting
Schedule 4.19(b)	Pre-Effective Date Reorganization Structure Charts
Schedule 4.20	Safe Harbor Equipment
Schedule 5.01(d)	Voting Trusts
Schedule 5.02(a)	NYLD Subsidiaries
Schedule 5.02(b)	Beneficial Ownership of NYLD Securities
Schedule 5.03(d)	Preemptive Rights
Schedule 5.03(e)	Repurchase, Redemption or Acquisition Obligations
Schedule 5.04(f)	Indebtedness of NYLD Entities
Schedule 5.07	Brokers
Schedule 5.08	Sufficiency of the Assets
Schedule 7.02(c)	2018 Zephyr Business Plan Tracking
Schedule 7.04(b)	Actions
Schedule 7.12	Affiliate Arrangements

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT, dated as of February 6, 2018 (the “Effective Date”) is made and entered into by and among NRG Energy, Inc., a Delaware corporation (“NRG”), and NRG Repowering Holdings LLC, a Delaware limited liability company and wholly owned subsidiary of NRG (“Repowering,” and, collectively with NRG, “Seller”), and GIP III Zephyr Acquisition Partners, L.P., a Delaware limited partnership (“Purchaser”). Seller and Purchaser are referred to, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used herein shall have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, NRG owns one hundred percent (100%) of the outstanding membership interests of Repowering;
WHEREAS, Repowering owns one hundred percent (100%) of the outstanding membership interests of Zephyr Renewables LLC, a Delaware limited liability company (the “Company”);
WHEREAS, prior to the Closing, the Company will own (a) one hundred percent (100%) of the Class B shares and one hundred percent (100%) of the Class D shares of NYLD (the “NYLD Shares”) and (b) one hundred percent (100%) of the Class B membership units and one hundred percent (100%) of the Class D membership units of NYLD LLC (“NYLD Units”, collectively with the NYLD Shares, the “NYLD Securities”);
WHEREAS, the Company owns (a) one hundred percent (100%) of the membership interests of NRG Renew Operations & Maintenance LLC, a California limited liability company (“RENOM”), (b) one hundred percent (100%) of the membership interests of NRG Renew LLC, a Delaware limited liability company (“Renew”), which in turn owns, directly or indirectly, those entities set forth on the organizational chart attached hereto as Schedule 1.01(a) in the percentages set forth therein (together with Renew, the “Renew Subsidiaries”), (c) one hundred percent (100%) of the Class B membership interests of NRG RPV HoldCo 1 LLC (“RPV 1”), which in turn owns, directly or indirectly, those entities set forth on the organizational chart attached hereto as Schedule 1.01(b) in the percentages set forth therein (together with RPV 1, the “RPV 1 Subsidiaries”), (d) one hundred percent (100%) of the membership interests of NRG Asset Services LLC, a Delaware limited liability company (“Asset Services”), (e) indirectly, via Renew, one hundred percent (100%) of the membership interests of Langford Wind Power, LLC, a Texas limited liability company (“Langford”), and (f) indirectly via Renew, twenty-two percent (22%) of the common stock of Capistrano Wind Holdings, Inc., a Delaware corporation (“Capistrano”), which in turn owns, directly or indirectly, those entities set forth on the organizational chart attached hereto as Schedule 1.01(c) in the percentages set forth therein (together with Capistrano, the “Capistrano Subsidiaries”). The Capistrano Subsidiaries, together with RENOM, the Renew Subsidiaries, the RPV 1 Subsidiaries, Asset Services and Langford, are referred to herein as the “Subsidiaries”;
WHEREAS, (a) certain of the Renew Subsidiaries own wind or solar energy projects which have achieved commercial operation and are capable of generating power (the “Renew Operating Projects”), (b) certain of the Renew Subsidiaries own development stage wind or solar projects which have not yet achieved commercial operation (the “Renew Development Projects”, together with the Renew Operating Projects, the “Renew Projects”), and (c) certain of the RPV 1 Subsidiaries own solar energy projects which have achieved commercial operation and are capable of generating power (the “RPV 1 Projects”, together with the Renew Projects, the “Projects”, all of which are set forth on Schedule 1.01(d) attached hereto);

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, one hundred percent (100%) of the outstanding membership interests of the Company (the “Acquired Interests”), on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Purchaser to enter into this Agreement, NRG, Purchaser, NYLD and NRG Yield Operating LLC have entered into the Consent and Indemnity Agreement, dated as of the Effective Date (the “Consent and Indemnity Agreement”), pursuant to which NYLD has consented to the transactions contemplated hereby and the parties thereto have agreed to undertake certain obligations as set forth therein;
WHEREAS, prior to the Effective Date, the lenders under the NYLD Subsidiary Credit Agreement have provided their consent to the transfer of the NYLD Securities as contemplated by this Agreement; and
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Purchaser Parent has entered into a Purchaser Parent Guaranty, dated as of the Effective Date, in favor of Seller pursuant to which Purchaser Parent has guaranteed certain obligations of Purchaser arising under, or in connection with, this Agreement (the “Purchaser Parent Guaranty”).
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS, INTERPRETATION
Section 1.01    Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“2019 Convertible Notes” has the meaning set forth in Section 5.03(b).
“2020 Convertible Notes” has the meaning set forth in Section 5.03(b).
“Acquired Interests” has the meaning set forth in the Recitals.
“Acquisition Proposal” has the meaning set forth in Section 13.11.
“Action” means any action, audit, suit, proceeding (whether at law or in equity), demand, claim, dispute, litigation, mediation, inquiry, prosecution, charge, arbitration or investigation.
“Additional Employee” has the meaning set forth in Section 8.06(a)(i).
“Affiliate” of a specified Person means any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the Person specified. For the avoidance of doubt, prior to the Closing, each of Seller, the NYLD Entities and the Company Entities are Affiliates.
“Affiliate Contract” means any Contract between any Seller or any of its Affiliates (other than the NYLD Entities or the Company Entities), on the one hand, and the NYLD Entities or the Company Entities, on the other hand.
“Agreement” means this Purchase and Sale Agreement and the exhibits, schedules (including the Disclosure Schedules) or appendices hereto, as any of the same shall be amended, modified or supplemented from time to time.
“Anti-Corruption Laws” has the meaning set forth in Section 4.18(a).
“Apportioned Obligations” has the meaning set forth in Section 11.01(a).
“Asset Services” has the meaning set forth in the Recitals.
“Assignment and Assumption Agreement for Acquired Interests” has the meaning set forth in Section 9.04.
“Balance Sheet Date” has the meaning set forth in Section 4.12(a).
“Base Purchase Price” has the meaning set forth in Section 2.02.
“Buckthorn Solar” means the approximately 200 MW solar power generation project located in Pecos County, Texas owned by Buckthorn Westex, LLC.
“Buckthorn Solar PSA” means that certain Purchase and Sale Agreement, dated as of January 24, 2018, by and between Renew and NRG Yield Operating LLC.
“Buckthorn Wind” means the approximately 100.5 MW wind generation facility located in Erath County, Texas owned by Buckthorn Wind Project, LLC.
“Buckthorn Wind Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of July 7, 2017, among Buckthorn Wind John Laing OpCo LLC, Buckthorn Wind Pledgor LLC, Renew and Buckthorn Wind Class B Holdco LLC, as amended by First Amendment to Equity Contribution Agreement, dated as of January 3, 2018.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Business Employees” means, collectively, the Offer Employees and the Transferring Employees.
“Business of the Company” means the business and operations of the Company Entities as currently conducted, including the ownership by the Company, as of the Closing Date, of the NYLD Securities.
“Business of NYLD” means the business and operations of the NYLD Entities as currently conducted.
“Cap” has the meaning set forth in Section 13.04(c).
“Capistrano” has the meaning set forth in the Recitals.
“Capistrano Subsidiaries” has the meaning set forth in the Recitals.
“Carlsbad Backstop Equity Commitment Letter” means that certain equity commitment letter, delivered by Global Infrastructure Partners III-A/B, L.P. to Purchaser, dated as of the Effective Date, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Purchaser), has agreed to provide the backstop equity financing set forth therein in connection with Purchaser’s obligations under Section 8.08.
“Carlsbad PSA” means that certain Purchase and Sale Agreement, dated as of the Effective Date, by and between NRG Gas Development Company LLC and NRG Yield Operating LLC.
“Closing” has the meaning set forth in Section 2.03(a).
“Closing Date” is the date on which the Closing occurs.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Collective Bargaining Agreement” means a collective bargaining agreement or other Contract with a labor union or other labor organization.
“Company” has the meaning set forth in the Recitals.
“Company Easements” has the meaning set forth in Section 4.05(b).
“Company Employee Plan” means each Employee Plan in which any Business Employee participates.
“Company Entities” means the Company and the Subsidiaries, and shall exclude the NYLD Entities.
“Condemnation Value” has the meaning set forth in Section 7.06(a).
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 19, 2017, between Seller and Global Infrastructure Management, LLC.
“Consent and Indemnity Agreement” has the meaning set forth in the Recitals.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings, registrations and notifications.
“Constitutive Documents” means the certificates of formation and the limited liability company agreements and limited partnership agreements, as amended (if applicable) of the Company Entities.
“Continuing Employee” has the meaning set forth in Section 8.06(a)(v).
“Continuing Support Obligation” has the meaning set forth in Section 8.04(c).
“Contract” means any agreement, contract, subcontract, lease, sublease, purchase order, commitment, note, bond, deed of trust, evidence of Indebtedness, mortgage, indenture, security agreement or other similar instrument, entered into by a Person or by which a Person or any of its assets are bound.
“Control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Controlled Group Liability” has the meaning set forth in Section 4.16(d).
“Deductible” has the meaning set forth in Section 13.04(a).
“DG Project” means any Project with a nameplate capacity of five (5) MWac or less.
“DG Project Contracts” means any Contracts in effect on the Effective Date (a) to which the only Company Entities that are party to such Contracts are individual DG Project Entities or (b) to which any Company Entity is a party but which relate solely to DG Projects.
“DG Project Entities” means (a) NRG Renew DG Holdings LLC and any Company Entity wholly or partially owned, directly or indirectly, by NRG Renew DG Holdings LLC; (b) RPV1 and any RPV 1 Subsidiary; and (c) any other Company Entity that owns a DG Project and does not have any material liabilities or own any other material assets unrelated to such DG Project.
“DG Tax Equity Fund” means each of NRG DGPV Fund 1 LLC (“USB I”), NRG DGPV Fund 4 LLC (“USB II”), NRG Chestnut Fund LLC (“USB III”), NRG DGPV Fund 2 LLC (“JPM”), NRG & EFS Distributed Solar LLC (“GE”) and NRG Golden Puma Fund LLC (“PNC”).
“Disputed Matter” has the meaning set forth in Section 2.04(a).
“Easements” has the meaning set forth in Section 4.05(b)
“Effective Date” has the meaning set forth in the Preamble.
“Employee Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA, that is (or when in effect was) subject to any provision of ERISA, including Title IV of ERISA, and is or was sponsored, maintained or contributed to by (i) Seller, the Company, any Subsidiary or any ERISA Affiliate, or (ii) Purchaser, any Subsidiary of Purchaser or any ERISA Affiliate, as applicable.
“Environmental Laws” means any Law relating to the environment or natural resources, including wildlife, or to handling, storage, transportation, emissions, discharges, releases or threatened emissions, discharges or releases of Hazardous Substances into the indoor or outdoor environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution,

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

use, exposure to, treatment or disposal of any Hazardous Substances, including the Clean Air Act, the Federal Water Pollution Control Act (including the Clean Water Act and the Oil Pollution Act), the Safe Drinking Water Act, the Federal Solid Waste Disposal Act (including the Resource Conservation and Recovery Act of 1976), the Comprehensive Environmental Response, Compensation, and Liability Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act, the Occupational Safety and Health Act (to the extent relating to human exposure to Hazardous Substances), the National Environmental Policy Act, the Endangered Species Act, the Bald and Golden Eagle Protection Act, the Migratory Bird Treaty Act, and any other federal, state or local laws, ordinances, rules or regulations now or hereafter existing relating to any of the foregoing.
“Environmental Liabilities” means any and all Losses, liabilities, claims, or damages incurred or imposed relating to Environmental Laws or Hazardous Substances, including (a) pursuant to any order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising out of a violation of Environmental Law or (b) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any violation of, or any remedial obligation under, any Environmental Law.
“Equity Commitment Letter” has the meaning set forth in Section 6.12.
“Equity Financing” has the meaning set forth in Section 6.12.
“Equity Interests” means, with respect to an entity, capital stock, partnership or membership interests or units (whether general or limited), and any other similar interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such first entity, or that is a member of the same “controlled group” as such first entity pursuant to Section 4001(a)(14) of ERISA.
“Event of Loss” has the meaning set forth in Section 7.06.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Agreement” means that certain Amended and Restated Exchange Agreement, dated as of May 14, 2015, by and among NRG, NYLD, NYLD LLC and the other Persons from time to time party thereto.
“Excluded Assets” means all of the equity interests of NRG Energy Center Eagles LLC, NRG Independence Solar LLC, NRG Solar Arrowhead LLC, NRG Solar Ring LLC, NRG Solar SC Stadium LLC, NRG Solar Guam LLC, NRG Solar Dandan LLC, Spanish Town Estate Solar 1 LLC and NRG Solar Sunrise LLC (including its interests in Agua Caliente Borrower I LLC and NRG Solar Ivanpah LLC), including all of the project assets owned by the foregoing entities.
“Excluded Damages” has the meaning set forth in Section 15.14.
“Existing MSA” means that Management Services Agreement dated as of July 22, 2013, by and among NYLD, NYLD LLC, NRG Yield Operating LLC, a Delaware limited liability company, and NRG.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Existing SREC Agreement” means the SREC Program Management Agreement, effective as of September 16, 2015, by and between NRG Power Marketing LLC and Renew.
“FERC” means the Federal Energy Regulatory Commission, or its successor.
“Final Employee Schedule” has the meaning set forth in Section 8.06(a)(ii).
“Final Patriot Sale Price” means the Preliminary Patriot Sale Price as such amount may be adjusted pursuant to such working capital or other adjustment mechanisms specified in the Patriot PSA.
“Final Patriot Sale Proceeds” means the proceeds from the Patriot Sale Transaction after determination of the Final Patriot Sale Price.
“Final Purchase Price” has the meaning set forth in Section 2.02.
“Final Settlement Agreement” means that certain Final Settlement Agreement, dated as of June 27, 2017, by and among SunPower Corporation, Systems, on the one hand, and Seller and Renew, on the other hand.
“Final Settlement Amount” has the meaning set forth in Section 8.11.
“Financial Statements” has the meaning set forth in Section 4.12(a).
“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.
“Fundamental Representations” means the Purchaser Fundamental Representations and the Seller Fundamental Representations.
“GAAP” has the meaning set forth in Section 1.02(c).
“Good Industry Practice” means those practices, methods, equipment, specifications and standards of safety and performance and the level of supervision and monitoring of the performance as are generally used in the operation and maintenance of renewable, conventional and thermal generation projects, as applicable, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made are considered good, safe and prudent practice in connection with the operation and maintenance, or the supervision or monitoring of projects of similar type and size in the same region, and as are in accordance in all material respects with the applicable Governmental Approvals, applicable Laws, equipment manufacturers’ standards and recommendations, and generally accepted standards of professional care, skill, diligence and competence applicable to operation and maintenance practices, or the supervision or monitoring thereof, in the renewable, conventional and thermal generation industries, as applicable. Good Industry Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States or applicable region thereof.
“Governmental Approval” means any consent, authorization, release, waiver, estoppel certificate, or other approval or agreement by, or registration, notice, declaration or other filing with, any Governmental Authority.
“Governmental Authority” means any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body, arbitrator or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy,

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

regulatory or taxing authority or power or having general oversight over electric reliability or gas, electricity, power or other energy markets, including NERC, and FERC, or any court or governmental tribunal.
“Hazardous Substances” means any substance, material, element, compound or mixture, whether solid, liquid or gaseous: (a) which is defined as “solid waste”, “hazardous waste” or “hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (b) which is otherwise hazardous and is subject to regulation by any Governmental Authority; (c) petroleum hydrocarbons; (d) polychlorinated biphenyls (PCBs); (e) asbestos-containing materials; (f) radioactive materials; or (g) that would otherwise reasonably be expected to result in liability under Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means all obligations of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business and not past due), (d) under capital leases required to be recorded as such under GAAP or historically recorded as indebtedness, (e) secured by a Lien on the assets of such Person, whether or not such obligation has been assumed by such Person, (f) with respect to reimbursement obligations for letters of credit, banker’s acceptances, surety bonds, performance bonds or other similar instruments (to the extent drawn), (g) for purchase money obligations, (h) in the nature of guaranties of the obligations described in clauses (a) through (g) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, (i) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or any other derivative transaction or similar arrangement (valued at the notional amount thereof) or (j) in respect of any other amount properly characterized as indebtedness in accordance with GAAP.
“Indemnified Party” means any Person claiming indemnification under any provision of Article 13.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article 13.
“Indemnity Reduction Amounts” has the meaning set forth in Section 13.10.
“Intellectual Property” shall mean all intellectual property rights, including patents, processes, algorithms and technology; copyrights and copyrightable works (including copyrights in software, applications, databases, website content, documentation and related items); trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of the business symbolized thereby (“Trademarks”); trade secrets and know-how; and all registrations and applications for the foregoing.
“Interim Period” means the period between, and including, the Effective Date and the Closing Date.
“JL Additional Contribution Adjustment” has the meaning set forth in Section 7.18(b).
“Knowledge of Purchaser” means the actual knowledge of                        ,

and                              , after reasonable inquiry.
“Knowledge of Seller” means the actual knowledge of                           ,                      and

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

             , after reasonable inquiry.
“Langford” has the meaning set forth in the Recitals.
“Laws” means all laws, constitutions, statutes, treaties, rules, Orders, codes, ordinances, standards, regulations, restrictions, official guidelines, policies, directives, interpretations, judgments, writs, injunctions, decrees, Permits or other pronouncements having the effect of law (including common law) of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.05(a).
“Liabilities” means any liability, Indebtedness, obligation, commitment, or expense, in each case, requiring either (a) the payment of a monetary amount, or (b) any type or fulfillment of an obligation, and in each case whether known, unknown, accrued, absolute, contingent, asserted, matured, unmatured, secured or unsecured, liquidated or unliquidated.
“Lien” means any lien, mortgage, pledge, security interest, charge, assessment, adverse claim, levy, encroachment, title defect, tenancy (and any other possessory interest), easement, right of way, restriction or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).
“Lock Box Account” has the meaning set forth in Section 7.07.
“Lock Box Date” means January 1, 2018.
“Lock Box Deposit Amount” means *************** dollars ($**********).
“Losses” means any and all claims, damages, losses, Liabilities, Taxes, costs, fines, penalties assessed by any Governmental Authority and expenses (including settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions).
“Major Loss” has the meaning set forth in Section 7.06(b).
“Material Adverse Effect” means any fact, event, circumstance, condition, change or effect that has, or would reasonably be expected to have a material adverse effect on (a) the assets, properties, liabilities, condition (financial or otherwise), prospects or results of operations of the Company Entities and the NYLD Entities, taken as a whole, or (b) Seller’s, the Company Entities’ or the NYLD Entities’ ability to timely perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that, solely with respect to clause (a), none of the following shall be or will be at the Closing deemed to constitute and shall not be taken into account in determining the occurrence of a Material Adverse Effect: any fact, event, circumstance, condition, change or effect resulting from (i) any economic change generally affecting the international, national or regional (A) electric generating industry or (B) wholesale markets for electric power; (ii) any economic change in markets for commodities or supplies, including electric power, as applicable, used in connection with the business of the Company Entities and the NYLD Entities; (iii) any change in general regulatory or political conditions, including (A) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Effective Date, (B) any hurricane, tornado, flood, earthquake or other natural disaster or weather-related event, or (C) changes imposed by a Governmental Authority associated with additional security; (iv) any change in any Laws

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(including Environmental Laws and Tax Laws) or GAAP; (v) any change in the financial condition of the Company Entities or the NYLD Entities caused by the pending sale of the Acquired Interests to Purchaser primarily as a result of the identity or status of Purchaser as the Person acquiring the Company pursuant to this Agreement, including changes due to the credit rating of NYLD or any material decline in the market price of the common stock of NYLD or change in trading volume; (vi) any change in the financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or Nasdaq Stock Market) or any change in the general national or regional economic or financial conditions; (vii) any failure, in and of itself, by the Company Entities or the NYLD Entities to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

occurrences giving rise to or contributing to such failure may, if not otherwise excluded, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); or (viii) the announcement or pendency of the transactions contemplated hereby; provided, however, that any fact, event, circumstance, condition, change or effect resulting from clauses (i) through (iv) and (vi) through (viii) shall nonetheless be taken into consideration in determining whether a Material Adverse Effect has occurred to the extent such changes, events, effects or occurrences have a materially disproportionate impact on the Company Entities and the NYLD Entities, taken as a whole, as compared to similarly situated Persons in the same industry and in the same geographical area in which the Company Entities and the NYLD Entities operate.
“Material Company Contracts” means any of the following Contracts (each of which is listed on Schedule 4.04(a); provided, that except as expressly set forth below, Seller shall be permitted to exclude DG Project Contracts from Schedule 4.04(a)) to which any Company Entity (and, in the case of subsections (i) and (n) below, any NYLD Entity) is a party and which are in effect on the Effective Date: (a) each interconnection Contract; (b) each Contract for the purchase, sale or delivery of electricity in any form, including energy, capacity or ancillary services; provided, that Seller shall be required to schedule DG Project Contracts (other than Contracts for the sale of renewable energy certificates) of the type specified in this subsection (b) if such Contracts provide for expected future payments to any DG Project Entity in excess of $1,000,000 in any calendar year; (c) each Contract for the transmission of electricity; (d) each swap, exchange, commodity option or hedging Contract; (e) each operation, maintenance and management Contract that is material to the operation of any Project; provided, that Seller shall be required to schedule DG Project Contracts of the type specified in this subsection (e) if such Contracts are entered into with respect to Projects directly or indirectly owned by any DG Tax Equity Fund; (f) each Contract which provides for aggregate future payments to or from any Company Entity in excess of $1,000,000 in any calendar year, or $10,000,000 in the aggregate; (g) each Contract under which any Company Entity is obligated to sell or lease real or personal property (other than sales of electric energy in the ordinary course of business) having a value in excess of $1,500,000; (h) each Contract under which any Company Entity has (i) extended credit to any Person (other than trade credit extended in the ordinary course of business) or (ii) created, incurred, assumed or guaranteed any material outstanding Indebtedness or granted a Lien (other than a Permitted Lien) on any of the assets of any Company Entity; provided, that Seller shall be required to schedule DG Project Contracts of the type specified in this subsection (h) that evidence Indebtedness for borrowed money in excess of $500,000; (i) each Affiliate Contract; (j) each Contract establishing any joint venture or strategic alliance involving the sharing of profits and losses; (k) each Contract providing for leveraged lease arrangements or tax indemnification arrangements; (l) each Contract providing for product warranty or repair obligations by a manufacturer or vendor of equipment owned or leased by any Company Entity with a fair market value of more than $2,000,000, (m) each Contract requiring the Company Entities to make any capital expenditures in excess of $5,000,000 in the aggregate; provided, that Seller shall be required to schedule DG Project Contracts of the type specified in this subsection (m) which are not related to the acquisition or development of DG Projects from or with third parties; (n) with respect to the NYLD Entities taken as a whole, any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC); (o) any Contract that (i) restricts the ability of the Company Entities to engage in or compete in any business or in any geographic area in any manner that is material to the Business of the Company, (ii) requires the Company Entities to conduct any business on a “most favored nations” basis with a third party that restricts in any material respect the Business of the Company, or (iii) provides for exclusivity, rights of first refusal or offer or any or similar requirement or right in favor of any third party that restricts in any material respect the Business of the Company; (p) any Contract relating to the disposition of any business or material asset (whether by merger, sale of equity interests, sale of assets or otherwise) or otherwise not entered into in the ordinary course of business pursuant to which any Company Entity has any indemnification, earnout or contingent obligations; provided, that Seller shall be required to schedule DG Project Contracts of the type specified in this subsection (p) that are equity capital contribution agreements or similar agreements for the disposition of equity interests related to any DG Tax Equity Fund; (q) any Contract that is a stockholder

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

or investor rights, registration rights or similar agreement; (r) any Contract relating primarily to a Company Entity’s Intellectual Property (other than commercially available, non-exclusive software licenses with annual payments of less than $300,000); and (s) each Contract or agreement to enter into a Contract described in any of the foregoing clauses (a) through (r).
“Multiemployer Plan” has the meaning set forth in Section 4.16(d).
“MW” means megawatts.
“NERC” means the North American Electric Reliability Corporation, including any regional entity thereof, and any successor thereof.
“Neutral Auditor” means Ernst & Young or, if Ernst & Young is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants, mutually agreed to by Purchaser and Seller.
“NewCo” has the meaning set forth in Section 15.09(b).
“NRG” has the meaning set forth in the Preamble.
“NRG/NYLD Trademark License Agreement” means that certain Trademark License Agreement, dated as of July 22, 2013, by and between NRG and NYLD.
“NYLD” means NRG Yield, Inc., a Delaware corporation.
“NYLD Board” means the board of directors NYLD.
“NYLD Constitutive Documents” means the certificates of incorporation, certificates of formation, bylaws, limited liability company agreements and limited partnership agreements, as amended (if applicable), of NYLD and NYLD LLC.
“NYLD Entities” means NYLD, NYLD LLC and the NYLD Subsidiaries.
“NYLD Financial Statements” has the meaning set forth in Section 5.04(b).
“NYLD Fundamental Representations” means Section D of the Consent and Indemnity Agreement.
“NYLD LLC” means NRG Yield LLC, a Delaware limited liability company.
“NYLD SEC Documents” has the meaning set forth in Section 5.04(a).
“NYLD Securities” has the meaning set forth in the Recitals.
“NYLD Shares” has the meaning set forth in the Recitals.
“NYLD Subsidiary” means any corporation, limited liability company, general partnership or limited partnership Controlled by NYLD or NYLD LLC.
“NYLD Subsidiary Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 25, 2014, by and among NRG Yield Operating LLC, NYLD LLC, Royal Bank of Canada, as Administrative Agent, the lenders party thereto, Royal Bank of Canada, Goldman Sachs Bank USA and Bank of America, N.A., as L/C Issuers and RBC Capital Markets as Sole Left Lead Arranger and Sole Left Lead

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Book Runner (as amended pursuant to that first amendment, dated June 26, 2015, and as further amended, supplemented or modified through the Effective Date).
“NYLD Units” has the meaning set forth in the Recitals.
“OFAC” has the meaning set forth in Section 4.18(c).
“Offer Employee” means each employee of Seller and its Affiliates who provides 100% of such employee’s services for Seller and its Affiliates engaged in supporting the Business of the Company and who is (i) listed on Schedule 4.16(a) and (ii) identified as an “Offer Employee” on such schedule.
“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other security or equity interest of such Person or any security or right of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other security or equity interest of such Person, or (b) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock (or any other equity interest or security) of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers (or similar positions) of such Person or the manner in which any shares of capital stock (or any other security or equity interest) of such Person are voted.
“Order” means any writ, award, judgment, Permit, injunction, ruling, decision, order, settlement, stipulation, decree, determination or similar direction of any Governmental Authority, whether preliminary or final.
“Owned Real Property” has the meaning set forth in Section 4.05(a).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patriot Adjustment Amount” has the meaning set forth in Section 2.06(b).
“Patriot PSA” has the meaning set forth in the definition of “Patriot Sale Transaction”.
“Patriot Sale Transaction” means that proposed sale, to be entered into prior to the Closing, by a Renew Subsidiary of Patriot Wind to an unrelated (to Purchaser, Seller or their Affiliates) third-party pursuant to a purchase and sale agreement, asset purchase agreement, build transfer agreement or similar arrangement (any such agreement, the “Patriot PSA”).
“Patriot Target Amount” has the meaning set forth in Schedule 1.01(f).
“Patriot Termination Date” means any outside date specified in the Patriot PSA.
“Patriot True-Up Amount” has the meaning set forth in Section 2.06(f).
“Patriot Wind” means the wind farm project with an electric generating capacity of approximately 180-230 MW situated in Nueces County, Texas owned by Patriot Wind Farm, LLC.
“Permit” means all licenses, permits, consents, tariffs, franchises, authorizations, approvals, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents or authorizations made, granted or issued by any Governmental Authority.
“Permitted Exceptions” means, with respect to the Real Property, the following:

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(a)    all Liens for Taxes, which are not due and payable as of the Closing Date or, if due, are (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(e) and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or any Subsidiary;
(b)    all building codes and zoning ordinances and other Laws of any Governmental Authority heretofore, now or hereafter enacted, made or issued by any such Governmental Authority affecting the Real Property;
(c)    all easements, rights-of-way, covenants, conditions, restrictions, reservations, licenses, agreements, and other similar matters which would not reasonably be expected to materially and adversely affect the use and enjoyment of the Real Property;
(d)    all encroachments, overlaps, boundary line disputes, shortages in area, drainage and other easements, cemeteries and burial grounds and other similar matters which would not reasonably be expected to materially and adversely affect the use and enjoyment of the Real Property;
(e)    all electric, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature now located on, over or under the Real Property, and all licenses, easements, rights-of-way and other similar agreements relating thereto which would not reasonably be expected to materially and adversely affect the use and enjoyment of the Real Property;
(f)    all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Real Property which would not reasonably be expected to materially and adversely affect the use and enjoyment of the Real Property;
(g)    all rights with respect to the ownership, mining, extraction and removal of minerals of whatever kind and character (including all coal, iron ore, oil, gas, sulfur, methane gas in coal seams, limestone and other minerals, metals and ores) that have been granted, leased, excepted or reserved prior to the Effective Date which would not reasonably be expected to materially and adversely affect the use and enjoyment of the Real Property; and
(h)    inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the ordinary course of business of the Company or any Subsidiary (i) as to which there is no existing default on the part of the Company or any Subsidiary or (ii) that are being contested in good faith through appropriate proceedings and as set forth on Schedule 1.01(e) and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company or any Subsidiary.
“Permitted Intercompany Transfer” means any settlement of accounts payable and accounts receivable, (i) by any Company Entity, on the one hand, to any Seller or any of its Affiliates (other than any Company Entity or any NYLD Entity), on the other hand, or (ii) by any Seller or any of its Affiliates (other than any Company Entity or any NYLD Entity), on the one hand, to any Company Entity, on the other hand, with respect to services provided by Seller or its Affiliates (other than any Company Entity or any NYLD Entity) to the Company Entities prior to the Closing Date so long as the business of the Company Entities is conducted consistently with the Zephyr 2018 Business Plan and otherwise in compliance with the terms of this Agreement, including in respect of (a) any payment, repayment or prepayment primarily related to the sale of merchant energy, capacity or ancillary services, (b) any payment, repayment or prepayment primarily related to the sale of merchant renewable energy credits, (c) any payment, prepayment or repayment primarily related to wages and related employee/employer expenses, including travel and entertainment expenses, (d) any payment, prepayment or repayment primarily related to any purchase card or P-Card transactions of the Company Entities, and (e) any payment, prepayment or repayment primarily related to insurance.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Permitted Liens” means any (a) Permitted Exceptions; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings and set forth on Schedule 1.01(e) and as to which adequate reserves in accordance with GAAP have been taken on the books of the Company Entities; (c) pledges or deposits to secure public or statutory obligations or appeal bonds; and (d) any other Liens set forth on Schedule 1.01(e).
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business, entity, organization, trust, union, association or Governmental Authority.
“Pre-Closing Tax Period” means any Tax period that ends on or before the Closing Date.
“Pre-Effective Date Reorganization” has the meaning set forth in Section 4.19(a).
“Preliminary Patriot Sale Price” means that price to be paid in cash to Renew by the purchaser of Patriot Wind at the closing of the Patriot Sale Transaction as specified in the Patriot PSA.
“Preliminary Patriot Sale Proceeds” means the proceeds from the Patriot Sale Transaction at the closing of the Patriot Sale Transaction if the Final Patriot Sale Price is not determined as of the date of such closing.
“Projects” has the meaning set forth in the Recitals.
“ProjectCo” means any Subsidiary that directly owns a wind, solar or other renewable energy project (including any QF) that has achieved commercial operation and is capable of generating power, or is otherwise a “public utility” as defined under the FPA.
“Project Construction Cost” means, with respect to any project, the cost of developing, designing, engineering, equipping, procuring, constructing, starting up, commissioning, acquiring, interconnecting, testing and operating such project in accordance with Good Industry Practice, including (a) the cost of all labor, services, materials, supplies, equipment, tools, transportation, supervision, storage, training, contingency, demolition, site preparation, civil works, and remediation in connection therewith, (b) amounts payable under construction and supply contracts, (c) the cost of acquiring and using any real property, lease, easement and any other necessary real property interests related to the project, (d) amounts payable under applicable interconnection agreements and agreements relating to real property interests through the commercial operations date for such project (the “Project Construction Period”), (e) real and personal property taxes, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to the project during the Project Construction Period, (f) interest payable on any debt financing and financing-related fees and costs during the Project Construction Period (including any and all commitment fees and other fees, interest and other amounts payable), (g) the costs of acquiring and maintaining Governmental Approvals for the project during the Project Construction Period, and (h) costs, including legal and consulting fees and expenses, associated with regulatory proceedings and other governmental and regulatory matters during the Project Construction Period.
“Project Construction Period” has the meaning set forth in the definition of Project Construction Costs.
“Project Site Agreements” has the meaning set forth in Section 4.05(a).
“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and the rules and regulations promulgated thereunder.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Purchaser” has the meaning set forth in the Preamble, and includes its successors and assigns.
“Purchaser Approvals” has the meaning set forth in Section 6.08.
“Purchaser Consents” has the meaning set forth in Section 6.03.
“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 6.01, Section 6.02 and Section 6.07.
“Purchaser Indemnified Parties” means Purchaser and its Representatives.
“Purchaser Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, would reasonably be expected to (a) prevent, impair or materially delay consummation by Purchaser of the purchase of the Acquired Interests or the other transactions contemplated hereby or (b) otherwise materially adversely affect the ability of Purchaser to perform its obligations hereunder.
“Purchaser Parent” means Global Infrastructure Partners III-A/B, L.P., a Delaware limited partnership, Global Infrastructure Partners III-C Intermediate, L.P., a Cayman Islands exempted limited partnership, Global Infrastructure Partners III-C2 Intermediate, L.P., an English limited partnership, and GIP III Friends & Family Fund, L.P., a Delaware limited partnership.
“Purchaser Parent Guaranty” has the meaning set forth in the recitals.
“Purchaser Related Parties” has the meaning set forth in Section 14.02(e).
“Purchaser Termination Fee” has the meaning set forth in Section 14.02(c).
“QF” means a “qualifying facility” within the meaning of the Public Utility Regulatory Policies Act of 1978, as amended, and the rules and regulations promulgated thereunder.
“Real Property” has the meaning set forth in Section 4.05(a).
“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of May 14, 2015, by and between NRG and NYLD.
“RENOM” has the meaning set forth in the Recitals.
“Renew” has the meaning set forth in the Recitals.
“Renew Development Projects” has the meaning set forth in the Recitals.
“Renew Operating Projects” has the meaning set forth in the Recitals.
“Renew Projects” has the meaning set forth in the Recitals.
“Renew Subsidiaries” has the meaning set forth in the Recitals.
“Repowering” has the meaning set forth in the Recitals.
“Representatives” means, as to any Person, its officers, directors, employees, partners, members, stockholders, counsel, agents, accountants, advisers, engineers, and consultants.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Restoration Costs” has the meaning set forth in Section 7.06(a).
“Retained Support Obligations” has the meaning set forth in Section 4.15.
“RPV 1” has the meaning set forth in the Recitals.
“RPV 1 Subsidiaries” has the meaning set forth in the Recitals.
“Safe Harbor Equipment” has the meaning set forth in Section 4.20.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the Preamble, and includes its respective successors and assigns.
“Seller Approvals” has the meaning set forth in Section 3.05.
“Seller Consents” has the meaning set forth in Section 3.03.
“Seller Disclosure Schedules” means the Seller Disclosure Schedules attached to this Agreement, and dated as of the Effective Date.
“Seller Fundamental Representations” means the representations and warranties contained in Section 3.01, Section 3.02, Section 3.07, Section 3.09, Section 4.01, Section 4.10, Section 4.12(d), Section 4.19, Section 5.01, Section 5.02, Section 5.03 and Section 5.07.
“Seller Indemnified Parties” means Seller and its Representatives.
“Seller Marks” has the meaning set forth in Section 8.07.
“Seller Related Parties” has the meaning set forth in Section 14.02(e).
“Seller Taxes” means (i) any Taxes of any of the Company Entities or NYLD Entities for all Pre-Closing Tax Periods and with respect to any Straddle Period, for the portion thereof ending on the Closing Date (as determined in accordance with Section 11.01(a)), (ii) any Taxes of Seller or any other Person (as a result of Treasury Regulation Section 1.1502-6 or otherwise) which is or has ever been affiliated with any of the Company Entities or NYLD Entities or with whom any of the Company Entities or NYLD Entities has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return on or prior to the Closing Date, (iii) any Taxes of any Person imposed on any of the Company Entities or NYLD Entities as a transferee or successor in respect of a transaction occurring on or before the Closing Date or otherwise, (iv) any payments required to be made following the Closing pursuant to any Tax sharing, Tax allocation, or Tax indemnity agreement or other similar Contract or arrangement to which any of the Company Entities or NYLD Entities was obligated, or was a party, on or prior to the Closing Date, (v) any Taxes of Seller (or any direct or indirect equityholder of Seller), including those attributable to the transfer of the Acquired Interests pursuant to this Agreement (other than any Transfer Taxes that are the responsibility of Purchaser pursuant to Section 11.01(e)), (vi) any Transfer Taxes that are the responsibility of Seller pursuant to Section 11.01(e) of this Agreement, (vii) any California property Tax imposed on any of the Company

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Entities or NYLD Entities as a result of the failure to qualify for the exclusion under Section 73 of the California Revenue and Taxation Code at any time prior to the Closing and (viii) any Tax imposed on any of the Company Entities or NYLD Entities as a result of the disallowance or recapture of any tax credit, including any solar investment tax credit or Section 1603 grant, that was taken prior to Closing.
“Severance Plans” has the meaning set forth in Section 8.06(d).
“Straddle Period” means any Tax period that includes but does not end on the Closing Date.
“Subsidiaries” has the meaning set forth in the Recitals.
“Support Obligations” has the meaning set forth in Section 4.15.
“Taking” has the meaning set forth in Section 7.06.
“Tax” or “Taxes” means any income, profits, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, capital, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, goods and services, business or occupation or other tax, charge, assessment, duty, levy, unclaimed property or escheat obligation, compulsory loan or fee of any kind (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein required to be collected, or of any other nation or any jurisdiction therein, together with any obligations for the Taxes of any other person whether as successor, a member of a group, indemnitor, or otherwise.
“Tax Claim” has the meaning set forth in Section 11.01(e).
“Tax Equity Investor Indemnity” has the meaning set forth in Section 4.03(a)(v).
“Tax Returns” means any report, form, return, statement or other information (including any amendments) supplied to or filed, or required to be supplied to or filed, with a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, form, return, statement or other information.
“Termination Date” has the meaning set forth in Section 14.01(b).
“Third Amended and Restated NRG/NYLD ROFO Agreement” means that Third Amended and Restated Right of First Offer Agreement to be entered into prior to Closing by and between NRG and NYLD, substantially in the form attached hereto as Exhibit G.
“Title Policy” has the meaning set forth in Section 4.07.
“Total Contracted Capacity” means, with respect to the Contracts providing for the sale of electricity by DG Project Entities pertaining to each DG Tax Equity Fund, the aggregate contracted capacity (in MW) under such revenue Contracts.
“Transfer Taxes” has the meaning set forth in Section 11.01(d).
“Transferred Support Obligations” has the meaning set forth in Section 4.15.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

“Transferring Employee” means each employee of Seller and its Affiliates who provides services at a plant that is owned or operated in the course of the Business of the Company and who is (i) listed on Schedule 4.16(a) and (ii) identified as a “Transferring Employee” on such schedule.
“Voting Company Debt” has the meaning set forth in Section 5.03(d).
“Weighted Average Contract Price” means, with respect to the Contracts providing for the sale of electricity by DG Project Entities pertaining to each DG Tax Equity Fund, the weighted average contract price ($/MW) based on the contracted capacity under all such revenue Contracts.
“Weighted Average Contract Tenor” means, with respect to the Contracts providing for the sale of electricity by DG Project Entities pertaining to each DG Tax Equity Fund, the weighted average remaining contract tenor (years) based on contracted capacity under all such revenue Contracts.
“Zephyr 2018 Business Plan” means the business plan attached hereto as Exhibit F.
“Zephyr Business Plan Adjustment Amount” has the meaning set forth in Section 2.05.
“Zephyr Employee Plan” has the meaning set forth in Section 4.16(d).
Section 1.02    Interpretation.
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof”, “herein”, “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (v) the words “include”, “includes” and “including” are not words of limitation and shall be deemed to be followed by the words “without limitation”, (vi) the use of the word “or” to connect two or more phrases shall be construed as inclusive of all such phrases (e.g., “A or B” means “A or B, or both”), (vii) the use of the conjunction “and/or” shall be construed as “any or all of”, (viii) references to Persons include their respective successors and permitted assigns and, in the case of Governmental Authorities, Persons succeeding to their respective functions and capacities, and (ix) the words “ordinary course of business” and “ordinary course of the Business” will be deemed to be followed by “consistent with past practice” and, with respect to the Company, shall include the ordinary course of business of the Subsidiaries and prior Affiliated owners of any assets of the Company Entities.
(b)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(c)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under United States generally accepted accounting principles (“GAAP”).
(d)    Unless the context otherwise requires, a reference to any Law includes any amendment, modification or successor thereto.
(e)    Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar Law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(f)    In the event of a conflict between this Agreement and any exhibit, schedule or appendix hereto, this Agreement shall control.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(g)    The Article and Section headings have been used solely for convenience, and are not intended to describe, interpret, define or limit the scope of this Agreement.
(h)    Conflicts or discrepancies, errors, or omissions in this Agreement or the various documents delivered in connection with this Agreement will not be strictly construed against the drafter of the contract language, rather, they shall be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the intentions of the Parties at the time of contracting.
(i)    A reference to any agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time.
ARTICLE 2
SALE OF MEMBERSHIP INTERESTS AND CLOSING
Section 2.01    Purchase and Sale. Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Acquired Interests, free and clear of all Liens, at the Closing on the terms and subject to the conditions set forth in this Agreement.
Section 2.02    Payment of Purchase Price. Upon the terms and subject to the conditions hereinafter set forth, in consideration of the delivery by Seller of the Acquired Interests, Purchaser shall by wire transfer of immediately available United States funds to the account(s) designated by Seller to Purchaser in writing at least three (3) Business Days prior to the Closing, pay to Seller at the Closing an amount equal to (i) one billion three hundred seventy five million dollars ($1,375,000,000) (the “Base Purchase Price”), plus (ii) the Zephyr Business Plan Adjustment Amount, if any, plus or minus (iii) the Patriot Adjustment Amount, if any, plus or minus (iv) the JL Additional Contribution Adjustment. The Base Purchase Price shall be adjusted, if at all, in accordance with Section 7.04 and Section 7.06 (such adjusted amount, the “Final Purchase Price”).
Section 2.03    Closing.
(a)    The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Jones Day, counsel to Seller, at 51 Louisiana Avenue, NW, Washington, DC, or at such other place as the Parties mutually agree, at 10 A.M. local time, on the first (1st) Business Day of the calendar month following the fulfillment or waiver of the conditions set forth in Article 9 and Article 10; provided, that such day is at least twelve (12) Business Days following the fulfillment or waiver of such conditions, otherwise the Closing will take place on the first Business Day of the next calendar month, or at such other time as the Parties mutually agree (subject in any case to the continued fulfillment or waiver of the conditions set forth in Article 9 and Article 10 on the date of the Closing).
(b)    At the Closing, the following shall occur:
(i)    Purchaser shall pay an amount equal to (A) the Base Purchase Price, plus (B) the Zephyr Business Plan Adjustment Amount, if any, plus or minus (C) the Patriot Adjustment Amount, if any, plus or minus (D) the JL Additional Contribution Adjustment, by wire transfer of immediately available funds to the account(s) designated by Seller to Purchaser in writing at least three (3) Business Days prior to the Closing; and
(ii)    The Parties shall deliver, or cause to be delivered, to the other Parties the certificates and other deliverables contemplated by Article 9 and Article 10.
Section 2.04    Dispute Resolution by Neutral Auditor. With respect to matters which pursuant to the express terms of this Agreement may be referred to the Neutral Auditor under this Section 2.04, the following provisions shall apply:

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(a)    If Purchaser or Seller timely objects to the other Party’s determination of any matter that may be resolved under this Section 2.04 (such matter, the “Disputed Matter”), then Purchaser and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a five (5) Business Day period commencing on delivery of such written notice of objection. Should such negotiations not result in an agreement as to the Disputed Matter within such five (5) Business Day period (or such longer period as Purchaser and Seller may mutually agree), then either Party may submit such disputed items and values to the Neutral Auditor. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. Purchaser and Seller, and their respective Representatives, shall cooperate fully with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Disputed Matter (prepared on the same basis used to prepare the Disputed Matter). The Parties hereby agree that the Neutral Auditor shall only decide the specific disputed items, the values ascribed thereto and using those values determine the Disputed Matter, and the Neutral Auditor’s decision with respect to such disputed items and values must be within the range of values assigned to each such item in the applicable Disputed Matter and the notice of objection, respectively. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Purchaser and Seller. The Neutral Auditor shall be directed to resolve the disputed items and amounts and deliver to Purchaser and Seller a written determination of the Disputed Matter (such determination to be made consistent with this Section 2.04(a), including a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by Purchaser and Seller) within ten (10) days after being retained, which determination will be final, binding and conclusive on the Parties and their respective Affiliates and representatives, successors and assigns. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.04(a) shall be the exclusive mechanism for resolving disputes, if any, regarding the Disputed Matters, if any, and neither Seller nor Purchaser shall be entitled to indemnification pursuant to Article 13 for Losses resulting or arising from the amounts of the Disputed Matters or the determination thereof.
(b)    If any disputed items have been submitted to the Neutral Auditor pursuant to Section 2.04(a) and, prior to the resolution of such disputed items by the Neutral Auditor as provided in Section 2.04(a), all of the conditions set forth in Article 9 and Article 10 have been satisfied, or irrevocably waived, other than those conditions that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred, the Closing shall take place; provided, that within five (5) Business Days after the delivery to Purchaser and Seller by the Neutral Auditor of its written determination of the Disputed Matters, if such determination shows that Purchaser owes an amount to Seller, Purchaser shall pay to Seller such amount or, if such determination shows that Seller owes an amount to Purchaser, Seller shall pay to Purchaser such amount, in each case by wire transfer of immediately available funds to the applicable payee’s account as such payee shall specify to the other Party in writing.
Section 2.05    Zephyr Business Plan Adjustment Amount. If, during the Interim Period, Seller deposits cash into the Lock Box Account in order to permit the Company Entities to meet those obligations set forth in the Zephyr 2018 Business Plan (the amount of such cash, the “Zephyr Business Plan Adjustment Amount”), then at the Closing, as more specifically set forth in Section 2.02 and Section 2.03(b)(i), the Base Purchase Price shall be increased by such Zephyr Business Plan Adjustment Amount. For the avoidance of doubt, the Zephyr Business Plan Adjustment Amount shall not include any amounts that have been (or were required to be) deposited into the Lock Box Account as of the Effective Date and shall not include any deposits that are made for reasons other than to permit the Company Entities to meet their obligations set forth in the Zephyr 2018 Business Plan.
Section 2.06    Patriot Adjustment Amount.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(a)    If the Patriot PSA is executed and delivered by the parties thereto during the Interim Period but the closing of the Patriot Sale Transaction does not occur prior to Closing then, at the Closing, (i) if the Preliminary Patriot Sale Price equals or exceeds the Patriot Target Amount, the Patriot Adjustment Amount shall be zero dollars ($0), or (ii) if the Patriot Target Amount exceeds the Preliminary Patriot Sale Price, the Base Purchase Price shall be decreased by the amount of such excess.
(b)    If the Patriot PSA is executed and delivered by the parties thereto during the Interim Period and the closing of the Patriot Sale Transaction occurs prior to the Closing then, at the Closing (i) if the Preliminary Patriot Sale Proceeds (or if such amount has been finally determined, the Final Patriot Sale Proceeds) exceeds the Patriot Target Amount, the Base Purchase Price shall be increased by the amount of such excess or, (ii) if the Patriot Target Amount exceeds the Preliminary Patriot Sale Proceeds (or if such amount has been finally determined, the Final Patriot Sale Proceeds), the Base Purchase Price shall be decreased by the amount of such excess. If the Patriot Sale Transaction closes during the Interim Period, all amounts payable to Renew, as seller, under the Patriot PSA shall be deposited in the Lock Box Account.
(c)    If, pursuant to a Patriot PSA executed and delivered as contemplated by Section 2.06(a)(i), the Patriot Sale Transaction closes after the Closing Date and before the Patriot Termination Date then, within five (5) Business Days after the receipt by Renew of the Preliminary Patriot Sale Proceeds at the closing of the Patriot Sale Transaction, Purchaser shall cause Renew to pay to Seller the amount by which the Preliminary Patriot Sale Proceeds (or if such amount has been finally determined, the Final Patriot Sale Proceeds) exceeds the Patriot Target Amount by wire transfer of immediately available funds to the such account as the Seller shall specify in writing. The Parties intend the payment of the Preliminary Patriot Sale Proceeds (as adjusted), if any, to be an adjustment to the Final Purchase Price.
(d)    If a Patriot PSA has not been executed and delivered prior to the Closing Date then the Base Purchase Price shall be decreased by the Patriot Target Amount, and, subject to receipt of all required Consents and Governmental Approvals, Purchaser shall cause one hundred percent (100%) of the membership interests in Patriot Wind Farm, LLC to be conveyed to Seller (the amount of increase or decrease in Section 2.06(a)(ii) or this Section 2.06(b) or this Section 2.06(f), the “Patriot Adjustment Amount”).
(e)    If the Patriot PSA has been executed and delivered prior to the Closing Date but the Patriot Sale Transaction fails to close prior to the Patriot Termination Date, then, (A) within ten (10) Business Days after the occurrence of the Patriot Termination Date, Seller shall pay to Purchaser an amount equal to the Patriot Target Amount (or, in the case of a Patriot PSA described in Section 2.06(a)(ii) an amount equal to the Preliminary Patriot Sale Price) by wire transfer of immediately available funds to such account as Purchaser shall specify to Seller in writing, and (B) contemporaneously with such payment, Purchaser shall, subject to receipt of all required Consents and Governmental Approvals, convey to Seller or cause a Renew Subsidiary to convey to Seller one hundred percent (100%) of the membership interests in Patriot Wind Farm, LLC free and clear of all Liens (other than any Liens which were in existence immediately prior to the Closing).
(f)    If the Closing has occurred, the closing of the Patriot Sale Transaction has occurred and the Final Patriot Sale Price has not been finally determined, then within five (5) Business Days after the determination of the Final Patriot Sale Price pursuant to the Patriot PSA, if the Final Patriot Sale Proceeds exceed the Preliminary Patriot Sale Proceeds, Purchaser shall pay to Seller the amount of such excess or, if the Preliminary Patriot Sale Proceeds exceed the Final Patriot Sale Proceeds, Seller shall pay to Purchaser the amount of such excess (in either case, the “Patriot True-Up Amount”), in each case by wire transfer of immediately available funds to the applicable payee’s account as such payee shall specify to the other Party in writing. The Parties intend the Patriot True-Up Amount, if any, to be an adjustment to the Final Purchase Price.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(g)    Purchaser shall be permitted to perform an accounting of the Patriot Adjustment Amount and Patriot True-Up Amount for the Interim Period in order to confirm the Patriot Adjustment Amount and Patriot True-Up Amount. Seller shall be permitted to perform an accounting of the Patriot Adjustment Amount and Patriot True-Up Amount for the period from the Closing Date until the closing of the Patriot Sale Transaction in order to confirm the Patriot Adjustment Amount and Patriot True-Up Amount. In conjunction with such accounting (but no later than sixty (60) days after the Closing Date), Purchaser or Seller may deliver a notice to the other Party of any differences in such Party’s determination of the Patriot Adjustment Amount or Patriot True-Up Amount as a result of such accounting (together with supporting documentation), and, if the other Party does not object to such notice within twenty (20) Business Days of receipt, such other Party shall pay the amount of such differences to the notifying Party within such twenty (20) Business Day period. If such other Party objects to the notifying Party’s notice of differences within such twenty (20) Business Day period, then the Parties shall resolve such dispute utilizing the procedures (including the use of a Neutral Auditor) and time periods specified in Section 2.04. Any payment by a Party pursuant to this section shall constitute a reduction in the Final Purchase Price.
Section 2.07    Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. To the extent that such amounts are withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as otherwise disclosed to Purchaser in the Seller Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date as follows:
Section 3.01    Existence. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has full power and authority to execute and deliver this Agreement and any other agreements to be executed and delivered by Seller hereunder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including to own, hold, sell and transfer the Acquired Interests. Seller is duly qualified, licensed or admitted to do business and in good standing in each other jurisdiction in which the assets owned, used or leased by it, or the nature of the business conducted by it, and in which the actions required to be performed by it hereunder make such qualification, licensing or admission necessary, except for those jurisdictions where the failure to be so qualified, licensed or admitted would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.02    Authority. All actions or proceedings necessary to authorize the execution and delivery by Seller of this Agreement and the performance by Seller, the Company Entities or the NYLD Entities of their obligations hereunder have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligations of Seller enforceable against Seller in accordance with its terms.
Section 3.03    No Consent. Except as set forth on Schedule 3.03 (the “Seller Consents”), the execution, delivery and performance by Seller of this Agreement does not require, and the completion of the Pre-Effective Date Reorganization did not require, Seller, any Company Entity, or any NYLD Entity to make or obtain any Consent to or from any Person as a result of or under any terms, conditions or provisions of any Contract or Permit by which it or its assets are bound, that, individually or in the aggregate, would reasonably be expected to (a) materially adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or (b) result in material Losses to

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Purchaser, the Company Entities or the NYLD Entities, or otherwise materially impair the conduct of the Business of the Company or the Business of NYLD.
Section 3.04    No Conflicts. Except as set forth on Schedule 3.04, the execution and delivery by Seller of this Agreement does not, the performance of Seller’s, the Company Entities’ and the NYLD Entities’ obligations hereunder will not, and the completion of the Pre-Effective Date Reorganization did not, (a) violate any provision of the organizational documents of Seller, the Company Entities or the NYLD Entities, (b) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any benefit or right of termination, cancellation, payment, acceleration, modification, or revocation under, any Contract, or any other undertaking, commitment or obligation to which any of Seller, the Company Entities or the NYLD Entities is a party or by which it or any of its assets may be bound, (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon any asset of any of Seller, the Company Entities or the NYLD Entities or (d) assuming all Consents contemplated in Section 3.05 have been made or obtained, violate or conflict with any applicable Law, except, in the case of clauses (b), (c) and (d), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not result in material Losses to Purchaser, the Company Entities or the NYLD Entities, or otherwise materially impair the conduct of the Business of the Company or the Business of NYLD.
Section 3.05    Governmental Approval. No Governmental Approval by or on behalf of Seller, the Company Entities or the NYLD Entities is required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, and no such Governmental Approval was required in connection with the Pre-Effective Date Reorganization, other than (a) clearance or earlier termination of the waiting period under the HSR Act, (b) requirements of any applicable provisions of the Securities Act or any other applicable securities Laws, (c) Consents required pursuant to the FPA as described in Section 9.09, (d) Consents set forth on Schedule 3.05 (“Seller Approvals”), (e) Consents that, if not obtained or made, would not be material to the Business of the Company or the Business of NYLD, taken as a whole, (f) Consents not required to be made or given until after the Closing, (g) Consents that have already been obtained or (h) requirements applicable solely as a result of the specific legal or regulatory status of Purchaser or any of its Affiliates or solely as a result of any other facts that specifically relate to the business or activities in which Purchaser or any of its Affiliates are or propose to be engaged, other than the Business of the Company or the Business of NYLD.
Section 3.06    Legal Proceedings. Except as set forth in Schedule 3.06, there is no (a) Action pending or, to the Knowledge of Seller, threatened against any of Seller, the Company Entities or the NYLD Entities or that affects any of Seller, the Company Entities or the NYLD Entities or any of their assets, the outcome of which would, individually or in the aggregate, be reasonably likely to result in any Liability for any Company Entity or NYLD Entity that would, individually or in the aggregate, reasonably be expected to result in material Losses to Purchaser or the Company Entities or NYLD Entities, or otherwise materially impair the conduct of the Business of the Company or the Business of NYLD or (b) Order (other than any Order of general applicability) outstanding against any of Seller, the Company Entities or the NYLD Entities, which would, individually or in the aggregate, be material to the Business of the Company or the Business of NYLD.
Section 3.07    Brokers. Except as set forth on Schedule 3.07, no investment banker, broker, finder or agent is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Purchaser or the Company Entities or NYLD Entities could have any Liability.
Section 3.08    Compliance with Laws. None of the Company Entities or NYLD Entities is, or within the last three (3) years has been, in violation of any Law or Order (excluding Environmental Laws and related

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Orders) applicable to its business or operations or the Business of the Company or the Business of NYLD, except for violations as would not, individually or in the aggregate, reasonably be expected to result in material Losses to Purchaser or the Company Entities or NYLD Entities, or otherwise materially impair the conduct of the Business of the Company or the Business of NYLD.
Section 3.09    Lock Box Deposit. As of the Effective Date, Seller has deposited the Lock Box Deposit Amount into the Lock Box Account.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY ENTITIES
Except as otherwise disclosed to Purchaser in the Seller Disclosure Schedules, Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date as follows:
Section 4.01    The Company Entities.
(a)    Each of the Company Entities is either a limited liability company, limited partnership or corporation validly existing and in good standing under the Laws of the state of its formation or incorporation and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. Each Company Entity is duly qualified, licensed or admitted to do business and in good standing in each other jurisdiction in which the assets owned, used or leased by it, or the nature of the business conducted by it, and in which the actions required to be performed by it hereunder make such qualification, licensing or admission necessary, except in those jurisdictions where the failure to be so qualified, licensed or admitted would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    All of the issued and outstanding Acquired Interests of the Company are owned directly, beneficially and of record by Repowering free and clear of all Liens, except for those arising under securities Laws. All of the issued and outstanding Equity Interests of the Subsidiaries are owned, directly or indirectly, by the Company as more fully set forth on Schedule 4.01(b). All of the Acquired Interests and the issued and outstanding Equity Interests of the Subsidiaries have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with applicable Law. Seller has the requisite right, title, power and authority to sell, assign, convey and transfer the Acquired Interests as provided in this Agreement and, at the Closing, will convey to Purchaser good and marketable title to the Acquired Interests free and clear of all Liens, except for those arising under securities Laws.
(c)    There are no and have not been any violations, breaches or defaults by any Company Entity or, to the Knowledge of Seller, any other party, to the Constitutive Documents. No Company Entity nor, to the Knowledge of Seller, any other party, has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach of any Constitutive Document since the date of formation with respect to the Company or any of the Subsidiaries.
(d)    Except as set forth on Schedule 4.01(d), there are no outstanding Options issued or granted by, or binding upon any Company Entity for any Person to purchase or sell or otherwise acquire or dispose of any equity interest or other security or interest in such Company Entity, other than Purchaser’s rights under this Agreement. Except as set forth on Schedule 4.01(d), none of the Acquired Interests or the Equity Interests of the Subsidiaries are subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.
(e)    Except as set forth on Schedule 4.01(b), none of the Company Entities has any other subsidiaries, equity interests, interests in joint ventures or general or limited partnerships or other investment or portfolio assets of a similar nature.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(f)    None of the Company Entities conducts (i) any business other than the development, ownership, operation and management of the Projects or (ii) any operations other than those incidental to the ownership, operation, and management of the Projects.
Section 4.02    No Undisclosed Liabilities. The Company Entities have no material Liabilities that would be required to be reflected or reserved against in a balance sheet of the Company prepared in accordance with GAAP, consistently applied, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the Financial Statements, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) Liabilities under any Contract (other than as a result of a breach thereof by such Company Entity), and (d) Liabilities incurred in connection with the transactions contemplated hereby.
Section 4.03    Taxes.
(a)    Except as set forth on Schedule 4.03:
(i)    Each Company Entity has (A) duly and timely filed, or caused to be filed, all Tax Returns that it is required to file and (B) duly and timely paid or caused to be paid all Taxes that are required to be paid by it (whether or not shown to be due and payable on such Tax Returns). All such Tax Returns are correct and complete in all material respects. Each Company Entity is properly entitled to any Tax credit or depreciation allowance reflected on a Tax Return of such Company Entity. There are no Liens for Taxes on any of the assets of any Company Entity other than Permitted Liens. Each Company Entity has duly and timely withheld all Taxes that it is obligated to withhold from amounts paying to any employee, independent contractor, shareholder, creditor, or other third party.
(ii)    There are no outstanding agreements or waivers extending the statutory period of limitations applicable to the assessment of any Tax against the Company Entities (other than automatic extensions arising from an extension of the due date for filing an income Tax Return).
(iii)    There are no pending (or, the Knowledge of Seller, threatened in writing) audits, investigations, examinations or other proceedings in respect of any Tax imposed on any Company Entity. No deficiency with respect to any Tax has been proposed, asserted or assessed against any Company Entity.
(iv)    No Company Entity has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4
(v)    No Company Entity (A) is party to, is bound by or has any obligation under any Tax sharing, indemnification or similar agreement (except for any Project Company (as defined in the Consent and Indemnity Agreement) that has agreed to provide a tax indemnity to an investor in such Project Company where such indemnity is based on solar investment tax credits, production tax credits, or other tax credits or tax benefits of the Project Company (a “Tax Equity Investor Indemnity”)), (B) has any liability pursuant to any Tax Equity Investor Indemnity, (C) has ever been a member of an affiliated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than the group of which NRG is the common parent), or (D) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of state, local or non-U.S. law), as a transferee or successor or otherwise.
(vi)    No written claim has been made by a Governmental Authority in a jurisdiction in which a Company Entity does not file Tax Returns that such Company Entity is or may be required to file Tax Returns in, or subject to taxation by, that jurisdiction, which claim has not been resolved.
(vii)    Each Company Entity has been treated as a disregarded entity or partnership for U.S. federal income tax purposes at all times since its formation, and no election has ever been filed to treat any Company Entity as an association taxable as a corporation for U.S. federal income Tax purposes.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(viii)    Each Company Entity that is a partnership for U.S. federal income tax purposes has in effect, or will have in effect, an election under Section 754 of the Code (and any equivalent election for applicable state and local income Tax purposes) for the taxable year that includes the Closing Date. There have been no technical terminations under Section 708 of the Code of any Company Entity that is treated as a partnership for Tax purposes.
(ix)    The Company Entities have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, or have been furnished properly completed exemption certificates, and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.
(x)    No Company Entity will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any (A) written agreement with a Governmental Authority with regard to any Tax liability of the Company Entities, (B) change in or incorrect method of accounting, (C) installment sale or open transaction disposition made prior to the Closing, (D) intercompany transaction or excess loss account under Section 1502 of the Code (or similar provision of state, local or non-U.S. law), (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (F) any election under Section 108(i) of the Code.
(xi)    NYLD has not experienced an “ownership change” within the meaning of Section 382 of the Code and does not have a net operating loss or other Tax attribute that is presently, or that will as a result of the transactions contemplated by this Agreement, subject to limitation under Section 382, 383 or 384 of the Code.
(b)    For purposes of this Section 4.03, the Company Entities shall include the NYLD Entities.
Section 4.04    The Material Company Contracts.
(a)    Schedule 4.04(a) contains a true and complete list of all the Material Company Contracts and all amendments, modifications and supplements thereto (other than those Material Company Contracts that Seller is permitted to exclude from Schedule 4.04(a) under the definition of Material Company Contracts). Each Material Company Contract constitutes the legal, valid, binding and enforceable obligation of the Company Entity party thereto and, to the Knowledge of Seller, the other parties thereto, and is enforceable in accordance with its terms. Each Material Company Contract is in full force and effect in all material respects.
(b)    No Company Entity, nor to the Knowledge of Seller, any of the other parties thereto is in material breach, violation or default, and no event, condition or omission exists or has occurred which with notice or lapse of time or both would constitute any such material breach, violation or default, or permit termination, modification, or acceleration by such other parties, under such Material Company Contracts, except (i) that, with respect to the Material Company Contracts for which Consents are set forth in Schedule 3.03, the applicable Consents set forth in Schedule 3.03 may be required in order to avoid a default, violation or breach thereof under any Material Company Contract, and (ii) as would not reasonably be expected to individually or in the aggregate, result in material Losses to Purchaser or the Company Entities, or otherwise materially impair the conduct of the Business of the Company.
(c)    Neither Seller nor the Company has received any notice that any Material Company Contract is not in full force or effect or that any party to any of the Material Company Contracts intends to terminate or fail to renew at the end of its term, materially increase or decrease any rates, costs or fees charged to or payable by or to the Company or materially reduce the goods and services provided to or by the Company

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

under any of the Material Company Contracts. Seller has made available to Purchaser true and complete copies of all Material Company Contracts.
(d)    As of December 31, 2017, the Total Contracted Capacity, the Weighted Average Contract Price and the Weighted Average Contract Tenor of the Contracts providing for the sale of electricity (and excluding, for the avoidance of doubt, the sale of solar renewable energy certificates) by DG Project Entities relating to each DG Tax Equity Fund are as of such date accurately specified on Schedule 4.04(d).
(e)    Other than as contemplated by Section 7.19, Seller has assigned or caused to be assigned to a Company Entity all Material Company Contracts directly or indirectly related to the Capistrano Subsidiaries to which Seller or any of its Affiliates (other than any of the Company Entities) are party.
Section 4.05    Real Property.
(a)    All material real property owned by each Company Entity (“Owned Real Property”) or leased by each Company Entity (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) or to which such Company Entity has rights under leases, easements, rights of way, licenses, common use agreements or similar agreements is described on Schedule 4.05(a); provided, that Seller shall be permitted to omit from Schedule 4.05(a) real property owned or leased solely by DG Project Entities. The agreements listed on Schedule 4.05(a) or otherwise omitted by Seller in accordance with the preceding proviso are all the material leases, easements, rights of way, licenses, common use agreements or similar agreements under which the Company Entities have rights to the Real Property (the “Project Site Agreements”). Each Project Site Agreement is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Project Site Agreement.
(b)    The rights-of-way, easements, licenses and similar non-possessory interests set forth on Schedule 4.05(b) (the “Easements”) of which the Company Entities own or have an interest in (collectively, the “Company Easements”) constitute all material easements required by the Company Entities; provided, that Seller shall be permitted to omit from Schedule 4.05(b) Company Easements owned solely by DG Project Entities. Except for the Company Easements, there are no other easements required to be held by any Company Entity which are (i) necessary to conduct the Business of the Company or (ii) used in or otherwise intended to be used in the Business of the Company. Each of the Company Easements is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Company Easements. Except as set forth on Schedule 4.05(b), there exists no default (and no event has occurred which, with notice or lapse of time or both, would constitute a default or, to the Knowledge of Seller, would otherwise permit the revocation, limitation, termination or adverse modification of, or acceleration of payments due under, the Company Easements) by a Company Entity or, to the Knowledge of Seller, any other party under any Company Easement. Seller has delivered or made available to Purchaser true and complete copies of the Company Easements other than those solely related to the DG Project Entities.
(c)    The assets of each Company Entity which constitute tangible property are situated entirely within the Real Property, with no material gaps or breaks in continuity.
(d)    Seller has provided Purchaser with copies of all Project Site Agreements other than those solely related to the DG Project Entities. The Real Property is sufficient to enable the Company Entities to conduct the Business of the Company.
(e)    There exists no material default by any Company Entity, or, to the Knowledge of Seller, any other party under any Real Property lease (and, to the Knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute such a default or permit the revocation, termination or material and adverse modification of, or acceleration of payments due under, any Real Property lease). Seller has delivered or made available to Purchaser true and complete copies of the Real Property leases other than

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

those solely related to the DG Project Entities. Neither Seller nor any Company Entity has been informed in writing by any other party to any Project Site Agreement that the respective Company Entity is in material breach of its obligations with respect to such Project Site Agreement.
(f)    The Company Entities have (i) good, valid and indefeasible title to all of the Owned Real Property which any applicable Company Entity owns in fee, (ii) good and valid title to all other, non-fee Owned Real Property, (iii) a good and valid leasehold interest to all Leased Real Property, and (iv) good and valid title to all assets of the Company Entities that are not Real Property, in each case, free and clear of all Liens (other than Permitted Liens). There are no outstanding agreements or options to sell or lease which grant to any Person, other than Purchaser, the right to purchase, lease or otherwise acquire any of the assets of the Company Entities.
Section 4.06    Sufficiency of Assets.
(a)    All of the tangible assets of the Company Entities (other than the Renew Development Projects) are in all material respects (i) in good operating condition and repair, subject to ordinary wear and tear, and (ii) are suitable and sufficient in all material respects for the conduct of the Business of the Company as it is currently being conducted and consistent with its past practices and as reflected in the Financial Statements.
(b)    The assets of the Company Entities (other than the Renew Development Projects) constitute all assets, properties, rights (including Contracts), privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary to (i) conduct the Business of the Company in the manner in which the business of the Company Entities is currently being conducted and consistent with its past practices and as reflected in the Financial Statements, and (ii) perform the obligations that are required to be performed under the Material Company Contracts on the date immediately following the Closing Date.
(c)    With respect to the Renew Development Projects, to the Knowledge of Seller, there does not exist any actual or threatened Action by any Governmental Authority or environmental, permitting, real estate, right of way, condemnation, soils condition, wetland, local opposition, transmission, interconnection or other circumstance, fact or matter that could reasonably be expected to prevent the receipt of, or compliance with, any material Governmental Approval or the achievement of commercial operations.
Section 4.07    Title Policy. Seller has provided Purchaser with, or access to, a true and complete copy of all title policies, title commitments and title reports covering the Real Property (the “Title Policies”), except in respect of the Real Property related to the Renew Development Projects that have not yet been financed for which there are no Title Policies. The Real Property described in the Title Policies is subject only to (a) Permitted Liens, (b) matters disclosed in the Title Policies and (c) matters consented to in writing by Purchaser.
Section 4.08    Environmental. This Section 4.08, and Section 4.02, Section 4.04, Section 4.09, Section 4.11 and Section 4.12 hereof, shall constitute the sole representations of Seller with respect to Environmental Laws.
(a)    Except as set forth on Schedule 4.08(a), or as would not, in the aggregate, reasonably be expected to materially and adversely affect the ability of the Company Entities to conduct the Business of the Company or result in material Losses relating to any Environmental Law:
(i)    within the last three (3) years, no Company Entity has either been in violation of any Environmental Law or received any written notice, which remains uncured or unresolved, from any Governmental Authority or any other Person alleging that any Company Entity or any Project is in violation

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

of any Environmental Law or subject to liability under any Environmental Law, and to the Knowledge of Seller, no such notice is threatened;
(ii)    the Company Entities possess all Permits presently required under applicable Environmental Laws to conduct the Business of the Company as currently conducted and operated and each such Permit is in full force and effect and the applicable Company Entity is in compliance in all material respects with all its obligations with respect thereto. There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the revocation or termination of any such Permit and no such Permit is reasonably expected to be terminated as a result of or in connection with the consummation of the transactions contemplated by this Agreement; and
(iii)    neither any Company Entity nor any Project is subject to any Action or outstanding Order pursuant to any Environmental Law, nor is in receipt of any written notice, pending complaint or claim seeking to impose an Environmental Liability against any Company Entity, including as arising from the operation of any Project, and to the Knowledge of Seller, none of the foregoing is threatened.
(b)    Except as would not, in the aggregate, reasonably be expected to materially and adversely affect the ability of the Company Entities to conduct the Business of the Company or result in material Losses relating to any Environmental Law, no Company Entity has arranged for, consented to the disposal of or released any Hazardous Substances, including as a result of the operation of any Project, and Hazardous Substances are not otherwise present at or about any property or facility currently, or to the Knowledge of Seller formerly, owned or operated by any Company Entities in each instance in a manner or condition that would reasonably be expected to give rise to Environmental Liability for any Company Entity.
(c)    Except as set forth on Schedule 4.08(a) and as would not, individually or in the aggregate reasonably be expected to materially and adversely affect the ability of the Company Entities to conduct the Business of the Company or result in material Losses relating to any Environmental Law, protected species of organism or cultural or anthropological artifacts are not present at or about any Project.

Section 4.09    Permits. The Company Entities have obtained and hold, and are not in violation of in any material respect, all material Permits required to conduct the Business of the Company. Each such Permit is in full force and effect and the applicable Company Entity is in compliance in all material respects with all its obligations with respect thereto. There are no proceedings pending or, to the Knowledge of Seller, threatened which would reasonably be expected to result in the revocation or termination of any material Permit of any Company Entity. None of the material Permits are reasonably expected to be terminated as a result of or in connection with the consummation of the transactions contemplated by this Agreement.
Section 4.10    Affiliate Transactions. Except as disclosed on Schedule 4.10 or under the Material Company Contracts, and except for this Agreement, there are no existing or pending transactions, Contracts or Liabilities between or among any Company Entity on the one hand, and Seller or any of Seller’s Affiliates (other than a Company Entity or NYLD Entity) on the other hand.
Section 4.11    Insurance
. Schedule 4.11 contains a summary description of all material insurance policies, all of which are in full force and effect, maintained as of the Effective Date that insure the assets related to the Business of the Company. Neither Seller nor any Company Entity has, with respect to the Business of the Company, received any notice from any insurer under any such insurance policy disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy. There is no claim, suit or other matter currently pending in respect

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

of which any Company Entity has received such a notice. All premiums due and payable for such insurance policies have been duly paid, and such policies or extensions, renewals or replacements thereof in the amounts described shall be outstanding and duly in full force without interruption until the Closing Date. The insurance maintained by or on behalf of the Company and the Subsidiaries is adequate to comply with all Laws and Material Company Contracts. All insurance policies maintained by or on behalf of the Company Entities are with reputable insurance carriers and provide coverage for all normal risks incident to the Business of the Company and their respective assets in such amounts and with such deductibles, as are commercially reasonable. Except as set forth on Schedule 4.11, there are no pending insurance claims in respect of the Company Entities.
Section 4.12    Financial Statements.
(a)    Schedule 4.12 sets forth true and complete copies of (i) the unaudited combined balance sheet for the Company Entities as of September 30, 2017 (the “Balance Sheet Date”), and (ii) the related combined statements of operations and cash flows for the nine (9)-month period then-ended (the “Financial Statements”). The Financial Statements (i) fairly present, in all material respects, the combined financial position and combined results of operations of the Company Entities, as of the respective dates set forth therein, (ii) have been prepared all in conformity with Seller’s GAAP consistently applied during the period(s) involved except as otherwise noted therein, subject to normal and recurring year-end adjustments that have not been and are not expected to be, individually or in the aggregate, material in amount or nature, and (iii) have been prepared in good faith from and accurately reflect the books and records of the Company Entities.
(b)    Seller has devised and maintains systems of internal accounting controls with respect to the Business of the Company sufficient to provide reasonable assurances that, in all material respects, (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with Seller’s GAAP, consistently applied, and to maintain proper accountability for items and (iii) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
(c)    Schedule 4.12(c) sets forth, as of the Lock Box Date, a schedule showing the principal amount of outstanding indebtedness for borrowed money of the Company Entities.
(d)    As of the Effective Date, the Lock Box Account contains at least ********

****** dollars ($*********) in cash or cash equivalents.
Section 4.13    Absence of Certain Changes
. Since December 31, 2017 through the Effective Date, each Company Entity has conducted its respective business in the ordinary course of business and in accordance with Good Industry Practice, and there has not been (a) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the Company Entities to conduct any material portion of the Business of the Company, (b) any declaration, setting aside or payment of any non-cash or in-kind dividend or other distribution of property other than cash or cash equivalents with respect to the Acquired Interests, (c) any change in accounting methods, principles or practices affecting the Company Entities, except as required or permitted by GAAP, (d) any change, occurrence, event or

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

development that would, individually or in the aggregate, have a Material Adverse Effect or (e) any action taken by such Company Entity or any failure to take any action that, if taken or not taken after the Effective Date, would have required the prior consent of Purchaser under Section 7.04.
Section 4.14    Regulatory Status.
(a)    Each ProjectCo is either an “exempt wholesale generator” as defined under PUHCA or owns only QFs. Each ProjectCo is either (i) authorized by FERC to make sales of energy, capacity, and ancillary services at market-based rates pursuant to Section 205 of the FPA, has blanket authorization from FERC under Section 204 of the FPA to issue securities and assume liabilities, and has all other blanket authorizations and waivers from FERC that are customarily granted by FERC to entities with market-based rate authorization; or (ii) owns only QFs exempt from the requirements of both Section 204 and Section 205 of the FPA. Except for its market-based rate tariff authorized by order of FERC, no ProjectCo has any other tariff or rate schedule on file with FERC and is not required to have any other tariffs or rate schedules on file with FERC. Each of the Company and the applicable Subsidiary is a “holding company” as defined in PUHCA solely because of its status as an “exempt wholesale generator” as defined under PUHCA or its ownership of QFs, and, as such, is exempt from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a). Neither Seller, nor any of its Subsidiaries, including any ProjectCo, is subject to regulation as a “public utility” or “public service company” (or similar designation) with respect to rates, securities issuances or capital structure by any state Governmental Authority.
(b)    Schedule 4.14(b) lists each ProjectCo that is registered with NERC as a Generator Owner or Generator Operator, and each such ProjectCo is with respect to the listed Project in compliance with all requirements applicable to such registrations. Other than those registrations listed on Schedule 4.14(b), no other ProjectCo is registered (or is required to be registered) with NERC with respect to any Project.
Section 4.15    Support Obligations.
(a)    Schedule 4.15(a) sets forth a true and complete list of all guaranties, letters of credit, bonds, collateral or other credit support provided by Seller and any of its Affiliates (other than a Company Entity or an NYLD Entity) to or on behalf of any Company Entity or any NYLD Entity in respect of the Business of the Company or the Business of NYLD; and
(b)    Schedule 4.15(b) sets forth a true and complete list of all guaranties, letters of credit, bonds, collateral or other credit support provided by a Company Entity on behalf of any NYLD Entity in respect of the Business of NYLD (collectively with the guaranties, letters of credit, bonds, collateral or other credit support set forth on Schedule 4.15(a), the “Support Obligations”), in each case of Schedule 4.15(a) and Schedule 4.15(b), indicating if the Support Obligation is a “Retained Support Obligation” or a “Transferred Support Obligation”. True and complete copies of all such Support Obligations as of the Effective Date have been made available to Purchaser. Any Support Obligation not listed on Schedule 4.15(a) or Schedule 4.15(b) shall be considered a Retained Support Obligation.
Section 4.16    Employee and Benefit Matters.
(a)    A list of each individual who, as of the Effective Date, is a Business Employee is set forth on Schedule 4.16(a), along with (i) such individual’s status as active or inactive, (ii) if such individual has an inactive status, the reason for such status and such individual’s expected return date (if any) and (iii) if such individual has announced an intended retirement date, such date. Schedule 4.16(a) shall be updated as of five (5) Business Days prior to the Closing.
(b)    No Business Employee is represented by a labor union or other labor organization and there is no Collective Bargaining Agreement to which any Company Entity is a party with respect to the

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Business of the Company or otherwise applicable to any Business Employees, and no such Collective Bargaining Agreement is being negotiated. In addition, except as disclosed on Schedule 4.16(b), during the past three (3) years, (i) no petition has been filed or proceedings instituted by any labor union or other labor organization with any Governmental Authority seeking recognition as the bargaining representative of any Business Employee or group of Business Employees and (ii) no demand for recognition of Business Employees has been made by, or on behalf of, any labor union or other labor organization. To the Knowledge of Seller, there is no effort currently being made or threatened by, or on behalf of, any labor union or other labor organization to organize any Business Employees, and, to the Knowledge of Seller, no such activity has been conducted within the past three (3) years. No labor strike, slowdown, work stoppage, dispute, lockout or other material labor controversy involving Business Employees is in effect or, to the Knowledge of Seller, threatened, and none of the Company Entities has experienced any such labor controversy within the past three (3) years. No unfair labor practice charge or complaint involving Business Employees is pending or, to the Knowledge of Seller, threatened.
(c)    None of the Company Entities has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three (3) years, nor have any of the Company Entities planned or announced any such action or program for the future. There has been no action, during the ninety (90) day period prior to the Effective Date, that would trigger notice or other obligations to any Business Employees under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder or similar Law.
(d)    Schedule 4.16(d) contains a true and complete list of each Company Employee Plan, identifying thereon each such Company Employee Plan that is sponsored by any of the Company Entities, or to which any of them is, a party (each, a “Zephyr Employee Plan”). No Company Entity has ever sponsored an Employee Plan other than the Zephyr Employee Plans. There does not exist, nor do any circumstances exist, that could result in any Liability to Purchaser, or any entity that is an Affiliate of Purchaser after the Closing, due to the fact that any of the Company Entities were ERISA Affiliates of Seller or any of its subsidiaries (other than the Company Entities) prior to the Closing (“Controlled Group Liability”). No Company Entity participates in or contributes to, or has participated in or contributed to, any multiemployer plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other plan subject to Title IV of ERISA, and no Company Entity has or could reasonably be expected to have any other Liabilities (contingent or otherwise), including any potential withdrawal liability, with respect to any Multiemployer Plan or other plan subject to Title IV of ERISA by association with any ERISA Affiliate. No Company Entity maintains or has any obligation to contribute to (or has any other liability with respect to) any funded or unfunded Company Employee Plans or other agreement or arrangement, in each case which provides or promises to provide post-retirement health or welfare benefits, other than as required under applicable Law. Except as expressly provided in this Agreement, no employment or benefits-related Liabilities arising out of or relating to any period before the Closing Date have been transferred to any of the Company Entities. All Zephyr Employee Plans have been established, maintained and administered in all material respects with their terms and applicable Law (including the applicable provisions of the Code and ERISA). There are no proceedings or audits pending, or to the Knowledge of Seller, threatened with respect to any Zephyr Employee Plan or the assets of any Zephyr Employee Plan or any related trust (other than routine claims for benefits).
(e)    Except as set forth in Schedule 4.16(e), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (whether alone or in connection with any other event) will (or could reasonably be expected to) (i) entitle any Business Employee to severance, retention, change in control or other similar payment or benefit, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any Business Employee, or (iii) require any contributions or payments to fund any obligations under any Zephyr Employee Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (whether alone or in connection with any other event) will (or could reasonably be expected to) result, separately or in the aggregate, in the

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). No plan provides for any gross-up payment with respect to Section 280G or Section 409A of the Code.
Section 4.17    Intellectual Property. None of the Company Entities own any material Intellectual Property, and the conduct of the Business of the Company does not infringe, violate or misappropriate in any material respect any Intellectual Property of any third Person. The Company Entities have taken reasonable actions to maintain (a) the confidentiality of their material confidential information and (b) the integrity, continuous operation and security of the material software and systems (and the data therein) used in the Business of the Company, and there have been no material breaches, violations or unauthorized uses of same.
Section 4.18    Anti-Corruption and Economic Sanctions.
(a)    The Company Entities have been for the past five (5) years and are in material compliance with, in each case to the extent applicable, the United States Foreign Corrupt Practices Act of 1977, as amended, and any other anti-corruption or anti-bribery Law of any jurisdiction where the Company Entities do business (together, “Anti-Corruption Laws”). The Company Entities have at all times for the past five (5) years complied with all Laws relating to export control and trade sanctions or embargoes. The Company Entities have implemented and maintained in effect policies and procedures for compliance with Anti-Corruption Laws. No utilization, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable sanctions.
(b)    Neither the Company Entities, nor, to the Knowledge of Seller, any other Person acting on their behalf has, directly or indirectly, unlawfully used corporate funds or otherwise acted unlawfully to: (i) make or provide any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) make or offer any payment or transfer of anything of value to any government official or employee, political party or campaign, or official or employee of any public international organized or government-owned enterprise or institution to obtain or retain business or to secure an improper advantage or (iii) make or propose to make any bribe, payoff, influence, payment, kickback, unlawful rebate, or other similar unlawful payment of any nature.
(c)    The Company Entities and, to the Knowledge of Seller, any Person acting on their behalf: (i) are, and have at all times in the past five (5) years been, in material compliance with all statutory and regulatory requirements of the Laws implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), in each case to the extent OFAC applies to such person or entity, (ii) have not engaged in the past five (5) years in any transaction or other business in or with (A) Cuba, Iran, Myanmar, North Korea, Sudan, or Syria or the Crimea region of the Ukraine or (B) any person or entity that is included, at the time of the relevant transaction, in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted person or entity, as may be promulgated by the United States government from time to time, and (iii) are not, and at all times during the past five (5) years have not been, any person or entity that is included in the list of “Specifically Designated Nationals” and “Blocked Persons” published by the United States Department of Treasury or any other restricted person or entity. Seller has implemented and maintained in effect policies and procedures designed to ensure compliance by the Company Entities and their agents with all statutory and regulatory requirements of the Laws implemented by OFAC.
Section 4.19    Pre-Effective Date Reorganization.
(a)    Prior to the Effective Date, Seller and its Affiliates undertook the following actions or caused such actions to occur:

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(i)    Renew and its Affiliates distributed up, ultimately to Repowering, the following entities: (A) NRG Energy Center Eagles LLC, (B) NRG Independence Solar LLC, (C) NRG Solar Arrowhead, LLC, (D) NRG Solar Ring LLC, (E) NRG Solar SC Stadium LLC, (F) NRG Solar Guam LLC, (G) NRG Solar Dandan LLC, (H) Spanish Town Estate Solar 1 LLC, and (I) NRG Solar Sunrise LLC (including its interests in (x) Agua Caliente Borrower I LLC and (y) NRG Solar Ivanpah LLC);
(ii)    NRG Wind LLC and its Affiliates contributed Capistrano, ultimately, to the Renew;
(iii)    NRG Residential Solar Solutions LLC and its Affiliates contributed the Class B Membership Interests in RPV 1, ultimately, to the Company;
(iv)    NRG Gas & Wind Holdings, Inc. and its Affiliates contributed RENOM and Asset Services, ultimately, to the Company; and
(v)    NRG Wind Development Company, LLC and its Affiliates contributed Langford, ultimately, to Renew.
(b)    Schedule 4.19(b) contains a true and complete structure chart of the Company immediately prior to and immediately following the completion of the Pre-Effective Date Reorganization.
The foregoing steps are referred to herein as the “Pre-Effective Date Reorganization”.
Section 4.20    Safe Harbor Equipment. The equipment set forth on Schedule 4.20 (the “Safe Harbor Equipment”) was purchased and paid in full by Renew in the amount of $17,156,602 on or prior to December 29, 2017.
Section 4.21    No Other Warranties. The warranties set forth in Article 3, Article 4 and Article 5 are exclusive and are in lieu of all other warranties, whether statutory, written or oral, express or implied; Seller provides no other warranties with respect to the Acquired Interests, the Company, the Subsidiaries, the assets of the Company, the assets of the Subsidiaries, the NYLD securities or the NYLD entities, all of which are expressly disclaimed. Seller makes no representation or warranty to Purchaser with respect to any financial projections, forecasts or forward looking statements of any kind or nature whatsoever relating to the Company, the Subsidiaries, the assets of the Company, the assets of the Subsidiaries, the NYLD securities or the NYLD entities or the Acquired Interests.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE NYLD ENTITIES
Except as otherwise disclosed to Purchaser in the Seller Disclosure Schedules or as set forth in the NYLD SEC Documents filed prior to the Effective Date (but excluding any forward looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Seller hereby represents and warrants to Purchaser as of the Effective Date and as of the Closing Date as follows:
Section 5.01    NYLD and NYLD LLC.
(a)    Each of NYLD and NYLD LLC is a corporation or limited liability company, as applicable, validly existing and in good standing under the Laws of the State of Delaware and each has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets. Each of NYLD and NYLD LLC is duly qualified, licensed or admitted to do business and in good standing in each other jurisdiction in which the assets owned, used or leased by it, or the nature of the business

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

conducted by it, and in which the actions required to be performed by it hereunder make such qualification, licensing or admission necessary, except for those jurisdictions where the failure to be so qualified, licensed or admitted would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    Seller is the record and beneficial owner, free and clear of any Liens (other than any restrictions under the Securities Act, state securities Laws, or the NYLD Constitutive Documents) of the NYLD Securities. All of the NYLD Securities have been duly authorized, validly issued and are fully paid and non-assessable and have been issued in compliance with applicable Law. Seller has the requisite right, title, power and authority to sell, assign, convey and transfer the NYLD Securities as provided in this Agreement and, at the Closing, will convey to Purchaser good and marketable title to the NYLD Securities free and clear of all Liens, except for those arising under securities Laws.
(c)    There are no and have not been any violations, breaches or defaults by NYLD, NYLD LLC or, to the Knowledge of Seller, any other party, to the NYLD Constitutive Documents. None of NYLD, NYLD LLC or, to the Knowledge of Seller, any other party, has given or received notice or other communication regarding any actual, alleged, possible or potential material violation or material breach of any NYLD Constitutive Document since the date of formation with respect NYLD or NYLD LLC.
(d)    Except as set forth on Schedule 5.01(d) or in the NYLD Constitutive Documents, none of the NYLD Securities is subject to any voting trust or voting trust agreement, voting agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy.
Section 5.02    NYLD Subsidiaries.
(a)    Schedule 5.02(a) sets forth the name of each NYLD Subsidiary and the state or jurisdiction of its organization. Each NYLD Subsidiary (i) is a corporation, limited liability company, partnership or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (ii) has all requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company, partnership or other organization and is, to the extent applicable, in good standing under the laws of any other jurisdiction in which the character of the assets owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b)    Except as set forth in Schedule 5.02(b), NYLD LLC is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the NYLD Subsidiaries. All of such shares and other equity interests so owned by NYLD LLC are validly issued, fully paid and nonassessable and free and clear of preemptive rights and are owned by it free and clear of any Liens, other than (i) Liens securing indebtedness for borrowed money of any NYLD Entity that are reflected in the NYLD SEC Documents or incurred in the ordinary course of business since the date of the most recent Annual Report on Form 10-K filed with the SEC by NYLD and (ii) transfer restrictions of general applicability on such shares and other equity interests imposed by applicable Law.
(c)    None of the NYLD Entities owns, directly or indirectly, any capital stock or other equity or voting securities or equity or voting interests, or has any interest convertible into or exercisable or exchangeable therefor, in any Person other than the NYLD Entities.
Section 5.03    Capitalization.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(a)    As of the Effective Date, the authorized capital stock of NYLD consists of 3,010,000,000 shares of capital stock, consisting of (i) 10,000,000 shares of Preferred Stock, par value $0.01 per share, (ii) 500,000,000 shares of Class A Common Stock, par value $0.01 per share, (iii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share, (iv) 1,000,000,000 shares of Class C Common Stock, par value $0.01 per share, and (v) 1,000,000,000 shares of Class D Common Stock, par value $0.01 per share.
(b)    As of the Effective Date, (i) zero (0) shares of Preferred Stock were issued and outstanding, (ii) 34,586,250 shares of Class A Common Stock were issued and outstanding and zero shares of Class A Common Stock were held in treasury by NYLD, (iii) 42,738,750 shares of Class B Common Stock (all of which are owned by NRG) were issued and outstanding and zero shares of Class B Common Stock were held in treasury by NYLD, (iv) 64,730,519 shares of Class C Common Stock were issued and outstanding and zero shares of Class C Common Stock were held in treasury by NYLD, (v) 42,738,750 shares of Class D Common Stock (all of which are owned by NRG) were issued and outstanding and zero shares of Class D Common Stock were held in treasury by NYLD, (vi) 18,898,893 shares of Class A Common Stock were reserved for issuance pursuant to NYLD’s outstanding three and one-half percent (3.50%) convertible notes due 2019 (the “2019 Convertible Notes”) and 13,068,169 shares of Class C Common Stock were reserved for issuance pursuant to NYLD’s outstanding three and one-quarter percent (3.25%) convertible notes due 2020 (the “2020 Convertible Notes”) and (vii) 29,183 shares of Class A Common Stock and 413,581 shares of Class C Common Stock were reserved for issuance pursuant to outstanding restricted stock units and dividend equivalent rights. Except as set forth above, as of the Effective Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of NYLD issued, reserved for issuance or outstanding. All issued and outstanding shares of common stock have been, and all shares of common stock reserved for issuance as set forth above will be when issued, duly authorized and validly issued and are or will be fully paid, free of preemptive rights and nonassessable.
(c)    As of the Effective Date, (i) 34,586,250 Class A Units of NYLD LLC (all of which are owned by NYLD) were issued and outstanding, (ii) 42,738,750 Class B Units of NYLD LLC (all of which are owned by NRG) were issued and outstanding, (iii) 64,730,519 Class C Units of NYLD LLC (all of which are owned by NYLD) were issued and outstanding, (iv) 42,738,750 Class D Units of NYLD LLC (all of which are owned by NRG) were issued and outstanding, (v) 18,898,893 Class A Units were reserved for issuance in order to effectuate the corresponding conversion of NYLD’s outstanding 2019 Convertible Notes set forth above and 13,068,169 Class C Units were reserved for issuance in order to effectuate the corresponding conversion of NYLD’s 2020 Convertible Notes set forth above and (vi) 29,183 Class A Units and 413,581 Class C Units were reserved for issuance in order to effectuate the corresponding vesting of the restricted stock units and dividend equivalent rights issued by NYLD set forth above. Except as set forth above, as of the Effective Date, there are no shares of capital stock, or other equity or voting securities or equity or voting interests of NYLD LLC issued, reserved for issuance or outstanding. All issued and outstanding equity interests of NYLD LLC have been will be when issued, duly authorized and validly issued and are or will be fully paid, free of preemptive rights and nonassessable.
(d)    Except as set forth on Schedule 5.03(d), there are no preemptive or similar rights granted by any NYLD Entity on the part of any holders of any class of securities of the NYLD Entities. Except for the 2019 Convertible Notes and 2020 Convertible Notes, no NYLD Entity has outstanding any bonds, debentures, notes or other indebtedness, securities or obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the equityholders of any NYLD Entity on any matter (“Voting Company Debt”). As of the Effective Date, there are no (i) options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” equity rights, equity appreciation rights, profit participation rights, equity-based performance units, or (ii) commitments, Contracts, arrangements or undertakings of any kind to which any of the NYLD Entities is a party or by which any of them is bound (A) obligating any of the NYLD Entities to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

exercisable for or exchangeable into any capital stock of, or other equity interest in, NYLD or any Voting Company Debt, or any interests based on the value of equity interests in NYLD or (B) obligating any of the NYLD Entity to issue, grant, extend or enter into any such option, warrant, right, security, unit, commitment, Contract, arrangement or undertaking.
(e)    Except as set forth on Schedule 5.03(e), there are not any outstanding contractual obligations of any of the NYLD Entities to repurchase, redeem or otherwise acquire any equity interests of any of the NYLD Entities. There are no proxies, voting trusts or other agreements or understandings to which any of the NYLD Entities is a party or is bound with respect to the voting or registration of the capital stock of, or other equity interests in, any of the NYLD Entities.
Section 5.04    SEC Reports and Financial Statements.
(a)    Since July 16, 2013 and June 19, 2015, respectively, each of NYLD and NYLD LLC has timely filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it (collectively, the “NYLD SEC Documents”) under the Exchange Act or the Securities Act. As of its respective date or, if amended, as of the date of the last such amendment, each such NYLD SEC Document (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such NYLD SEC Document or omit to state a material fact required to be stated in such NYLD SEC Document or necessary in order to make the statements in such NYLD SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects, in accordance with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be. As of the Effective Date, none of the NYLD Entities or NYLD SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. Since January 1, 2017, each of NYLD and NYLD LLC has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.
(b)    Each of the consolidated financial statements (including the related notes) included in the NYLD SEC Documents (the “NYLD Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of NYLD or NYLD LLC, as applicable, (ii) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the NYLD Financial Statements or in the notes to the NYLD Financial Statements and subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnote disclosure), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of NYLD and NYLD LLC and their respective consolidated NYLD Subsidiaries as of the dates and for the periods referred to in the NYLD Financial Statements.
(c)    Since July 16, 2013 and June 19, 2015, respectively, each of the principal executive officer and the principal financial officer of NYLD and NYLD LLC have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the NYLD SEC Documents.
(d)    NYLD and NYLD LLC are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. NYLD and NYLD LLC have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. NYLD’s and NYLD LLC’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NYLD and NYLD LLC in the reports that they file or furnish under the Exchange Act is recorded, processed, summarized and reported

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to NYLD’s and NYLD LLC’s management, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. NYLD and NYLD LLC maintain, and at all times have maintained since July 16, 2013 and June 19, 2015, respectively, a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Except as specially otherwise stated in the NYLD SEC Documents, from July 16, 2013 and June 19, 2015, respectively, to the Effective Date, none of NYLD or NYLD LLC nor, to the Knowledge of Seller, NYLD’s or NYLD LLC’s auditors and the NYLD Board have been advised of, and NYLD’s and NYLD LLC’s principal executive officer and its principal financial officer have not disclosed, based on their most recent evaluation prior to the Effective Date, to NYLD’s or NYLD LLC’s auditors and the NYLD Board (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect NYLD’s or NYLD LLC’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NYLD’s or NYLD LLC’s internal control over financial reporting. Since July 16, 2013, there have been no material written complaints (and, to the Knowledge of Seller, no other material complaints) from a Governmental Authority regarding accounting, internal accounting controls or auditing matters of the NYLD Entities.
(e)    Since January 1, 2017 through the Effective Date, none of NYLD or NYLD LLC has received any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods or its internal accounting controls.
(f)    Schedule 5.04(f) sets forth, as of the Lock Box Date, a schedule showing the principal amount of outstanding indebtedness for borrowed money of the NYLD Entities.
Section 5.05    No Undisclosed Liabilities. None of the NYLD Entities has any Liabilities that would be required to be reflected or reserved against in a consolidated balance sheet of NYLD or NYLD LLC, as applicable, prepared in accordance with GAAP, consistently applied, except for (a) Liabilities set forth, reflected in, reserved against or disclosed in the NYLD Financial Statements (or the notes thereto) filed and publicly available prior to the Effective Date, (b) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, and (c) Liabilities incurred in connection with the transactions contemplated hereby. None of the NYLD Entities is a party to, or has any commitment to become a party to, (a) any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any NYLD Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, any NYLD Entity in the NYLD Financial Statements or NYLD SEC Documents or (ii) any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC).
Section 5.06    Absence of Certain Changes. Since January 1, 2017 through the Effective Date, each of the NYLD Entities has conducted its respective business in the ordinary course and in accordance with Good Industry Practice there has not been (a) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of the NYLD Entities to conduct any material portion of the Business of NYLD, (b) any change, occurrence, event or development that would, individually or in the aggregate, have a Material Adverse Effect, or (c) any change in accounting methods, principles or practices affecting the NYLD Entities, except as required or permitted by GAAP.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 5.07    Brokers. Except as set forth on Schedule 5.07, no investment banker, broker, finder or agent is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the NYLD Entities for which Purchaser or the Company could have any liability.
Section 5.08    Sufficiency of Assets. Except as set forth on Schedule 5.08, the assets of the NYLD Entities constitute all assets, properties, rights (including Contracts), privileges and interests of whatever kind or nature, real or personal or mixed, tangible or intangible, used or necessary to (a) conduct the Business of NYLD in the manner in which the business is currently being conducted and consistent with its past practices and as reflected in the NYLD Financial Statements, and (b) perform the obligations that are required to be performed under the Material Company Contracts to which any NYLD Entity is a party.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows:
Section 6.01    Existence. Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has the full power and authority to execute and deliver this Agreement and each other agreement required to be executed by it pursuant to the terms hereof, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to own or lease its assets and to carry on its business as currently conducted.
Section 6.02    Authority. All actions or proceedings necessary to authorize the execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly taken. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.
Section 6.03    No Consent. Except for the Seller Consents contemplated to be obtained by Seller pursuant to Section 3.03, and except as would not, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect, the execution, delivery and performance by Purchaser of this Agreement does not require Purchaser to make or obtain any Consent as a result or under any terms, conditions or provisions of any Contract or Permit by which it or its assets are bound.
Section 6.04    No Conflicts. The execution and delivery by Purchaser of this Agreement does not, and the performance of its obligations hereunder will not, (a) violate any provision of the organizational documents of Purchaser, (b) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any Contract, undertaking, commitment or obligation to which Purchaser is a party or by which it or any of its assets may be bound, (c) result in the creation or imposition of any Lien (other than Permitted Liens) upon any asset of Purchaser or (d) assuming all Consents contemplated in Section 6.08 have been made or obtained, violate or conflict with any applicable Law, except, in the case of clauses (b), (c) and (d), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.
Section 6.05    Legal Proceedings. There is no (a) Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or that affects Purchaser or any of its assets, the outcome of which would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect or

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(b) Order (other than any Order of general applicability) outstanding against Purchaser, which would, individually or in the aggregate, reasonably be expected to result in a Purchaser Material Adverse Effect.
Section 6.06    Purchase for Investment. Purchaser (a) is acquiring the Acquired Interests for its own account and not with a view to distribution in violation of any securities law, (b) is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act, (c) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Interests and is able financially to bear the risks thereof, and (d) understands that the Acquired Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities laws and that under such laws and applicable regulations the Acquired Interests may be resold without registration under such laws only in certain limited circumstances. Purchaser acknowledges that the future sale, conveyance, transfer or disposal of the Acquired Interests may be restricted under applicable federal and state securities laws, unless such transaction is made pursuant to an effective registration statement under such securities laws or an exemption from the registration requirements of such securities laws is available.
Section 6.07    Brokers. Except for Bank of America and Credit Suisse, no investment banker, broker, finder or agent is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser for which Seller could have any Liability.
Section 6.08    Governmental Approvals. No Governmental Approval by or on behalf of Purchaser is required for or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) clearance or earlier termination of the waiting period under the HSR Act, (b) requirements of any applicable provisions of the Securities Act or any other applicable securities Laws, (c) Consents required pursuant to the FPA as described in Section 9.09, (d) Consents that have already been obtained, (e) Consents not required to be made or given until after the Closing, or (f) requirements applicable solely as a result of the specific legal or regulatory status of Seller or any of its Affiliates or solely as a result of any other facts that specifically relate to the business or activities in which Seller or any of its Affiliates are or propose to be engaged, other than the Business of the Company and the Business of NYLD.
Section 6.09    Compliance with Laws. Purchaser is not in material violation of any Law except where any such material violation would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.
Section 6.10    Certain Legal Matters.
(a)    Purchaser is not a holding company under PUHCA, except with respect to one or more “public-utility companies” within the United States each of which is an “exempt wholesale generator” or a “foreign utility company” each as defined under PUHCA or owns QFs, and, as such, is exempt from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a).
(b)     As of the Effective Date, Purchaser does not own (directly or indirectly, beneficially or of record) any equity securities of Seller or NYLD and Purchaser does not hold any rights to acquire or vote any equity securities of Seller or NYLD except pursuant to this Agreement. There are no Contracts between Purchaser, on the one hand, and any member of Seller’s or NYLD’s management or directors, on the other hand, as of the Effective Date that relate in any way to Seller, NYLD, or the transactions contemplated by this Agreement.
Section 6.11    Due Diligence.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(a)    Seller and the Company Entities have provided Purchaser with such access to the facilities, books, records and personnel of the Company Entities as Purchaser has deemed necessary and appropriate in order for Purchaser to investigate to its satisfaction the Business of the Company and assets of the Company Entities sufficiently to make an informed investment decision to purchase the Acquired Interests and to enter into this Agreement. Purchaser (either alone or together with its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Acquired Interests and is capable of bearing the economic risks of such purchase. Purchaser’s acceptance of the Acquired Interests on the Closing Date shall be based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. As of the Effective Date, Purchaser does not know of the existence or non-existence or occurrence or non-occurrence of any event, condition or circumstance the occurrence or non-occurrence of which does or would cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect.
(b)    Purchaser has relied solely on itself and its own Representatives for its evaluation of its investment decision to purchase the Acquired Interests and to enter into this Agreement and not on the advice of Seller or its Representatives. Purchaser acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Seller). It understands that no assurances or representations can be given that the actual results of the operations of any Company Entity will conform to the projected results for any period. Except with respect to any representation or warranty expressly set forth in this Agreement, Purchaser specifically acknowledges that no representation or warranty has been made, and that Purchaser has not relied on any representation or warranty, as to the accuracy of any projections, estimates or budgets, future revenues, future results from operations, future cash flows, the future condition of any Project or any assets of any Company Entity, the future financial condition of such Company Entity, or any other information or documents made available to Purchaser, its Affiliates or its or their respective Representatives.
Section 6.12    Financial Capacity. Purchaser has delivered to Seller true and complete fully-executed copies of the equity commitment letter, dated as of the Effective Date (the “Equity Commitment Letter”), delivered by Global Infrastructure Partners III-A/B, L.P. to Purchaser and, including all exhibits, schedules, annexes and amendments to thereto in effect as of the Effective Date, pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Purchaser), has agreed to provide the equity financing set forth therein (the “Equity Financing”). The Equity Commitment Letter has not been amended, restated or otherwise modified or waived prior to the Effective Date and the commitments contained in the Equity Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the Effective Date. As of the Effective Date, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Purchaser and, to the Knowledge of Purchaser, the other parties thereto. There are no conditions precedent to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. There are no other agreements, side letters or arrangements that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing or that would otherwise materially affect the availability of the Equity Financing. The Equity Commitment Letter provides Purchaser with binding financial commitments that, when funded at Closing (assuming the satisfaction of the conditions set forth in Article 9), will provide Purchaser with funds sufficient to pay an amount equal to the Final Purchase Price (as adjusted) and the fees and expenses of Purchaser required to be paid at the Closing and to consummate the transactions contemplated by this Agreement. As of the Effective Date, no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a default), in each case, on the part of Purchaser under the Equity Commitment Letter or, to the Knowledge of Purchaser, any other party to the Equity Commitment Letter.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 6.13    Limitation of Representations and Warranties. Except for the representations and warranties set forth in this Article 6, Purchaser is not making any other representations or warranties, written or oral, statutory, express or implied, concerning Purchaser or the transactions contemplated hereby, all of which are hereby expressly excluded and disclaimed.
ARTICLE 7
COVENANTS OF SELLER
Section 7.01    Regulatory and Other Permits.
(a)    Seller shall, and shall cause its Affiliates including, as applicable, any Company Entity, cooperate with Purchaser to prepare, as soon as is practical following the Effective Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local laws prior to the Closing Date (except pursuant to Section 203 of the FPA, which is subject to Section 7.01(b) below) and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all Consents to and by all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Seller Approvals and Seller Consents. Seller shall, and shall cause its Affiliates including, as applicable, any Company Entity to, submit the required filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the Effective Date. Seller shall, and shall cause its Affiliates to, request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with Purchaser in the preparation of such filings in such manner as is reasonably necessary and appropriate. Seller shall consult with Purchaser and shall agree in good faith with Purchaser upon the timing of such filings.
(b)    Seller shall take all commercially reasonable steps to obtain Consent from FERC pursuant to Section 203 of the FPA in order to consummate the transactions contemplated hereby. Seller and its Affiliates shall reasonably seek Purchaser’s cooperation as necessary in such efforts, including in respect of any required execution of, or consenting to, FPA Section 203-related applications or submissions with FERC, including any inquiries from staff, which applications or submissions shall be made as soon as practicable, but in no event later than ten (10) Business Days after the Effective Date.
(c)    Subject to applicable confidentiality restrictions or restrictions required by law, Seller will notify Purchaser promptly upon the receipt by Seller or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to this Section 7.01 or Section 8.01 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.01 or Section 8.01, Seller shall promptly inform Purchaser of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, Seller shall provide Purchaser (or its advisors), upon request, copies of all correspondence between Seller and any Governmental Authority relating to the transactions contemplated by this Agreement. Seller may, as reasonably advisable and necessary, designate any competitively sensitive materials provided to Purchaser under this Section 7.01 as “outside counsel only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of Seller. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Seller and Purchaser. Subject to applicable Law, Seller shall

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

consult and cooperate with Purchaser in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of Seller or Purchaser.
Section 7.02    Access to Information; Confidentiality; Financial Statements and Reports.
(a)    Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 14.01, Purchaser may make or cause to be made such review of the Business of the Company and the Business of NYLD and of its respective financial and legal condition as Purchaser deems reasonably necessary or advisable. Seller shall, and shall cause the Company Entities to, permit Purchaser and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Company Entities during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company Entities; provided, that such investigation shall only be upon reasonable notice and shall not unreasonably disrupt personnel and operations of the Business of the Company and the Business of NYLD and shall be at Purchaser’s sole cost and expense; provided, further, that none of Purchaser, its Affiliates or their respective representatives, shall conduct any on-site environmental site assessment, compliance evaluation or investigation with respect to any Project or Company Entity without the prior written consent of Seller, which shall not be unreasonably delayed, withheld or conditioned, (it being understood and agreed that Seller shall take all reasonable steps to provide such access and cause any and all Company Entities to provide such access, but that Seller may have no such authority, whether contractual or otherwise, to consent to such undertakings with respect to any Project) and without ongoing reasonable consultation with Seller with respect to any such activity (it being understood and agreed that in no event shall any subsurface investigation or testing of any environmental media be conducted but that access shall be provided for Phase I and similar non-invasive environmental assessments); provided, further, that, for the avoidance of doubt, none of Purchaser, its Affiliates or their respective representatives shall have any right to access or review any Tax Return of Seller or any of its Affiliates (including any consolidated, combined or unitary Tax Return including any such entity), except for separate Tax Returns of the Company Entities and NYLD Entities. All requests for access to the offices, properties, books and records of the Company Entities shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that none of Purchaser, its Affiliates or their respective representatives shall, prior to the Closing Date, contact any of the employees, customers, suppliers, parties that have business relationships with the Company Entities in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller or its representatives (not to be unreasonably withheld, conditioned or delayed). Any access to the offices, properties, books and records of the Company Entities shall be subject to the following additional limitations: (i) Purchaser, its Affiliates, and their respective representatives, as applicable, shall give Seller notice of at least two (2) Business Days prior to conducting any inspections or communicating with any third party relating to any property of the Company Entities, and a representative of Seller shall have the right to be present when Purchaser, its Affiliates or their respective representatives conducts its or their investigations on such property; (ii) none of Purchaser, its Affiliates or their respective representatives shall damage the property of the Company Entities or any portion thereof; and (iii) Purchaser, its Affiliates, and their respective representatives, as applicable shall (A) use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in an expeditious and efficient manner, and (B) indemnify, defend and hold harmless Seller, the members of the Company Entities, their respective Affiliates, and each of their respective employees, directors and officers from and against all damages resulting from or relating to the activities of Purchaser, its Affiliates and their respective representatives under this paragraph. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement. Notwithstanding anything herein to the contrary, prior to the Closing Date, Seller shall not be required to provide any access or information to Purchaser, its Affiliates or any of their respective

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

representatives which Seller reasonably believes it or the Company Entities are prohibited from providing to Purchaser, its Affiliates or their respective representatives by reason of attorney-client privilege.
(b)    Purchaser, its Affiliates and their respective representatives shall hold in confidence all confidential information obtained from Seller, the Company Entities, the NYLD Entities or their respective Affiliates, officers, agents, representatives or employees, whether or not relating to the Business of the Company and the Business of NYLD, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with its terms; provided, however, that Sections 5, 6 and 12 of the Confidentiality Agreement will be inapplicable with respect to any of the transactions contemplated by this Agreement. After the Closing Date, Seller, its Affiliates and their respective representatives shall hold in confidence all information relating to the Business of the Company and the Business of NYLD, in accordance with the provisions of the Confidentiality Agreement to the same extent that would be required if Seller were a “Receiving Party” pursuant to the Confidentiality Agreement. Notwithstanding anything contained in this Agreement or the Confidentiality Agreement, the obligations of Seller set forth in the immediately preceding sentence shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement.
(c)    Subject to Section 7.02(b), prior to the Closing Date, Purchaser shall be entitled to receive and Seller shall be required to deliver, that information set forth on Schedule 7.02(c) in a form to be agreed upon by the Parties.
Section 7.03    Exhibits and Schedules; Notification of Certain Matters.
(a)    All exhibits and schedules and the Disclosure Schedules attached hereto are hereby incorporated herein by reference and made a part hereof.
(b)    Neither the specification of any dollar amount in any representation nor the mere inclusion of any item in a schedule or in the Disclosure Schedules as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents a material fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.
(c)    Seller shall have the right (but not the obligation) to deliver to Purchaser, at least five (5) Business Days prior to the Closing Date, a supplement to the Seller Disclosure Schedules (the “Closing Date Schedule Supplement”) to disclose any matter arising or discovered after the date hereof, that, if existing at, or arising or discovered prior to the date hereof, would have been required to be set forth in the Seller Disclosure Schedules for the representations and warranties of Seller set forth herein to be true and correct as of the date hereof. For all purposes hereunder, including for purposes of Section 13.01 and for purposes of determining whether the conditions to closing set forth in Section 9.01 have been satisfied, the Seller Disclosure Schedules shall be deemed to include only that information contained in the Seller Disclosure Schedules on the Effective Date and shall be deemed to exclude any Closing Date Schedule Supplement; provided, that if Seller notifies Purchaser in writing that any item set forth in the Closing Date Schedule Supplement gives Purchaser the right to terminate this Agreement on account of a failure of the conditions to Closing set forth in Section 9.01 to be satisfied on account of the item in the Closing Date Schedule Supplement, but Purchaser does not terminate this Agreement within twenty (20) Business Days of its receipt of such notice, then Purchaser shall be deemed to have waived its right to terminate this Agreement with respect to such item and its right to not consummate the transactions contemplated hereby with respect to such item, in each case, after giving effect to such item under any of the conditions set forth in Section 9.01, but shall not be deemed to have waived its right to indemnification under Section 13.01 with respect to such item. Notwithstanding anything in this Section 7.03 to the contrary, any information contained in the Closing Date Schedule Supplement that is required exclusively to accommodate Purchaser’s requirement that the Company be reorganized as a Delaware limited partnership prior to the Closing shall be deemed to have been

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

included in the Seller Disclosure Schedules on the Effective Date for all purposes hereunder, including for purposes of Section 13.01 and for purposes of determining whether the conditions to closing set forth in Section 9.01 have been satisfied.
Section 7.04    Conduct of Business.
(a)    Seller covenants and agrees that, except (i) as otherwise expressly contemplated by this Agreement (including as described on Schedule 7.04(b)) and the other matters contemplated by the other Schedules and Exhibits hereto including Exhibit F (Zephyr 2018 Business Plan), (ii) for the effect of the announcement and consummation of the transactions contemplated hereby, or (iii) as otherwise approved in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Seller shall cause the Company Entities to be operated in the ordinary course of business and Good Industry Practice, and shall use commercially reasonable efforts to preserve, maintain and protect the assets of the Company Entities and the NYLD Entities and the Business of the Company and the Business of NYLD and maintain existing or satisfactory relations with Governmental Authorities and customers, suppliers, service providers, creditors, tax equity partners and lessors having significant business dealings with them, and keep available the services of the Company Entities’ key employees; provided, that such efforts shall not include any requirement or obligation to make any payment or assume any Liability not otherwise required to be paid or assumed by the terms of an existing Contract or offer or grant any financial accommodation or other benefit not otherwise required to be made by the terms of an existing Contract; provided, further, that the Company Entities shall be permitted to make Permitted Intercompany Transfers.
(b)    Without limiting Section 7.04(a), except as (A) set forth on Schedule 7.04(b), (B) otherwise contemplated by this Agreement and the Schedules and Exhibits hereto including Exhibit F (Zephyr 2018 Business Plan), (C) required by applicable Law, or (D) with the express written approval of Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Seller shall not (with respect to the Business of the Company or any Company Entity) and shall cause the Company Entities not to:
(i)    adopt any change in its certificate of incorporation or by-laws or other applicable governing instruments, other than ministerial or administrative changes that are not adverse to the interests of Purchaser;
(ii)    (A) merge or consolidate any of the Company Entities with any other Person, or restructure, reorganize or completely or partially liquidate any of the Company Entities or, except for any such transactions among wholly-owned Affiliates of the Company, or (B) commence or file any petition seeking (x) liquidation, reorganization or other relief under any U.S. federal, U.S. state or other bankruptcy, insolvency, receivership or similar Law or (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;
(iii)    except as set forth in the Zephyr 2018 Business Plan, make any acquisition (whether by merger, consolidation, acquisition of stock or assets or otherwise) of any interest in any Person or any business, line of business or division thereof (which for the avoidance of doubt shall not include acquisitions of assets that are covered by clause (iv) below);
(iv)     except as set forth in the Zephyr 2018 Business Plan, make any acquisition of assets, operations or projects, other than (A) acquisitions of supplies in the ordinary course of business or (B) acquisitions pursuant to Contracts in effect as of the Effective Date (copies of which have been made available to Purchaser);
(v)    except as required by Section 7.13 or as set forth in the Zephyr 2018 Business Plan, issue, sell, pledge, grant, transfer or encumber or otherwise dispose of or redeem, repurchase or otherwise

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

acquire any shares of capital stock or other equity interests of the Company Entities, NYLD or NYLD LLC or profits interests, stock appreciation rights, phantom stock or securities convertible into or exchangeable for, or subscriptions, options, warrants, calls, agreements, arrangements, undertakings, commitments or other rights of any kind to acquire, any shares of capital stock of the Company Entities, NYLD or NYLD LLC (other than the issuance of shares or interests by a wholly-owned Affiliates to the Company or another wholly-owned Affiliate of the Company);
(vi)    except as set forth in the Zephyr 2018 Business Plan, make any loans, advances or capital contributions to or investments in any Person (other than among the Company and any wholly-owned Affiliate of the Company or among the wholly-owned Affiliates of the Company);
(vii)    except as set forth in the Zephyr 2018 Business Plan, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity securities (except for dividends paid by any direct or indirect
Controlled Affiliates to the Company (or any other direct or indirect Controlled Affiliate of the Company) and the other equity holders of such Controlled Affiliate, in each case on a pro rata basis in accordance with such Controlled Affiliate’s certificate of incorporation or by-laws or other applicable governing instruments and in the ordinary course, or paid to tax equity investors in accordance with capital contribution or investment agreements or organizational documents (in each case, copies of which have been made available to Purchaser)) or enter into any agreement with respect to the voting of its capital stock or other equity securities;
(viii)     except for (A) transactions among the Company and wholly-owned Affiliates of the Company or among the wholly-owned Affiliates of the Company or (B) pursuant to Contracts in effect as of the Effective Date (copies of which have been made available to Purchaser), reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock (or other equity securities) or securities convertible or exchangeable into or exercisable for any shares of its capital stock (or other equity securities);
(ix)    except as set forth in the Zephyr 2018 Business Plan, incur, assume or otherwise become liable for any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly-owned Affiliates of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company Entities;
(x)    except as set forth in the Zephyr 2018 Business Plan, except for (A) any single or series of related expenditures not to exceed $********* in the aggregate for all capital expenditures and (B) expenditures related to operational emergencies, equipment failures or outages, make or authorize any capital expenditures;
(xi)    make any material changes with respect to financial accounting policies or procedures, except as required by GAAP;
(xii)    settle any litigation claim or other pending or threatened proceeding by or before a Governmental Authority involving the Company Entities or the NYLD Entities if such settlement (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $******** individually or $******** in the aggregate during any calendar year, net of any amount covered by insurance or third-party indemnification, or (B) with respect to any non-monetary terms or conditions therein, imposes or requires actions that would or would be reasonably likely to have a material effect on the continuing operations of any of the Company Entities or the NYLD Entities (or Purchaser or any of its Controlled Affiliates after the Closing);

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(xiii)    make, change or revoke any election relating to Taxes, file any material amended Tax Return, surrender any right to claim a refund of a material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, enter into any closing agreement or similar agreement relating to Taxes with any Governmental Authority, settle or compromise any claim or assessment by any Governmental Authority relating to Taxes;
(xiv)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material amount of assets, licenses, operations, rights, product lines or businesses of the Company Entities, including capital stock (or other equity interests) of any of the Company Entities or NYLD Entities, other than (A) energy, electricity, capacity renewable energy credits and other environmental attributes, (B) sales of obsolete assets that are not material and are no longer used in the operation of the Business of the Company or the Business of NYLD or (C) pursuant to Contracts in effect as of the Effective Date (copies of which have been made available to Purchaser);

(xv)    voluntarily recognize any labor union as the representative of any of Business Employees, or enter into any new or amended collective bargaining agreement with any labor organization applicable to Business Employees, except as required by applicable Law;
(xvi)    except as set forth in the Zephyr 2018 Business Plan, (A) other than normal vendor renewals, extensions or replacements or otherwise in the ordinary course of business, modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Material Company Contract or (B) enter into any Contract that, if entered into prior to the Effective Date, would qualify as a Material Company Contract under the definition thereof;
(xvii)    enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the Effective Date;
(xviii)    except as may be required by applicable Law or pursuant to the terms of any Company Employee Plan in effect on the Effective Date, (A) establish, adopt, terminate or materially amend any material Company Employee Plan; (B) grant to any Business Employee or service provider any material increase in base salary, wages, bonuses, incentive compensation or severance, retention or other employee benefits; (C) grant any equity-based awards; (D) accelerate the time of payment for, or vesting of, any compensation or benefits; or (E) materially change any actuarial or other assumption used to calculate funding obligations or liabilities under any Company Employee Plan;
(xix)    except as set forth in the Zephyr 2018 Business Plan, (A) hire any Business Employee or other service provider; provided, however, that the Company Entities shall be permitted to hire Business Employees or engage other service providers to fill existing positions that are or become vacant or positions that are newly created in the ordinary course of business to the extent that the annual compensation opportunity provided to any such Business Employee or other service provider does not exceed $1,000,000 in the aggregate for all such hires and engagements and, in the case of service providers other than Business Employees, the duration of engagement does not exceed six (6) months, and the compensation and benefits provided to any such Business Employee or other service provider are consistent with terms previously provided by the Company Entities in the ordinary course of business; or (B) terminate any Business Employee or other service provider whose annual compensation opportunity exceeds $400,000 other than for cause; provided further that the restrictions set forth in subsection (A) above shall not apply to any Business Employee who is a RENOM plant employee and whose hiring is contemplated by the Zephyr 2018 Business Plan; or
(xx)    agree, authorize or commit to do any of the foregoing.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Notwithstanding the foregoing, Seller may permit the Company Entities to take commercially reasonable actions with respect to emergency situations so long as (a) the Company Entities shall use Good Industry Practice in mitigation of any such emergency situation and (b) Seller shall promptly (but in any event within twenty-four (24) hours) inform Purchaser of any such actions taken with respect to an emergency situation.
(c)    To the extent agreed by Purchaser and Seller, any contribution of additional funds by Seller or any of its Affiliates (other than the Company Entities or NYLD Entities) in respect of any Renew Development Project in excess of those set forth in the Zephyr 2018 Business Plan, may be added to the Base Purchase Price.
(d)    Seller covenants and agrees that from the Effective Date until the Closing Date,
Seller will vote or cause the Company to vote, in person or by proxy at any meeting of NYLD stockholders, all of the NYLD Shares against any action, agreement or transaction that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the transactions contemplated hereby, including the sale of the Acquired Interests or the performance by Seller, the Company Entities or the NYLD Entities of their obligations hereunder, including any action, agreement or transaction that would reasonably be expected to result in any condition set forth Article 9 or Article 10 not being satisfied, or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Seller, the Company Entities or the NYLD Entities contained herein or in the Consent and Indemnity Agreement.
(e)    Seller or its Affiliates (other than any Company Entity or any NYLD Entity) will be providing all payroll, all back office and certain other services to the Company Entities prior to the Closing Date, and Seller agrees that such services will be provided in order to permit the Company Entities to conduct business consistently with the Zephyr 2018 Business Plan without any markup and otherwise on a basis consistent with historical practice.
Section 7.05    Insurance. From and after the Closing Date, Seller shall, and shall cause its Affiliates to, (a) cooperate with the Company to recover under any “occurrence” based insurance policies maintained by Seller or its Affiliates with third party insurers providing for coverage for losses suffered or caused (or allegedly caused) by any of the Company Entities or the NYLD Entities from events or damages occurring prior to the Closing, (b) use commercially reasonable efforts to provide the Company access to such coverage for any such losses to the extent such coverage is available, and (c) take all actions reasonably requested by the Company to obtain such recovery; provided, that the foregoing shall be subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses. Purchaser acknowledges and agrees that, upon the Closing, the Company Entities and the NYLD Entities shall cease to be insured for events or damages occurring at or after the Closing by Seller’s or its Affiliates’ (other than the Company Entities’ and the NYLD Entities’) insurance policies or by any of Seller’s or its Affiliates’ (other than the Company Entities’ and the NYLD Entities’) self-insured programs. For the avoidance of doubt, following the Closing, Seller and its Affiliates shall retain all rights to control their insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of any of the Company Entities or NYLD Entities; provided, however, that Seller shall not, and shall cause its Affiliates not to, take any such action not in good faith or that disproportionately affects the coverage otherwise available to the Company Entities or NYLD Entities under such insurance policies and programs. Following the Closing, Seller shall not be responsible for obtaining or providing insurance coverage for the Company Entities and the NYLD Entities for any event or occurrence after the Closing.
Section 7.06    Risk of Loss. Except as otherwise provided in this Section 7.06, during the Interim Period, all risk of loss or damage to the property or assets of the ProjectCos including the Projects, shall, as

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

between Purchaser and Seller, be borne by Seller. If during the Interim Period, the property or assets of the ProjectCos, including the Projects, are damaged by fire or other casualty (each such event, an “Event of Loss”), or are taken by a Governmental Authority by exercise of the power of eminent domain or condemnation (each, a “Taking”), then the following provisions of this Section 7.06 shall apply:
(a)    Following the occurrence of (i) any one or more Events of Loss, if the aggregate costs to restore, repair or replace the property or assets of the ProjectCos subject to such Event of Loss to a condition reasonably comparable to its or their condition prior to such Event of Loss, plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Event of Loss (such amount pursuant to this clause (i) to be determined by an independent third party appraiser mutually selected by the Parties (collectively, “Restoration Costs”)) or (ii) any one or more Takings, if the value of the property subject to such Taking plus the amount of any lost profits reasonably expected to accrue after Closing as a result of such Taking, less any condemnation award received by Purchaser (provided, that any such condemnation award is made available to Purchaser) (such amount pursuant to this clause (ii) to be determined by an independent third party appraiser mutually selected by the Parties (collectively, the “Condemnation Value”)), is, in the aggregate, less than or equal to five million dollars ($5,000,000) in the case of each of clauses (i) and (ii), net of and after giving effect to (A) any insurance or condemnation award proceeds reasonably expected to be available to the applicable ProjectCos of Seller for such event (net of any out-of-pocket costs or expenses reasonably expected to collect such proceeds) and (B) any reasonable out-of-pocket costs and expenses expended by the applicable Project Company or Seller prior to Closing to restore damage caused by such casualty event, there shall be no effect on the transactions contemplated hereby.
(b)    Upon the occurrence of any one or more Events of Loss or Takings involving aggregate Restoration Costs or Condemnation Value in excess of five million dollars ($5,000,000) (a “Major Loss”), Seller shall have, in the case of a Major Loss relating solely to one or more Events of Loss, the option, exercised by written notice to Purchaser, to restore, repair or replace the damaged assets or properties prior to Closing to a condition comparable in all material respects to their condition prior to such Event of Loss or Taking, as the case may be. If Seller so elects to restore, repair or replace the assets or properties relating to a Major Loss, which election shall be made by notice to Purchaser prior to the Closing Date and as soon as practicable following the occurrence of the Major Loss (but in all events within ten (10) Business Days after the occurrence of such Major Loss), Seller will complete or cause to be completed the repair, replacement or restoration of the damaged assets or property prior to the Closing and the Closing Date shall be postponed for the amount of time reasonably necessary to complete the restoration, repair or replacement of such property or assets as reasonably agreed between Purchaser and Seller (including, if necessary, the extension of the date contemplated by Section 14.01(b) (but for no more than thirty (30) days) to allow for the restoration, repair or replacement of such assets or properties). If Seller elects not to cause the restoration, repair or replacement of the property or assets affected by a Major Loss (or fails to make its election within the foregoing time period), or such Major Loss is the result in whole or in part of one or more Takings or is otherwise not reasonably capable of being restored, repaired or replaced prior to the date contemplated by Section 14.01(b) (subject to the foregoing extension, if applicable), the provisions of Section 7.06(c) will apply.
(c)    In the event that Seller elects not to cause the restoration, repair or replacement of a Major Loss, or in the event that Seller, having elected to cause repair, replacement or restoration of the Major Loss, fails to cause its completion within the period of time agreed upon by the Parties pursuant to Section 7.06(b) (subject to extension for up to ninety (90) days for causes beyond Seller’s control), or in the event that a Major Loss is the result in whole or in part of one or more Takings or is otherwise not capable of being restored, repaired or replaced, then the Parties shall adjust the Base Purchase Price downward by the aggregate Restoration Cost and Condemnation Value, and proceed to Closing in accordance with this Agreement. To assist Purchaser and any independent third party appraiser in its evaluation of any and all Events of Loss, Seller shall provide Purchaser and such independent third party appraiser such access to the properties and assets and such information as Purchaser and such independent third party appraiser may reasonably request

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

in connection therewith. All fees and expenses of the independent third party appraiser shall be split equally by Seller and Purchaser, and Seller and Purchaser agree to promptly execute a reasonable engagement letter if requested to do so by such appraiser. The Parties shall endeavor to agree on such appraiser and require the delivery of its estimates as soon as reasonably practicable after any Event of Loss.
(d)    If the Base Purchase Price is reduced by any amounts with respect to any reasonably expected insurance or condemnation award proceeds, then Seller shall (and shall cause its Affiliates to) use their reasonable best efforts to assist Purchaser and its Affiliates in the recovery of such proceeds, including the assignment of any claims and prompt remittance of any payments received by Seller or its Affiliates (whether before or after Closing).
Section 7.07    Lock Box Account. From and after the Effective Date, until and through the Closing Date, Seller has caused and will cause each Company Entity owned directly by the Company and each of NYLD and NYLD LLC, to deposit any distributions of cash or cash equivalents earned in respect of the Equity Interests of such Company Entity, NYLD or NYLD LLC owned directly by the Company into a separate bank account held by the Company (the “Lock Box Account”). In addition, from and after the Lock Box Date, until and through the Closing Date (or such earlier date that the NYLD Securities are contributed by Seller to the Company whereupon they will be subject to the first sentence of this Section 7.07), Seller has deposited and will deposit into the Lock Box Account any distributions of cash or cash equivalents earned in respect of the NYLD Securities. No payments, remittances or other disbursements may be made by the Company from the Lock Box Account except to the extent that such payments are contemplated or permitted by this Agreement to be made by the Company to NYLD, NYLD LLC or to any Subsidiary. Seller shall provide to Purchaser monthly statements reflecting all amounts transferred to and from the Lock Box Account. Purchaser shall be permitted to perform an accounting of all amounts transferred to and from Lock Box Account through the Closing Date, including with respect to all Permitted Intercompany Transfers, and otherwise that Seller have complied with their obligations under this Agreement with respect to the operation of the business by the Company Entities through the Closing Date in order to confirm that the correct amount is on deposit in the Lock Box Account on the Closing Date. In conjunction with such accounting (but no later than sixty (60) days after the Closing Date), Purchaser may deliver a notice to Seller of a shortfall in the amount on deposit in the Lock Box Account on the Closing Date as a result of such accounting (together with supporting documentation), and, if Seller does not object to such notice within twenty (20) Business Days of receipt, Seller shall pay the amount of such shortfall to Purchaser within such twenty (20) Business Day period. If Seller object to Purchaser’s notice of shortfall within such twenty (20) Business Day period, then the Parties shall resolve such dispute utilizing the procedures (including the use of a Neutral Auditor) and time periods specified in Section 2.04. Any payment by Seller to Purchaser pursuant to this section shall constitute a reduction in the Final Purchase Price.
Section 7.08    Fulfillment of Conditions, Obligations. Seller (a) shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and each condition to the obligations of NYLD in the Consent and Indemnity Agreement and (b) shall not, and shall not permit the Company, any Subsidiary or any of its other Affiliates (subject to its right to Control such Affiliate) to, take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition. Seller shall not request NYLD to take nor consent to NYLD taking any action that would result in a breach of, or NYLD’s failure to comply with, the Consent and Indemnity Agreement, and Seller will use commercially reasonable efforts to cause NYLD to comply with the Consent and Indemnity Agreement.
Section 7.09    Further Assurances
. During the Interim Period, Seller shall use its commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken,

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions at its expense as are necessary in connection with obtaining any required Consents and all Governmental Approvals. During the Interim Period, Seller shall cooperate with Purchaser and provide any information regarding Seller reasonably necessary and reasonably requested by Purchaser to assist Purchaser in making any filings or applications required to be made with any Governmental Authority. All fees and expenses incurred by Seller in connection with the foregoing Section 7.09 shall be borne exclusively by Seller. Notwithstanding anything to the contrary contained in this Section 7.09, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 7.09 shall not apply. In the event that the aggregate cost to Seller with respect to obtaining required consents hereunder equals an amount in excess of ************ dollars ($********), then Seller shall have the right to terminate this Agreement by written notice to Purchaser delivered within thirty (30) days after the determination of the aggregate cost with respect to such required Consents.
Section 7.10    Post-Closing Access; Preservation of Records. From and after the Closing, Seller shall make or cause to be made available to Purchaser all books, records and documents of Seller relating to the Business of the Company or the Business of NYLD (and the assistance of employees responsible for such books, records and documents) during regular business hours for the same purposes, to the extent applicable, as set forth in Section 8.05; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Seller and the reasonable out-of-pocket expenses of Seller incurred in connection therewith shall be paid by Purchaser; provided, further, that none of Purchaser, its Affiliates or their representatives shall have any right to access or review any Tax Return of Seller or any of its Affiliates (including any consolidated, combined or unitary Tax Return including any such entity), other than any separate Tax Return of a Company Entity; provided, that, for the avoidance of doubt, that the foregoing limitation shall not limit Purchaser’s right to receive information from Seller, including Tax Returns filed by Seller (but not any Tax Return of Seller or any of its Affiliates (other than Seller or any Company Entity)) to the extent that such information or Tax Return is necessary for Purchaser to contest a Tax claim relating to the Company Entities for which Purchaser is liable. Notwithstanding anything herein to the contrary, Seller shall not be required to provide any access or information to Purchaser, its Affiliates or any of their respective representatives which Seller reasonably believes it is prohibited from providing to Purchaser, its Affiliates or their respective representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Seller is required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Seller or any of its Affiliates to a material risk of Liability.
Section 7.11    Nonsolicitation of Employees. From the Effective Date until the *****

(***) anniversary of the Closing Date, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, without the prior written consent of Purchaser, recruit, solicit, hire or retain any person who is, or at any time during the one-hundred eighty (180) days prior to any such recruitment, solicitation, hiring or retention, was, an employee of Purchaser, the Company Entities, the NYLD Entities or any of their controlled Affiliates, or induce, or attempt to induce, any person who is, or at any time during the one-hundred eighty (180) days prior to such inducement or attempt to induce, was, an employee of Purchaser, the Company Entities, the NYLD Entities or any of their controlled Affiliates to terminate his or her employment or service with, or otherwise cease his or her relationship with, Purchaser, the Company Entities, the NYLD Entities or any of their controlled Affiliates; provided, however, that the foregoing restrictions shall not prohibit general solicitations of employment not directed to employees of Purchaser, the Company Entities, the NYLD Entities or any of their controlled Affiliates.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 7.12    Termination of Affiliate Arrangements
. Except as contemplated by this Agreement or for the commercial arrangements set forth on Schedule 7.12, prior to the Closing Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate, sever, or assign to Seller or one of its Affiliates (other than the Company Entities or NYLD Entities) (in each case with appropriate mutual releases), effective upon or before the Closing all Contracts and services between
Company Entities and NYLD Entities, on the one hand, and Seller or one of its Affiliates (other than the Company Entities or NYLD Entities), on the other hand. From and after the Closing, none of Purchaser, the Company Entities or NYLD Entities shall have any further obligations or liabilities pursuant to such terminated Affiliate arrangements, if any, and all intercompany receivables and payables shall be cancelled or paid as of Closing.
Section 7.13    Transfer of NYLD Securities. Prior to the Closing, Seller shall convey, assign, transfer and deliver the NYLD Securities to the Company pursuant to an assignment agreement or other appropriate instrument of transfer in form and substance reasonably satisfactory to Purchaser.
Section 7.14    Conversion to Limited Partnership. If requested by Purchaser, prior to the Closing, Seller shall cause the Company to be converted from a Delaware limited liability company to a Delaware limited partnership pursuant to Section 18-216 of the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.) and Section 17-217 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. §17-101, et seq.). The conversion shall be effected pursuant to a plan of conversion in form and substance reasonably acceptable to Purchaser and shall be effective prior to the Closing.
Section 7.15    Retained Support Obligations.
(a)    Seller acknowledges and agrees that with respect to the Retained Support Obligations, during the Interim Period and from and after Closing, Seller shall and shall cause any applicable Affiliates to keep each of such Retained Support Obligations in full force and effect in accordance with its terms and to otherwise provide replacement credit support obligations, if and when required, pursuant to the terms of the underlying Contracts or other obligations as of the Closing Date by and between the beneficiary of such Retained Support Obligation and one or more of the Company Entities or the NYLD Entities; provided, that (i) Seller or its applicable Affiliate shall not be required to increase the stated limit under any Retained Support Obligation as of the Closing Date, except as expressly provided for under the terms of such underlying Contract or obligation, as in effect on the Closing Date, (ii) Seller and its applicable Affiliates shall be entitled to decrease the stated limit under any Retained Support Obligation as of the Closing Date under the express terms of such underlying Contract or obligation, and (iii) Seller and its applicable Affiliates shall not be required to replenish or replace any Retained Support Obligation to the extent such Retained Support Obligation is drawn upon by the beneficiary thereof. Such replacement support obligations may include the requirement under such underlying Contracts or obligations to issue a replacement letter of credit prior to the expiration of an existing letter of credit that represents a Retained Support Obligation or to provide substitute support obligations in compliance with such Contracts or obligations to the extent that for any reason the Retained Support Obligation no longer satisfies the credit support requirements thereunder, such as due to a downgrade event with respect to the credit support provider.
(b)    From and after the Closing, Seller and each applicable Affiliate shall remain responsible for its obligations under the Retained Support Obligations and any replacement support obligations pursuant to Section 7.15(a) without recourse (including rights of subrogation, contribution, reimbursement or otherwise) directly or indirectly to or from Purchaser or its Affiliates (including the Company Entities and the NYLD Entities).
(c)    To the extent that Seller or any Affiliate of a Seller has any performance obligations under any Retained Support Obligations from and after the Closing, Seller shall (and shall cause such

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

applicable Affiliate to) at Purchaser’s request and without creating any agency relationship or agency liability in respect thereof: (i) perform such obligations to the maximum extent practicable, or (ii) otherwise take such actions as may be reasonably requested from time to time.
(d)    From and after the Closing, Purchaser shall have the right, subject to Purchaser giving Seller prior written notice and an opportunity to participate, to contact and have discussions with each beneficiary of a Retained Support Obligation for purposes of enforcing its rights (and Seller’s obligations) under this Section 7.15.
(e)    Seller shall and shall cause its Affiliates to comply with any obligations of Seller set forth in Section 8.04 with respect to any Continuing Support Obligations.
Section 7.16    Financing Cooperation. Seller shall, and shall cause its Affiliates, including, as applicable, any Company Entity, and its and their respective Representatives to, use its and their reasonable best efforts to provide to Purchaser such cooperation and assistance as is reasonably requested by Purchaser in connection with any debt financing of Purchaser, in each case at Purchaser’s sole expense.
Section 7.17    Patriot Sale Transaction; Development.
(a)    Seller shall be solely and completely responsible for any and all costs associated with the development of Patriot Wind including the total amount of capital expenditures and other Project Construction Costs in respect of Patriot Wind from the Lock Box Date until the closing of the Patriot Sale Transaction or the repurchase of Patriot Wind by Seller pursuant to Section 2.06(d). Notwithstanding anything to the contrary in this Agreement, the Company Entities shall not, and Seller shall not use funds in the Lock Box Account (or that would otherwise be appropriate for deposit into the Lock Box Account) to, pay any Project Construction Costs in respect of Patriot Wind. Seller shall not enter or permit a Renew Subsidiary to enter into the Patriot PSA without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Seller shall, pursuant to a Seller guaranty reasonably acceptable to Purchaser, provide credit support in respect of those payment and performance obligations of the applicable Renew Subsidiary set forth in the Patriot PSA which credit support shall be a Retained Support Obligation. In addition, Seller shall, subject to Section 8.12, indemnify and hold harmless Purchaser from any Losses incurred in respect of the development or ownership of Patriot Wind.
(b)    During the Interim Period, Seller shall use commercially reasonable efforts to enter into a project administration agreement with Renew pursuant to which, if the Patriot Sale Transaction has not closed prior to the Closing, Seller shall have the right to manage Renew’s ongoing development and construction of Patriot Wind consistent with its role as the financial sponsor of Patriot Wind. The execution and delivery of any such agreement shall be subject to Purchaser’s prior written consent (not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed, that Purchaser will be permitted to condition its consent upon (i) none of the Company Entities having any post-closing liability to the purchaser of Patriot Wind including in respect of purchase price adjustments and indemnities, and (ii) the Patriot Termination Date being no later than one hundred eighty (180) days after the Closing).
Section 7.18    Completion of Buckthorn Solar and Buckthorn Wind.
(a)    Following the Lock Box Date, Seller shall proceed diligently and in good faith to achieve commercial operation for Buckthorn Solar and Buckthorn Wind (which shall be certified by the independent engineer for such projects) and shall be responsible for and shall promptly pay all remaining Project Construction Costs in respect of Buckthorn Solar or Buckthorn Wind, including, for the avoidance of doubt, all amounts payable under the Wind Turbine Supply Agreement, dated as of November 4, 2016, between Buckthorn Wind Project, LLC, as buyer, and Vestas-American Wind Technology, Inc., as supplier. Notwithstanding anything to the contrary in this Agreement, the Company Entities shall not, and Seller shall

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

not use funds in the Lock Box Account (or that would otherwise be appropriate for deposit into the Lock Box Account) to, pay any Project Construction Costs for Buckthorn Solar or Buckthorn Wind.
(b)     The Parties agree that upon the payment of the JL Additional Contribution (as defined in the Buckthorn Wind Equity Contribution Agreement) in the amount of four million dollars ($4,000,000) and the distribution of the JL Additional Contribution to Buckthorn Wind Pledgor LLC pursuant to Section 2.1.4 of the Buckthorn Wind Equity Contribution Agreement, Seller agrees to deposit, or to deposit an amount equal to, such JL Additional Contribution into the Lock Box Account. If the amount of the JL Additional Contribution is less than four million dollars ($4,000,000), the Base Purchase Price shall be increased by the difference between $4 million and the JL Additional Contribution and if the amount of the JL Additional Contribution is more than four million dollars ($4,000,000), the Base Purchase Price shall be decreased by the difference between the JL Additional Contribution and four million dollars ($4,000,000) (such adjustment, the “JL Additional Contribution Adjustment”).
(c)    After the Closing Date, Seller shall remit to NRG Yield Operating LLC (or pay to Purchaser to remit to NRG Yield Operating LLC) any payments required to be made by “Seller” to “Purchaser” (as each such term is defined in the Buckthorn Solar PSA) pursuant to Sections 2.05, 2.06 or 2.07 of the Buckthorn Solar PSA (in each case within five (5) Business Days after such payments are otherwise due and payable pursuant to the Buckthorn Solar PSA).
Section 7.19    Assignment of Certain Guarantees. Subject to obtaining the applicable Seller Consents set forth on Schedule 3.03, in connection with completing the Pre-Effective Date Reorganization, Seller shall during the Interim Period cause to be assigned to or for the benefit of (as applicable) Renew (i) that Guaranty Agreement, dated as of February 13, 2012, by NRG Wind LLC (f/k/a Edison Mission Wind, Inc.) in favor of Capistrano Wind Partners, LLC, and (ii) that First Amended and Restated Parent Company Guaranty, dated June 16, 2017, by Suzlon Energy Limited, for the benefit of NRG Energy Gas & Wind Holdings, Inc., and the other project companies referred to therein.
Section 7.20    Dissolution of Island NRG S.A. During the Interim Period, Seller shall cause, at its sole cost and expense, the dissolution of Island NRG S.A. or the distribution or other transfer by Renew of Island NRG S.A. to Seller, and Seller will assume responsibility for all Liabilities of such entity.
ARTICLE 8
COVENANTS OF PURCHASER
Section 8.01    Regulatory and Other Permits.
(a)    Purchaser shall cooperate with Seller to prepare, as soon as is practical following the Effective Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the HSR Act or any other federal, state or local laws prior to the Closing Date (except pursuant to Section 203 of the FPA, which is subject to Section 8.01(b) below) and shall use commercially reasonable efforts to obtain as promptly as practicable all Permits and all consents, approvals or actions of all Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby, including the Purchaser Approvals and Purchaser Consents. Purchaser shall submit the required filings as soon as practicable, but, with respect to filings under the HSR Act, in no event later than ten (10) Business Days after the Effective Date. Purchaser shall request expedited treatment of any such filings, promptly make any appropriate or necessary subsequent or supplemental filings, and cooperate with Seller in the preparation of such filings in such manner as is reasonably necessary and appropriate. Purchaser shall consult with Seller and shall agree in good faith with Seller upon the timing of such filings.
(b)    Purchaser shall reasonably cooperate with Seller in its taking commercially reasonable steps to obtain Consents from FERC pursuant to Section 203 of the FPA in order to consummate the transactions

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

contemplated hereby, including the execution of, or consenting to, FPA Section 203-related applications or submissions with FERC, including any inquiries from staff, which applications or submissions shall be made as soon as practicable, but in no event later than ten (10) Business Days after the Effective Date.
(c)    Subject to applicable confidentiality restrictions or restrictions required by law, Purchaser will notify Seller promptly upon the receipt by Purchaser or its Affiliates of (i) any comments or questions from any officials of any Governmental Authority in connection with any filings made pursuant to Section 7.01 or this Section 8.01 or the transactions contemplated by this Agreement and (ii) any request by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any laws of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the transactions contemplated by this Agreement by any Governmental Authority. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 7.01 or this Section 8.01, Purchaser shall promptly inform Seller of such occurrence and cooperate in filing promptly with the applicable Governmental Authority such amendment or supplement. Without limiting the generality of the foregoing, Purchaser shall provide Seller (or its advisors), upon request, copies of all correspondence between Purchaser and any Governmental Authority relating to the transactions contemplated by this Agreement. Purchaser may, as reasonably advisable and necessary, designate any competitively sensitive materials provided to Seller under this Section 8.01 as “outside counsel only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of Purchaser. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both Seller and Purchaser. Subject to applicable Law, Purchaser shall consult and cooperate with Seller in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of Seller or Purchaser
(d)    Purchaser shall promptly take, in order to consummate the transactions contemplated by this Agreement, all actions reasonably necessary to (i) secure the expiration or termination of any applicable waiting period from a Governmental Authority and (ii) resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Authority, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that would prevent, prohibit, restrict, or delay the consummation of the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary (including the closing condition set forth in Section 9.05), without Purchaser’s prior written consent (which may be withheld in Purchaser’s sole discretion) in no event shall Purchaser or its Affiliates be required to (and Seller or its Affiliates shall not be permitted to): (A) execute settlements, undertakings, consent decrees, stipulations, or other agreements with any Governmental Authority, (B) sell, divest, hold separate, or otherwise convey particular assets or categories of assets or businesses of Purchaser, the Company Entities or the NYLD Entities (or the electric capacity or output thereof), (C) agree to sell, divest, hold separate, or otherwise convey any particular assets or categories of assets or businesses of Purchaser, the Company Entities or the NYLD Entities (or the electric capacity or output thereof), whether before, at or after the Closing, or (D) permit Seller or its Affiliates to sell, divest, hold separate, or otherwise convey any particular assets or categories of assets or businesses of the Company Entities or NYLD Entities (or the electric output thereof) on or prior to the Closing. Subject to the foregoing, Purchaser shall respond to and seek to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement.
Section 8.02    Fulfillment of Conditions. Subject to the limitations in Section 8.01(d), Purchaser (a) shall take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

to satisfy other conditions to the obligations of Seller contained in this Agreement, and (b) shall not take or fail to take any action that would reasonably be expected to result in the non-fulfillment of any such condition.
Section 8.03    Further Assurances. During the Interim Period, subject to the limitations in Section 8.01(d), Purchaser shall use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as may be necessary to consummate the transactions contemplated by this Agreement, including such actions as are necessary in connection with obtaining any third-party consents and all Governmental Approvals required to be obtained by Purchaser. During the Interim Period, Purchaser shall cooperate with Seller and provide any information regarding Purchaser necessary to assist Seller in making any filings or applications required to be made with any Governmental Authority. All fees and expenses incurred by Purchaser in connection with the foregoing shall be borne exclusively by Seller. Notwithstanding anything to the contrary contained in this Section 8.03, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 8.03 shall not apply.
Section 8.04    Transferred Support Obligations.
(a)    During the Interim Period, Purchaser and Seller shall (and shall cause their controlled Affiliates to) use commercially reasonable efforts to effect the full and unconditional release, effective as of the Closing Date, of Seller or the applicable Affiliate from all Transferred Support Obligations and all obligations and liabilities in respect thereof, in the case of Purchaser, by:
(i)    offering to furnish a letter of credit on substantially similar terms (including the stated amount) to replace each existing letter of credit that is a Transferred Support Obligation;
(ii)    offering to provide a Company guaranty on substantially similar terms (including the stated amount, if any, but excluding any minimum credit rating, minimum total assets or similar requirement, if any, as applicable to the current guarantor) to replace each existing guaranty that is a Transferred Support Obligation; and
(iii)    offering to provide any other replacement credit support in the same form and on substantially similar terms (including the same stated amount, if any) as any Transferred Support Obligations;
provided, that, in the case of each of the foregoing, the beneficiary of such replacement support obligation shall agree to customary obligations to reimburse the issuer or other responsible party to the extent a claim is ever made in respect of such support obligation.
(b)    The foregoing commercially reasonable efforts to replace any and all Transferred Support Obligations shall be at Seller’s sole cost and expense, including Seller’s obligation to offer to pay (and thereafter to promptly remit such payment) with respect to any consent fees or reimbursement of counterparty costs and expenses in connection with the foregoing efforts to replace the Transferred Support Obligations (excluding the costs and expense of Purchaser’s replacement support obligations in accordance with Section 8.04(a)). For the avoidance of doubt, it is specifically acknowledged and agreed by the Parties that Purchaser and its Affiliates shall not be obligated to incur, pay, reimburse or provide any liability, compensation, consideration or charge in order to replace the Transferred Support Obligations except for the foregoing proposed replacement credit support obligations.
(c)    If Seller and Purchaser are unable to obtain the full and unconditional release of Seller and any applicable Affiliate of Seller from any Transferred Support Obligation as of the Closing pursuant to

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 8.04(a) (each such Transferred Support Obligation, then from and after Closing until such time as it is released in accordance with Section 8.04(a), a “Continuing Support Obligation”):
(i)    Seller and Purchaser shall continue to cooperate, and each shall continue to use the same efforts required under Section 8.04(a) and Section 8.04(b) with respect to the pre-Closing period, to obtain promptly the full and unconditional release of each Seller or any of its Affiliates from each Continuing Support Obligation;
(ii)    Purchaser shall indemnify Seller and any of its applicable Affiliates from and against any liabilities, losses and reasonable out of pocket costs or expenses incurred by Seller and any such Affiliate in connection with each Continuing Support Obligation (including reimbursement immediately following demand therefor with respect to any demand or draw upon, or withdrawal from, any Continuing Support Obligation, subject to subrogation of Seller or its applicable Affiliate with respect to any right of subrogation, contribution, reimbursement or otherwise from the applicable Company Entity or NYLD Entity benefiting from such Continuing Support Obligation); provided, that, Purchaser’s indemnification obligations under clause (i) shall not affect Seller’s indemnification obligations under Section 13.01.
(iii)    Until the full and unconditional release of each such Continuing Support Obligation, Seller shall and shall cause any applicable Affiliates to keep each of such Continuing Support Obligations in full force and effect in accordance with its terms and to otherwise provide replacement credit support obligations, if and when required, pursuant to the terms of the underlying Contracts or other obligations as of the Closing Date by and between the beneficiary of such Continuing Support Obligation and one or more of the Company Entities or the NYLD Entities; provided, that (1) Seller or its applicable Affiliate shall not be required to increase the stated limit under any Continuing Support Obligation as of the Closing Date, except as expressly provided for under the terms of such underlying Contract or obligation, (2) Seller and its applicable Affiliates shall be entitled to decrease the stated limit under any Continuing Support Obligation as of the Closing Date under the express terms of such underlying Contract or obligation, and (3) Seller and its applicable Affiliates shall not be required to replenish or replace any Continuing Support Obligation to the extent such Continuing Support Obligation is drawn upon by the beneficiary thereof. Such replacement support obligations may include the requirement under such underlying Contracts or obligations to issue a replacement letter of credit prior to the expiration of an existing letter of credit that represents a Continuing Support Obligation or to provide substitute support obligations in compliance with such Contracts or obligations to the extent that for any reason the Continuing Support Obligation no longer satisfies the credit support requirements thereunder, such as due to a downgrade event with respect to the credit support provider; and
(iv)    to the extent that Seller or any Affiliate of a Seller has any performance obligations under any Continuing Support Obligations from and after the Closing, Seller shall (and shall cause such applicable Affiliate to) at Purchaser’s request and without creating any agency relationship or agency liability in respect thereof: (A) perform such obligations to the maximum extent practicable, or (B) otherwise take such actions as may be reasonably requested from time to time.
(d)    Purchaser shall have the right, subject to it giving Seller prior written notice and an opportunity to participate, to contact and have discussions with each beneficiary of a Transferred Support Obligation (or a Continuing Support Obligation) in order to satisfy its obligations under this Section 8.04.
(e)    Notwithstanding that the Transferred Support Obligations shall, as set forth on Schedule 4.15(a) and Schedule 4.15(b), include those support obligations in respect of the DG Project Entities, Renew and Buckthorn Wind Class B Holdco LLC, Seller shall indemnify and hold Purchaser harmless to the extent of Losses owed to a beneficiary of such Transferred Support Obligations that (i) arise from an incident occurring prior to the Closing Date, and (ii) are finally determined to be the result of the recapture of any

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

solar investment tax credits, production tax credits, or other tax credits or benefits of a Project Company held by a DG Tax Equity Fund.
Section 8.05    Post-Closing Access; Preservation of Records. From and after the Closing, Purchaser shall make or cause to be made available to Seller all books, records and documents of Purchaser relating to the Business of the Company or the Business of NYLD (and the assistance of employees responsible for such books, records and documents) during regular business hours for (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (ii) preparing reports to stockholders and Governmental Authorities or (iii) such other purposes for which access to such documents is reasonably necessary in connection with preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller or any of its Affiliates under this Agreement; provided, however, that access to such books, records, documents and employees shall not interfere with the normal operations of Purchaser and the reasonable out-of-pocket expenses of Purchaser incurred in connection therewith shall be paid by Seller; provided, further, that none of Seller, its Affiliates or their Representatives shall have any right to access or review any Tax Return of Purchaser or any of its Affiliates (including any consolidated, combined or unitary Tax Return including any such entity); provided, that, for the avoidance of doubt, that the foregoing limitation shall not limit Seller’s right to receive information from Purchaser, including Tax Returns filed by Purchaser (but not any Tax Return of Purchaser or any of its Affiliates (other than Purchaser)) to the extent that such information or Tax Return is necessary for Seller to contest a Tax claim for which Seller is liable. Notwithstanding anything herein to the contrary, Purchaser shall not be required to provide any access or information to Seller, its Affiliates or any of their respective Representatives which Purchaser reasonably believes it is prohibited from providing to Seller, its Affiliates or their respective Representatives by reason of applicable Law, which constitutes or allows access to information protected by attorney-client privilege, or which Purchaser is required to keep confidential or prevent access to by reason of any Contract with a third party or which would otherwise expose Purchaser or any of its Affiliates to a material risk of Liability. Notwithstanding anything to the contrary contained in this Section 8.05, if the Parties are in an adversarial relationship in litigation or arbitration, the furnishing of any documents or information in accordance herewith shall be solely subject to applicable rules relating to discovery and the remainder of this Section 8.05 shall not apply.
Section 8.06    Employee Matters.
(a)    Offers of Employment and Employment Transfers.
(i)    No later than ninety (90) days after the Effective Date, Purchaser may request that Seller cause the Company to offer employment, as required under Section 8.06(a)(iii) hereof, to one or more employees of Seller who are not otherwise included as a Business Employee on Schedule 4.16(a). Upon Seller’s consent to such request, each such employee shall become an “Additional Employee” by being added to Schedule 4.16(a) and identified as an “Additional Employee” on such schedule.
(ii)    No later than sixty (60) days after the Effective Date, Purchaser may request that any Offer Employee included on Schedule 4.16(a) be removed from such schedule, which request shall not require the consent of Seller (such schedule, reflecting the Additional Employees under Section 8.06(a)(i) above and the removal of any Offer Employee, referred to herein as the “Final Employee Schedule”).
(iii)    Within one hundred twenty (120) days after the Effective Date, Seller shall cause the Company to make offers of employment, effective upon the Closing, to each individual who, as of immediately prior to the Closing, is on the Final Employee Schedule and identified thereon as an Offer Employee or Additional Employee. The Company and Purchaser shall not be required to extend an offer to an individual who, immediately prior to the Closing, is not actively at work due to an unauthorized leave of absence but prior to such absence was on the Final Employee Schedule and identified as an Offer Employee

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

or an Additional Employee. Offers of employment required by this Section 8.06(a)(iii) shall be at positions having the same duties as provided to the applicable Offer Employees or Additional Employees as of immediately prior to the Closing.
(iv)    Prior to the Closing Date, Seller and the Company shall take all actions necessary such that each Transferring Employee shall become an employee of the Company, effective immediately prior to the Closing.
(v)    The (x) Offer Employees and Additional Employees who accept the terms and conditions of their respective offers and who become employed by the Company, and (y) Transferring Employees are hereinafter collectively referred to as the “Continuing Employees”. Seller shall release each Continuing Employee from any confidentiality agreement or other agreement solely as it applies to Purchaser and solely with respect to matters relating to the Business of the Company or the Business of NYLD, any of the Company Entities or the sale of the Projects that may interfere with such Continuing Employee’s prospective employment with the Company.
(b)     Purchaser shall be solely responsible for all pay and benefits and other costs, expenses, Liabilities, claims, wages, benefits, accrued vacation, sick or paid time off, severance, separation, Taxes, unemployment, and all other obligations and Liabilities of any nature whatsoever relating to the Continuing Employees’ employment during the period after the Closing Date, and, for the avoidance of doubt, all such Liabilities and obligations shall be Liabilities assumed by Purchaser. Seller shall remain liable for, and Purchaser shall have no obligations whatsoever for, all costs, expenses (on a balance sheet or otherwise), Liabilities, claims, wages, benefits, Taxes and all other obligations and Liabilities of any nature whatsoever (including any Liabilities under any Company Employee Plan that is not a Zephyr Employee Plan and, for the avoidance of doubt, including all Liabilities associated with any vesting of any awards under Sellers’s Amended and Restated Long Term Incentive Plan and Seller’s Phantom and Long Term Incentive Plan at any time prior to, on or after the Closing, including any pro rata vesting of such awards in connection with the Closing) relating to (i) the period on and prior to the Closing Date with respect to the Continuing Employees or at any time, irrespective of the period, with respect to Business Employees or Additional Employees who do not become Continuing Employees (other than as set forth in the following sentence), in either case, relating in any way to their employment, and (ii) the employment or termination of employment of any Person who is not a Continuing Employee (other than as set forth in the following sentence). Notwithstanding the foregoing, if Purchaser requests, at any time after the 60th day after the Effective Date and prior to the Closing, that any Business Employee or Additional Employee be removed from the Final Employee Schedule, Seller shall cause such Business Employee or Additional Employee to be removed from such schedule, and if such Business Employee or Additional Employee’s employment with Seller or one of its Affiliates, as applicable, is terminated by Seller or one of its Affiliates, as applicable, within sixty (60) days after the Closing Date under circumstances entitling such Business Employee or Additional Employee to severance payments and/or benefits under the Severance Plans, Purchaser shall reimburse Seller the amounts of any such payments and/or benefits within thirty (30) days of any such payment by Seller to such Business Employee or Additional Employee. Seller and the “selling group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(a)) of which it is a part shall be solely responsible for providing continuation coverage pursuant to Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to those individuals who are “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) whose qualifying event occurs prior to the Closing. Purchaser and the “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part shall be solely responsible for providing continuation coverage pursuant to Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to those individuals who are “M&A qualified beneficiaries” whose qualifying event occurs on or after the Closing. Nothing in this Agreement shall create any claim or right on the part of any Business Employee or Additional Employee and no such Business Employee or Additional Employee shall be entitled

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

to assert any claim or right hereunder or under any document related to this Agreement or the transactions contemplated hereby.
(c)    The offers of employment that the Company makes to any Offer Employee or Additional Employee as required under Section 8.06(a) shall comply with Section 8.06(d) through Section 8.06(g), below. Purchaser shall be solely responsible for, shall indemnify the Seller Indemnified Parties and third party operators, as applicable, for, and hold such Seller Indemnified Parties and third party operators, as applicable, harmless from and against, any and all claims, Liability, costs, damages, expenses, fees, fines and reasonable attorneys’ fees arising from any claim or assertion by any Person or Governmental Authority that Purchaser violated any applicable Law in connection with the identification by the Purchaser of individuals to be removed from the Final Employee Schedule and the Company’s failure to hire any such individual.
(d)    During the period beginning immediately following the Closing and ending on the first anniversary of the Closing Date (or such shorter period of employment, as the case may be), Purchaser will, or will cause one of its controlled Affiliates or designated third-party operators to, (i) provide each Continuing Employee with (A) an annual rate of salary (or an hourly wage) and cash bonus opportunity that is not less than the annual rate of salary (or hourly wage) and cash bonus opportunity with respect to such Continuing Employee immediately prior to the Closing Date, and (B) employee benefits (excluding equity compensation and defined benefit pension plans) that are substantially comparable in the aggregate to the employee benefits that were provided to such Continuing Employee immediately prior to the Closing Date, and (ii) credit each Continuing Employee with such Continuing Employee’s accrued vacation. Without limiting the generality of the foregoing, Purchaser will, or will cause one of its controlled Affiliates or designated third-party operators to, maintain in effect until the first anniversary of the Closing Date severance plans, practices and policies applicable to the Continuing Employees (the “Severance Plans”) that provide severance benefits that are not less favorable than the severance benefits provided under the Company Employee Plans with respect to such Continuing Employees, and Purchaser shall indemnify and hold harmless Seller, its Affiliates and the other Seller Indemnified Parties from any Liabilities or obligations arising under such Severance Plans.
(e)    Following the Closing, Purchaser agrees that, for each Continuing Employee (i) Purchaser’s, its controlled Affiliates’ and their designated third-party operator’s Employee Plans, which are analogous to the Company Employee Plans (and which, for the avoidance of doubt, shall include the Severance Plans), shall recognize all previous service recognized by a Company Employee Plan for the purpose of determining eligibility for and entitlement to benefits (except where doing so would result in a duplication of benefits and excluding any defined benefit plans or arrangements), including vesting, and such Continuing Employees shall be eligible to receive benefits under, and participate in, such analogous Employee Plans to the same extent as similarly situated employees of Purchaser, its controlled Affiliates or designated third-party operator immediately prior to the Closing; and (ii) Purchaser will cause its or its controlled Affiliate’s or designated third-party operator’s group health plan to (A) recognize all documented and verifiable deductibles and coinsurance payments accrued by the Continuing Employees prior to and through the Closing (for the plan year in which Closing occurs) or, in the alternative, at Purchaser’s discretion, to provide the Continuing Employees with a cash payment in lieu of such recognition of deductible and coinsurance payments, and (B) waive any preexisting condition limitations, actively at work exclusions and waiting periods for the Continuing Employees.
(f)    Following the Closing, to the extent any Company Employee Plan is qualified under Section 401(a) of the Code, Purchaser shall take the necessary action to cause Purchaser’s, its controlled Affiliate’s or designated third-party operator’s defined contribution plan or plans to accept the rollovers of any “eligible rollover distributions” (as defined in the Code) from such Company Employee Plan, including outstanding plan loans of Continuing Employees from any Company Employee Plan, which is a qualified defined contribution plan, in which Continuing Employees are participating immediately prior to the Closing.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(g)    Purchaser and Seller intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Continuing Employee that is consistent with the requirements of this Section 8.06 and that each such Continuing Employee shall have continuous employment immediately before and immediately after the Closing.
(h)    Notwithstanding anything in this Section 8.06 to the contrary, Seller and Purchaser acknowledge and agree that the transactions contemplated by this Agreement constitute an “Eligible Termination” for purposes of awards under Seller’s Amended and Restated Long Term Incentive Plan and Seller’s Phantom and Long Term Incentive Plan, but Seller and Purchaser further acknowledge and agree that any vesting that results from such “Eligible Termination” or otherwise shall not be a Liability, obligation, responsibility, cost or expense of Purchaser. All shares of common stock of Seller that are held in the account of any Continuing Employee under the Seller’s Employee Stock Purchase Plan as of immediately prior to the Closing shall be released from any sales restrictions to the Continuing Employee effective as soon as possible following the Closing.
(i)    Seller shall pay and be responsible for all bonuses that are payable to employees or service providers of Seller or its Affiliates providing services to the Company Entities in respect of the 2017 calendar year.
(j)    No provision in this Section 8.06, whether express or implied, shall create any third party beneficiary or other rights in any employee or former employee of Purchaser, Seller, any Company Entity or any of their respective Subsidiaries or Affiliates (including any beneficiary or dependent thereof), any other participant in any Company Employee Plan or any other Person; (ii) create any rights to continued employment with Purchaser, Seller, any Company Entity or any of their respective Subsidiaries or Affiliates or in any way limit the ability of Purchaser, Seller, any Company Entity or any of their respective Subsidiaries or Affiliates to terminate the employment of any individual at any time and for any reason; or (iii) constitute or be deemed to constitute an amendment to any Company Employee Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by Purchaser, Seller, any Company Entity or any of their respective Subsidiaries or Affiliates.
Section 8.07    Use/Removal of Trademarks. Purchaser acknowledges and agrees that it has and, upon consummation of the transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the trademarks owned by Seller or its Affiliates containing “NRG Energy” or “NRG” (collectively, the “Seller Marks”), except as provided herein. Purchaser shall promptly after the Closing Date but in no event later than one hundred eighty (180) days after the Closing Date, cease and discontinue all uses of the Seller Marks and remove or permanently cover any Seller Marks from the assets of the Company Entities or the NYLD Entities that are removable. Seller hereby grants to Purchaser a non-exclusive license to use the Seller Marks during such one hundred eighty (180) day period, solely for purposes consistent with “phase out” use and in a manner consistent with past practice. NRG will not seek to terminate the NRG/NYLD Trademark License Agreement before the end of such one hundred eighty (180) day period. Notwithstanding anything in this Section 8.07 or the NRG/NYLD Trademark License Agreement to the contrary, Purchaser will not intentionally hold itself out to the market or customers, conduct any business or offer any goods or services under any Seller Marks after the Closing Date. Nothing in this Section 8.07 shall preclude the Company Entities from using the Seller Marks at any time after the Closing Date in legal or business documents and records, as required by any applicable Laws or as otherwise reasonably necessary or appropriate to describe their historical relationship with Seller.
Section 8.08    Certain Acquisition Support. In the event that, any time after the Closing (a) all of the conditions to NRG Yield Operating LLC’s obligations to complete the Closing (as such term is defined under the Carlsbad PSA) have been satisfied pursuant to the Carlsbad PSA, but NRG Yield Operating LLC, due to its inability to pay the purchase price, has as required by the Carlsbad PSA assigned the Carlsbad PSA to

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Purchaser or a Purchaser Affiliate, or (b) all of the conditions to any NYLD Entity’s obligations to close a transaction pursuant to a purchase and sale agreement arising under the Third Amended and Restated NRG/NYLD ROFO Agreement have been satisfied, but such NYLD Entity, due to its inability to pay the purchase price, has assigned such purchase and sale agreement to Purchaser or a Purchaser Affiliate, Purchaser shall pay or shall cause its Affiliate to pay, within the time specified in the Carlsbad PSA or other applicable assigned purchase and sale agreement, the purchase price specified in Carlsbad PSA or such other purchase and sale agreement. The Parties acknowledge and agree that Purchaser’s obligation under this Section 8.08 with respect to the Carlsbad PSA shall be covered by the Carlsbad Backstop Equity Commitment Letter.
Section 8.09    Buckthorn Solar PSA. After the Closing Date, Purchaser shall cause the Company to remit to Seller (or to have Renew remit to Seller) the actual payments received by “Seller” from “Purchaser” (as each such term is defined in the Buckthorn Solar PSA) pursuant to Sections 2.05, 2.06 or 2.07 of the Buckthorn Solar PSA (in each case within five (5) Business Days after such payments are otherwise due and payable pursuant to the Buckthorn Solar PSA).
Section 8.10    Nonsolicitation of Seller Employees. From the Effective Date until the **** (***) anniversary of the Closing Date, except as contemplated by Section 8.06, Purchaser shall not, and shall cause its controlled Affiliates not to, directly or indirectly, without the prior written consent of Seller, recruit, solicit, hire or retain any person who is, or at any time during the one hundred eighty (180) days prior to any such recruitment, solicitation, hiring or retention, was, an employee of Seller or any of its controlled Affiliates (other than a Company Entity or a NYLD Entity), or induce, or attempt to induce, any person who is, or at any time during the one hundred eighty (180) days prior to such inducement or attempt to induce, was, an employee of Seller any of its controlled Affiliates (other than a Company Entity or a NYLD Entity) to terminate his or her employment or service with, or otherwise cease his or her relationship with, Seller any of its controlled Affiliates (other than a Company Entity or a NYLD Entity); provided, however, that the foregoing restrictions shall not prohibit general solicitations of employment not directed to employees of Seller any of its controlled Affiliates (other than a Company
Entity or a NYLD Entity).
Section 8.11    Repayment of Final Settlement Amount. Within five (5) Business Days after Renew’s receipt of the fifteen million dollar ($15,000,000) payment to be made to Renew by SunPower Corporation, Systems as “Cash Consideration” pursuant to Section 1 of the Final Settlement Agreement (such amount, the “Final Settlement Amount”), Purchaser shall, or shall cause Renew to, pay such Final Settlement Amount to Seller, by wire transfer of immediately available funds to the account or accounts as shall be specified by Seller.
Section 8.12    Development of Patriot Wind. Following the Closing Date, Purchaser shall cause Renew or the applicable Renew Subsidiary to proceed diligently and in good faith to achieve commercial operation for Patriot Wind (which shall be certified by the independent engineer for such projects) consistent with applicable Law and Good Industry Practice.
ARTICLE 9
CONDITIONS TO OBLIGATIONS OF PURCHASER
The obligations of Purchaser hereunder to purchase the Acquired Interests and effect the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):
Section 9.01    Bring-Down of Seller’s Representations and Warranties. (a) The representations and warranties made by Seller in Section 3.09 and Section 4.12(d) shall be true and correct in all respects as of

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), (b) The Seller Fundamental Representations (other than those in Section 3.09 and Section 4.12(d)) and the NYLD Fundamental Representations shall be true and correct in all material respects as of the Effective Date and as of the Closing Date (except for any of such representations and warranties that are qualified by materiality, including by reference to Material Adverse Effect, which shall be true and correct in all respects) as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date) and (c) the other representations and warranties made by Seller in Article 3, Article 4 and Article 5 and by Seller and NYLD in the Consent and Indemnity Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifications contained therein) as of the Effective Date and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have or result in a Material Adverse Effect.
Section 9.02    Performance of Covenants. Seller and NYLD shall have duly performed, satisfied and complied with, in all material respects, all agreements, covenants and obligations of Seller or NYLD set forth in this Agreement and the Consent and Indemnity Agreement and required to be so performed, satisfied or complied with by Seller or NYLD at or prior to the Closing.
Section 9.03    Litigation. No Law or Order shall be in effect which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action shall have been instituted before any Governmental Authority of competent jurisdiction seeking to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, unless such Law, Order or Action is vacated, terminated or withdrawn.
Section 9.04    Assignment and Assumption Agreement for Acquired Interests. Seller shall have delivered a copy of an assignment and assumption agreement for the sale of the Acquired Interests to Purchaser (the “Assignment and Assumption Agreement for Acquired Interests”), duly executed by Seller, which shall be in a form reasonably acceptable to Seller and Purchaser.
Section 9.05    Approvals and Consents. All Seller Approvals and Seller Consents shall have been obtained or made, all conditions to their effectiveness shall have been satisfied, and such Consents shall be in full force and effect.
Section 9.06    Officers’ Certificates of Seller. Seller shall have delivered to Purchaser (a) a certificate, dated the Closing Date and duly executed by an authorized officer of Seller in a form reasonably acceptable to the Purchaser; and (b) a certificate, dated the Closing Date and duly executed by the Secretary of Seller in a form reasonably acceptable to the Purchaser.
Section 9.07    FIRPTA Certificate. Seller shall have caused to be delivered a certificate, dated as of the Closing Date and in a form reasonably acceptable to the Purchaser, which satisfies the requirements set forth in Treasury Regulation Section 1.1445-2, attesting that NRG Energy, Inc. is not a “foreign person” for U.S. federal income tax purposes.
Section 9.08    Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 9.09    FPA Matters. FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained, any conditions to effectiveness shall have been satisfied, and such FERC authorization shall be in full force and effect.
Section 9.10    Master Services Agreement. Seller shall have delivered a fully executed copy of the Master Services Agreement to be entered into by and among the Company, NYLD, NYLD LLC and NRG Yield Operating LLC substantially in the form attached hereto as Exhibit C.
Section 9.11    Zephyr ROFO Agreement. Seller shall have delivered a fully executed copy of the Zephyr ROFO Agreement to be entered into by and among the Company and NYLD substantially in the form attached hereto as Exhibit D.
Section 9.12    Transition Services Agreements. Seller shall have delivered a fully executed copy of the Zephyr Transition Services Agreement to be entered into by and between Seller and the Company substantially in the form attached hereto as Exhibit B and a fully executed copy of the NRG/NYLD Transition Services Agreement to be entered into by and between Seller and NYLD substantially in the form attached hereto as Exhibit H.
Section 9.13    Fourth Amended and Restated NYLD LLC LLC Agreement. Seller shall have delivered a fully executed copy of the Fourth Amended and Restated Limited Liability Company Agreement of NYLD LLC, dated and effective as of the Closing Date, substantially in the form attached hereto as Exhibit E.
Section 9.14    Third Amended and Restated NRG/NYLD ROFO Agreement. NRG and NYLD shall have delivered a fully executed copy of the Third Amended and Restated NRG/NYLD ROFO Agreement.
Section 9.15    Existing MSA Termination. NRG and NYLD shall have delivered evidence reasonably satisfactory to Purchaser that the Existing MSA has been terminated.
Section 9.16    Material Adverse Effect. Since the Effective Date no Material Adverse Effect has occurred.
Section 9.17    NRG SREC Program Management Agreement. Seller shall have delivered a fully executed copy of an amendment and restatement of the Existing SREC Agreement, which shall be in a form reasonably acceptable to Seller and Purchaser, and will reflect, among other things, (a) the obligation of the Seller Affiliate that is a party to such agreement to enter into SREC purchase agreements for the DG Projects that become operational before the end of 2019 and (b) the obligation of the Seller Affiliate that is a party to such agreement to manage all underlying hedge agreements (including Physical Forward Sales (as defined in the Existing SREC Agreement) and Hedge Contracts (as defined in the Existing SREC Agreement)), whether entered into on or prior to the Effective Date or between the Effective Date and December 31, 2019, in a commercially reasonable manner and consistent with past practice.
Section 9.18    Assignment of Exchange Agreement and Registration Rights Agreement. Seller shall have delivered a fully executed copy of the Assignment and Assumption Agreement related to the Exchange Agreement and the Registration Rights Agreement substantially in the form attached hereto as Exhibit I.
Section 9.19    Assignment of Lease Agreements. Seller shall have delivered a fully executed copy of the Assignment and Assumption Agreement related to certain leases in a form reasonably acceptable to Seller and Purchaser.
Section 9.20    NYLD Consent to Transactions. All conditions to NYLD’s consent to the NYLD Securities Transaction (as defined in the Consent and Indemnity Agreement) set forth in the Consent and

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Indemnity Agreement shall have been satisfied (or waived by NYLD) and such consent and the Consent and Indemnity Agreement shall be in full force and effect.
Section 9.21    NYLD Board and Committee Approvals. The NYLD Board and Committee Approvals (as defined in the Consent and Indemnity Agreement) shall be in full force and effect, and neither the NYLD Board nor the NYLD Corporate Governance, Conflicts and Nominating Committee shall have amended, modified or revoked the NYLD Board and Committee Approvals in any respect.
Section 9.22    Officers’ Certificates of NYLD. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and duly executed by an authorized officer of NYLD substantially in the form attached as Exhibit M to the Consent and Indemnity Agreement;
Section 9.23    Conversion to Limited Partnership. If requested by Purchaser pursuant to Section 7.14, the Company shall have been converted to a Delaware limited partnership effective prior to the Closing in accordance with Section 7.14.
Section 9.24    CAFD Leakage. The condition specified in Section A.1(a) of the Consent and Indemnity Agreement shall have been satisfied or waived with the approval of the Purchaser.
Section 9.25    Zephyr Voting and Governance Agreement. Seller shall have delivered a fully executed copy of the Voting and Governance Agreement to be entered into by and between NYLD and the Company substantially in the form attached hereto as Exhibit J.
Section 9.26    NRG/NYLD Letter Agreement. NRG and NYLD shall have delivered a fully executed copy of the Letter Agreement to be entered into by and between NRG and NYLD substantially in the form attached hereto as Exhibit K.
ARTICLE 10
CONDITIONS TO OBLIGATIONS OF SELLER
The obligations of Seller hereunder to sell the Acquired Interests and effect the Closing are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller, in its sole discretion).
Section 10.01    Bring-Down of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in Article 6 shall be true and correct (without giving effect to any materiality or “Purchaser Material Adverse Effect” qualifications contained therein) as of the Effective Date and as of the Closing Date, as though such representations and warranties were made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.
Section 10.02    Performance of Covenants. Purchaser shall have duly performed, satisfied and complied with, in all material respects, all agreements, covenants and obligations of Purchaser set forth in this Agreement and required to be so performed, satisfied or complied with by Purchaser at or prior to the Closing.
Section 10.03    Litigation. No Law or Order shall be in effect which restrains, enjoins or otherwise prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement and no Action shall have been instituted before any Governmental Authority of competent jurisdiction seeking

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

to restrain, enjoin or otherwise prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, unless such Law, Order Action is vacated, terminated or withdrawn.
Section 10.04    Assignment and Assumption Agreement for Acquired Interests. Purchaser shall have delivered a countersigned copy of the Assignment and Assumption Agreement for Acquired Interests.
Section 10.05    Deliveries. Purchaser shall have delivered to Seller (a) a certificate, dated the Closing Date and executed by an authorized officer or board member of Purchaser, in a form reasonably acceptable to Seller, and (b) a certificate, dated the Closing Date and executed by the Secretary of Purchaser in a form reasonably acceptable to Seller.
Section 10.06    Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated.
Section 10.07    FPA Matters. FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained, any conditions to their effectiveness shall have been satisfied, and such FERC authorization shall be in full force and effect.
Section 10.08    Third Amended and Restated NRG/NYLD ROFO Agreement. NYLD shall have delivered a countersigned copy of the Third Amended and Restated NRG/NYLD ROFO Agreement.
Section 10.09    NYLD Board and Committee Approvals. The NYLD Board and Committee Approvals (as defined in the Consent and Indemnity Agreement) shall be in full force and effect, and neither the NYLD Board nor the NYLD Corporate Governance, Conflicts and Nominating Committee shall have amended, modified or revoked the NYLD Board and Committee Approvals in any respect.
Section 10.10    Assignment of Lease Agreements. NYLD shall have delivered a countersigned copy of the Assignment and Assumption Agreement related to certain leases in a form reasonably acceptable to Seller and Purchaser.
ARTICLE 11
TAX MATTERS
Section 11.01    Certain Taxes.
(a)    All real property Taxes, personal property Taxes and similar obligations of the Company and the Subsidiaries imposed by any Governmental Authority that are due or become due for Straddle Periods shall be apportioned between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, based upon the actual number of days of the Tax period that have elapsed before and including, and after, the Closing Date, and all income Taxes imposed on the Company and the Subsidiaries shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date as though a taxable year of the Company and the Subsidiaries have ended on the Closing Date. Seller shall be responsible for the portion of such Taxes described in the preceding sentence (the “Apportioned Obligations”) attributable to the portion of the Straddle Period ending on the Closing Date. Purchaser shall be responsible for such Apportioned Obligations attributable to the portion of the Straddle Period beginning after the Closing Date. Each Party shall cooperate in assuring that Apportioned Obligations that are the responsibility of Seller pursuant to the preceding sentences are paid by Seller, and that Apportioned Obligations that are the responsibility of Purchaser pursuant to the preceding sentence shall be paid by Purchaser. If any refund, rebate or similar payment is actually received by the Company, the Subsidiaries, Seller or Purchaser for any Taxes that are Apportioned Obligations, such refund (net of the amount of Taxes or reasonable out-of-pocket expenses incurred in obtaining such refund) shall be apportioned between Seller and Purchaser as

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

aforesaid on the basis of the obligations of the Company and the Subsidiaries during the applicable Tax period; provided, that any refund, rebate or similar payment that is attributable to the carryback of any net operating loss or other Tax attribute arising in a Tax period (or portion thereof) beginning after the Closing Date.
(b)    Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed by the Company or the applicable Subsidiary with respect to any Pre-Closing Tax Period and shall pay any Taxes due with such Tax Return; provided, that Seller shall provide Purchaser a draft of such Tax Return at least thirty (30) days prior to the due date for such Tax Return (or as soon as reasonable practicable if the due date of such Tax Return is within thirty (30) days of the Closing Date), and shall make any reasonable comments received by Seller in writing from Purchaser at least ten (10) days prior to the due date for such Tax Return. Such Tax Returns shall be prepared in a manner consistent with past practice to the extent consistent with applicable Law.
(c)    Seller and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, employees and agents reasonably to cooperate, in preparing and filing all Tax Returns of the Company and each Subsidiary, including maintaining and making available to each other all records that are necessary for the preparation of any Tax Returns that the Party is required to file under this Article 11, and in resolving all disputes and audits with respect to such Tax Returns.
(d)    All sales, use transfer, controlling interest transfer, recording, stock transfer, real property transfer, value-added and other similar Taxes and fees (“Transfer Taxes”), if any, arising out of or in connection with the consummation of the transactions contemplated by this Agreement shall be shared equally by Purchaser and Seller; provided that any Transfer Taxes attributable to the Patriot Sale Transaction shall be borne solely by Seller. Tax Returns that must be filed in connection with such Transfer Taxes shall be prepared and filed by the Party primarily or customarily responsible under applicable local Law for filing such Tax Returns, and such party will use commercially reasonable efforts to provide such Tax Returns to the other Party at least ten (10) Business Days prior to the date such Tax Returns are due to be filed.
(e)    If Purchaser receives notice of a claim by a Governmental Authority in respect to Seller Taxes for which Seller is responsible pursuant to this Agreement (“Tax Claim”), Purchaser shall promptly notify Seller of such Tax Claim; provided, that the failure or delay of Purchaser to deliver prompt written notice of a Tax Claim shall not affect the indemnity obligations of Seller hereunder, except to the extent Seller is actually and materially disadvantaged by such failure or delay in delivery of notice of such Tax Claim.
(i)    Seller shall have the right, but not the obligation, to control the conduct, through counsel of its own choosing and at its own expense, of any Tax Claim that relates solely to Seller Taxes for which Seller is responsible pursuant to this Agreement; provided, that Purchaser shall have the right to participate in such Tax Claim and Seller shall not settle or compromise any such Tax Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.
(ii)    In the case of any Tax Claim described in Section 11.01(e)(i) which Seller has not elected to control pursuant to such section or in the case of any Tax Claim that relates to Taxes for a Straddle Period, Purchaser shall control the conduct of such Tax Claim; provided, that Seller shall have the right to participate in such Tax Claim and Purchaser shall not settle or compromise any such Tax Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
(iii)    In the case of any conflict between Section 13.05 and this Section 11.01(e), this Section 11.01(e) shall control with respect to any Tax Claims.
(f)    Seller shall cause the Company and each of its Subsidiaries that is treated as a partnership for United States federal income tax purposes to make a timely and effective election under Section 754 of

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

the Code (and any equivalent election for applicable state and local income Tax purposes), which Section 754 election (and equivalent election) shall be filed by the Company (or applicable Subsidiary) with its United States federal income Tax Return (and applicable state and local income Tax Returns) for the taxable year that includes the Closing Date and shall be effective for such taxable year.
(g)    Form BOE-100-B. Following the date hereof, NRG, NYLD and Purchaser shall cooperate in preparing a Form BOE-100-B for each Project Company (as defined in the Consent and Indemnity Agreement) that holds one or more properties that will be subject to a Reassessment (as defined in the Consent and Indemnity Agreement) as a result of the Closing. NRG shall deliver a draft of each Form BOE-100-B (including all attachments thereto) to NYLD and Purchaser for their review and comment as soon as reasonably practicable following the date hereof and no later than fifteen (15) days prior to the Closing. For the avoidance of doubt, this Section 11.01(g) shall not apply to DG Project Companies (as defined in the Consent and Indemnity Agreement) for which the Closing does not act as a DG Reassessment Trigger Date (as defined in the Consent and Indemnity Agreement).
Section 11.02    Allocation of Purchase Price. No later than one hundred eighty (180) days after the Closing, Seller and Purchaser shall agree on the draft allocation of the Final Purchase Price and the liabilities of the Company and the Subsidiaries (in each case to the extent treated as consideration for U.S. federal income tax purposes) among the Company’s and the Subsidiaries’ assets consistent with Section 1060 of the Code and the Treasury Regulations thereunder. If Seller and Purchaser, negotiating in good faith, cannot agree on the allocation within one hundred eighty (180) days after the Closing, then either Party may submit the allocation to the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by Purchaser and Seller. Seller and Purchaser agree that the agreed allocation (or, if applicable, the decision of the Neutral Auditor) shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax Returns, and that neither Seller nor Purchaser or their respective Affiliates will take positions inconsistent with such allocation in notices to any Governmental Authority, in audits or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement, except as required pursuant to a final “determination” within the meaning of Section 1313 of the Code (or similar provision of state, local or non-U.S. law). Notwithstanding anything in this Section 11.02 to the contrary, any adjustment to the Base Purchase Price pursuant to Section 2.06 shall be allocated to Patriot Wind.
ARTICLE 12
SURVIVAL
Section 12.01    Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants, agreements and obligations of Seller and Purchaser contained in this Agreement are material, were relied on by such Parties, and will survive the Closing Date as provided in Section 13.03.
ARTICLE 13
INDEMNIFICATION
Section 13.01    Indemnification by Seller. From and after the Closing, Seller shall indemnify and hold harmless the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or related in any way to:
(a)    the inaccuracy or breach of any representation or warranty of Seller contained in this Agreement or of Seller contained in the Consent and Indemnity Agreement or in any certificate delivered by Seller pursuant to this Agreement;

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(b)    the breach by Seller of, or the failure by Seller to perform, any of its covenants or other agreements contained in this Agreement or the Consent and Indemnity Agreement;
(c)    Seller Taxes;
(d)    all Controlled Group Liabilities;
(e)    all Liabilities related to the Excluded Assets, whether arising before, on or after the Closing; or
(f)    all Liabilities incurred in respect of the construction, development, ownership, operation or management of Patriot Wind, including all Project Construction Costs and Taxes, but excluding Liabilities incurred to the extent arising from Purchaser’s material breach of Section 8.12.
Section 13.02    Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them become subject, resulting from, arising out of or relating in any way to:
(a)    the inaccuracy or breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement; or
(b)    the breach by Purchaser of, or the failure by Purchaser to perform, any of its covenants or other agreements contained in this Agreement.
Section 13.03    Period for Making Claims. Other than in the case of fraud or willful breach, no claim under this Agreement (except as provided below) may be made unless such Party shall have delivered, with respect to any claim for breach of any representation, warranty, covenant, agreement or obligation made in this Agreement, a written notice of claim prior to the date falling twelve (12) months after the Closing Date; provided, that, (i) the Fundamental Representations and the representations and warranties contained in Section 4.08 shall survive the Closing for forty-eight (48) months following the Closing Date, (ii) the representations and warranties in Section 4.03 and Section 4.16 and any indemnification claims with respect to Seller Taxes shall survive until thirty (30) days after the expiration of the applicable statute of limitations, (iii) the indemnification for Controlled Group Liabilities shall survive indefinitely and (iv) the covenants, agreements and obligations in this Agreement to be performed after the Closing Date shall survive until the date on which they have been fully performed; provided, further, that, if written notice for a claim of indemnification has been provided by the Indemnified Party pursuant to Section 13.05(a) on or prior to the applicable survival expiration date, then the obligation of the Indemnifying Party to indemnify the Indemnified Party pursuant to this Article 13 shall survive with respect to such claim until such claim is finally resolved.
Section 13.04    Limitations on Claims.
(a)    Neither Party shall have any obligation to indemnify the other Indemnified Party under Section 13.01(a) or Section 13.02(a) until the aggregate amount of all Losses incurred by the Indemnified Parties that are subject to indemnification pursuant to this Article 13 equals or exceeds thirteen million seven hundred fifty thousand dollars ($13,750,000) (the “Deductible”) in which event the Indemnifying Party shall be liable for Losses under Section 13.01(a) or Section 13.02(a) only to the extent they are in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses resulting from, arising out of or relating to (i) any willful breach of any representation or warranty, (ii) any breach of any Fundamental Representation or (iii) fraud.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(b)    Neither Party shall have any obligation to indemnify the other Indemnified Party with respect to any single item or group of related items indemnifiable under Section 13.01(a) or Section 13.02(a) until the aggregate amount of Losses that are subject to indemnification with respect to such item or group of related items exceeds two hundred thousand dollars ($200,000), in which case the amount of all such Losses (including those that are less than such threshold) shall be included for purposes of computing the Losses that are indemnifiable hereunder or applicable against the Deductible; provided, however, that such threshold shall not apply to Losses resulting from, arising out of or relating to (i) any willful breach of any representation or warranty, (ii) any breach of any Fundamental Representation or (iii) fraud.
(c)    The aggregate liability of the Indemnifying Parties under Section 13.01(a) or Section 13.02(a) shall be limited to an amount equal to one hundred thirty seven million five hundred thousand dollars ($137,500,000) (the “Cap”); provided, that, the Cap shall not apply to Losses resulting from, arising out of or relating to (i) any willful breach of any representation or warranty, (ii) any breach of any Fundamental Representation or (iii) fraud.
(d)    For the avoidance of doubt, the limitations set forth above in this Section 13.04 shall not apply to claims for indemnification under Section 13.01(b), Section 13.01(c), Section 13.01(d), Section 13.01(e), Section 13.01(f) or Section 13.02(b) or to any indemnification claim resulting from a breach of the representations and warranties set forth in Section 4.03.
(e)    For purposes of this Article 13, in determining whether there exists a breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement, and in calculating Losses hereunder, any and all materiality, material adverse effect or similar qualifications in the representations, warranties, covenants or agreements shall be disregarded.
Section 13.05    Procedure for Indemnification of Third Party Claims.
(a)    Notice. Whenever any claim by a third party shall arise for indemnification under this Article 13, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and, when known, the facts constituting the basis for such claim and, if known, the notice shall specify the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall provide to the Indemnifying Party copies of all material notices and documents (including court papers) received or transmitted by the Indemnified Party relating to such claim. The failure or delay of the Indemnified Party to deliver prompt written notice of a claim shall not affect the indemnity obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party was actually disadvantaged by such failure or delay in delivery of notice of such claim.
(b)    Settlement of Losses. If the Indemnified Party has assumed the defense of any claim by a third party which may give rise to indemnity hereunder pursuant to Section 13.06(d), the Indemnified Party shall not settle, consent to the entry of a judgment of or compromise such claim without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnifying Party.
Section 13.06    Rights of Indemnifying Party in the Defense of Third Party Claims.
(a)    Right to Assume the Defense. In connection with any claim by a third party which may give rise to indemnity hereunder, the Indemnifying Party shall have thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party to assume the defense of any such claim, which defense shall be prosecuted by the Indemnifying Party to a final conclusion or settlement in accordance with the terms hereof.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

(b)    Procedure. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall (i) select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim and (ii) take all steps necessary in the defense or settlement thereof, at its sole cost and expense. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such claim, with its own counsel and at its sole cost and expense (or at the Indemnifying Party’s costs and expense if both the Indemnifying Party and the Indemnified Party are named as parties and either the Indemnifying Party or the Indemnified Party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict or potential conflict of interest between such parties may exist in respect thereto that would make separate representation advisable); provided, that, if the claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnifying Party and the Indemnified Party shall in that case jointly assume the defense thereof. The Indemnified Party and the Indemnifying Party shall fully cooperate with each other and their respective counsel in the defense or settlement of such claim. The Party in charge of the defense shall keep the other Party appraised at all times as to the status of the defense or any settlement negotiations with respect thereto.
(c)    Settlement of Losses. The Indemnifying Party shall not consent to a settlement of or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed).
(d)    Decline to Assume the Defense. The Indemnified Party may defend against any such claim, at the sole cost and expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, including settling such claim in accordance with the terms hereof if (i) the Indemnifying Party does not assume the defense of any such claim resulting therefrom within thirty (30) days after the date the Indemnifying Party is notified of such claim by the Indemnified Party or (ii) the Indemnified Party reasonably concludes that the Indemnifying Party is (a) not diligently defending the Indemnified Party, (b) not contesting such claim in good faith through appropriate proceedings or (c) has not taken such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a Lien against or attachment of any asset of the Indemnified Party for payment of such claim.
Section 13.07    Direct Claims. In the event that any Indemnified Party has a claim against any Indemnifying Party which may give rise to indemnity hereunder that does not involve a claim brought by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of the claim and the facts constituting the basis for such claim and, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from receipt of such claim notice that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder; however if the Indemnifying Party does notify the Indemnified Party that it disputes such claim within the required thirty (30) day period, the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to such claim. If the Parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. If such Parties shall not agree, the Indemnified Party shall be entitled to take any action in law or in equity as such Indemnified Party shall deem necessary to enforce the provisions of this Article 13 against the Indemnifying Party.
Section 13.08    Exclusive Remedy. From and after the Closing, absent fraud or willful breach, the indemnities set forth in this Article 13 shall be the exclusive remedies of Purchaser and Seller and their respective members, officers, directors, employees, agents and Affiliates due to misrepresentation, breach of warranty, nonfulfillment or failure to perform any covenant or agreement contained in this Agreement, and the Parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereto hereby waive.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 13.09    Indemnity Treatment. Any amount of indemnification payable pursuant to the provisions of this Article 13 shall to the extent permitted by applicable Law, be treated as an adjustment to the Final Purchase Price.
Section 13.10    Indemnification Reduction Amounts. The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of damages for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including amounts received under insurance policies) by or on behalf of any Indemnified Party or its Affiliates from third parties (such amounts are collectively referred to herein as “Indemnity Reduction Amounts”). If any Indemnified Party or its Affiliates receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.
Section 13.11    No Solicitation. From the Effective Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause the Company, any Subsidiary, any of its other Affiliates or any of its or their Representatives not to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause the Company, any Subsidiary, any of its other Affiliates, and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person concerning (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company, any Subsidiary or a NYLD Entity; (b) the issuance or acquisition of equity securities of the Company, any Subsidiary or a NYLD Entity; or (c) the sale, lease, exchange or other disposition of any significant portion of the Company’s, any Subsidiary’s or a NYLD Entity’s assets.
ARTICLE 14
TERMINATION
Section 14.01    Termination. This Agreement may be terminated at any time prior to the Closing as follows:
(a)    by mutual written consent of Purchaser and Seller;
(b)    by either Seller or Purchaser if the Closing has not occurred on or before November 6, 2018 (the “Termination Date”); provided, that if any of the conditions set forth in Article 9 or Article 10 have not been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and that would have been satisfied if the Closing were to have occurred by the Termination Date), and each of Purchaser and Seller reasonably believe that such conditions will be satisfied by December 31, 2018, the Termination Date will be extended to December 31, 2018; provided, further, that any additional commitment

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

fees payable as a result of the Debt Commitment Letter (as defined in the Consent and Indemnity Agreement) being in effect between the November 6, 2018 and December 31, 2018 will be borne equally by Purchaser and Seller; provided, further, that the right to terminate this Agreement pursuant to this Section 14.01(b) shall not be available to a Party if the failure of the Closing to occur on or before the Termination Date was primarily caused by a breach of this Agreement by such Party;
(c)    by Purchaser if there has been a breach by Seller or NYLD of any representation, warranty, covenant or agreement contained in this Agreement or the Consent and Indemnity Agreement or Seller or NYLD has failed to comply with any of its covenants or agreements contained in this Agreement or the Consent and Indemnity Agreement which (i) would result in a failure of a condition set forth in Article 9, and (ii) either (x) is a breach of Seller’s obligations to transfer the Acquired Interests at Closing in accordance with this Agreement or (y) such breach is either incapable of being cured or, if curable, has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Seller or NYLD is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller or NYLD shall have an additional thirty (30) days in which to effect such cure; provided, that Purchaser is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(d)    by Seller if there has been a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement or Purchaser has failed to comply with any of its covenants or agreements contained in this Agreement, which (i) would result in a failure of a condition set forth in Article 10, and (ii) such breach is either incapable of being cured or, if curable, has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, Purchaser is endeavoring in good faith, and proceeding diligently, to cure such breach, Purchaser shall have an additional thirty (30) days in which to effect such cure; provided, that Seller is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(e)    by either Seller or Purchaser, if any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 14.01(e) shall not be available to any Party if the issuance of such final and non-appealable order was primarily attributable to the failure of such Party to perform any of its obligations under this Agreement; or
(f)    by Purchaser pursuant to Section 7.03(c) or by Seller pursuant to Section 7.09.
Section 14.02    Effect of Termination.
(a)    Subject to Section 14.02(c), if this Agreement is validly terminated pursuant to Section 14.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either Seller or Purchaser (or any of their respective Representatives or Affiliates) in respect of this Agreement, except that the applicable portions of Article 1, this Section 14.02, and the entirety of Article 15 will continue to apply following any termination; provided, however, that nothing in this Section 14.02 shall release any Party from liability for any breach of this Agreement by such Party prior to the termination of this Agreement; provided, that under no circumstances will the maximum aggregate liability of Purchaser for monetary damages or other monetary remedies (including payment of the Purchaser Termination Fee, any Losses or other amounts payable pursuant to this sentence or any other damages related to this Agreement) in connection with this Agreement, the agreements contemplated hereby or the transactions contemplated hereby or thereby be greater than the Purchaser Termination Fee, and in no event shall any Seller Related Party seek or obtain, nor shall it permit any of

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

its Representatives or any other Person on its or their behalf to seek or obtain, any monetary recovery or monetary award or any monetary damages of any kind against Purchaser in excess of the Purchaser Termination Fee.
(b)    In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms. Subject to Section 13 of the Confidentiality Agreement, upon termination of this Agreement by Purchaser or Seller for any reason, Purchaser shall return or destroy (at Purchaser’s election) all documents and other materials of Seller relating to the Company and the Subsidiaries, the assets of the Company and the Subsidiaries and the transactions contemplated hereby. Subject to Section 13 of the Confidentiality Agreement, each Party shall also return to the other Party or destroy (at the returning/destroying Party’s election) any information relating to the Parties to this Agreement furnished by one Party to the other, whether obtained before or after the execution of this Agreement. All information received by Purchaser with respect to the Company, the Subsidiaries, the assets of the Company, the assets of the Subsidiaries or Seller shall remain subject to the provisions of Section 15.05.
(c)    If (i) Seller has the ability to terminate this Agreement pursuant to Section 14.01(d), (ii) all of the conditions set forth in Article 9 and Article 10 have been satisfied, or in the case of Article 10 irrevocably waived by Seller, other than those conditions that require deliveries or are tested at the time of Closing, which conditions would have been satisfied if the Closing had occurred, (iii) Seller has confirmed by written notice to Purchaser that it is ready, willing and able to consummate the Closing notwithstanding its termination right set forth in Section 14.01(d), (iv) Purchaser fails to consummate the Closing within the later of three (3) Business Days following the delivery of such notice and the date Closing was required to occur pursuant to Section 2.03(a), and (v) Seller therefore elects to terminate this Agreement pursuant to Section 14.01(d), then Purchaser shall pay to an account designated by Seller at least two (2) Business Days prior to the date of payment, by wire transfer of immediately available funds within five (5) Business Days after the date of such termination, an amount equal to ninety-six million two hundred fifty thousand dollars ($96,250,000) (the “Purchaser Termination Fee”). Upon termination of this Agreement pursuant to Section 14.01(d) under the circumstances in which the Purchaser Termination Fee is payable, Seller’s right to receive the Purchaser Termination Fee shall be the sole and exclusive remedy of Seller and its Affiliates against Purchaser and its Affiliates for any Losses suffered as a result of any failure to perform under this Agreement or failure of the Closing to be consummated in connection with the transactions contemplated by this Agreement.
(d)    Without limiting or otherwise affecting other remedies that may be available to Purchaser, in the event of the termination of this Agreement pursuant to Section 14.01(c) or pursuant to Section 14.01(f), Seller shall pay to an account designated by Purchaser at least two (2) Business Days prior to the date of payment, by wire transfer of immediately available funds within five (5) Business Days following receipt of an invoice therefor all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants to Purchaser or their respective Affiliates, and all out-of-pocket fees and expenses of financing sources for which Purchaser or its Affiliates may be responsible) incurred by Purchaser or its Affiliates in connection with this Agreement and the transactions contemplated hereby, up to an aggregate maximum amount of ***** ****** dollars ($*********);
(e)    Each of Seller and Purchaser acknowledges that the agreements contained in this Section 14.02 are an integral part of the transactions contemplated hereby and that, without these agreements, neither Seller nor Purchaser would have entered into this Agreement. Each of the Parties acknowledges that the Purchaser Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 15.03, Seller’s right to receive payment of the Purchaser Termination Fee pursuant to Section 14.02(c) shall constitute the sole and exclusive remedy of Seller and any of its direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Seller Related Parties”) against Purchaser, Purchaser Parent, any other source or potential source of Equity Financing or debt financing or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Purchaser Related Parties”) for all Losses suffered as a result of any breach of this Agreement by Purchaser or the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amount, none of Purchaser or the Purchaser Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated thereby (except that Purchaser Parent shall be obligated pursuant to the terms and conditions of the Purchaser Parent Guaranty).
(f)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities that are expressly identified as parties hereto and no Purchaser Related Party (other than Purchaser Parent to the extent set forth in the Purchaser Parent Guaranty) or Seller Related Party shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Purchaser Related Party (other than Purchaser Parent to the extent set forth in the Purchaser Parent Guaranty) or any Seller Related Party, as the case may be.
ARTICLE 15
MISCELLANEOUS
Section 15.01    Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, by reputable national overnight courier service or by registered or certified mail (postage prepaid) or by email to the Parties at the following addresses or facsimile numbers, as applicable:

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

If to Purchaser, to: c/o Global Infrastructure Management, LLC

12 East 49th Street, 38th Floor
New York, New York 10017
Attention:
Fax:
Email:

With a copy to: c/o Global Infrastructure Management, LLP

The Peak
5 Wilton Road, 6th Floor
London, SW1V 1AN
United Kingdom
Attention:
Fax:
Email:

With a copy to:    Simpson Thacher & Bartlett LLP

425 Lexington Avenue
New York, New York 10017
Attn:
Fax:
E-mail:

If to Seller, to:    NRG Energy Inc.

804 Carnegie Center Drive
Princeton, NJ 08540
Attn:
Fax:
E-mail:

With a copy to:     Jones Day

51 Louisiana Avenue, N.W.
Washington, D.C. 20001
Attn:
Fax:
E-mail:
Notices, requests and other communications will be deemed given upon the first to occur of such item having been (a) delivered personally to the address provided in this Section 15.01, (b) delivered by email or by confirmed facsimile transmission to the facsimile number provided in this Section 15.01, or (c) delivered by registered or certified mail (postage prepaid), by reputable national overnight courier service in the manner described above to the address provided in this Section 15.01 (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section 15.01). Any Party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 15.02    Entire Agreement. This Agreement and the documents referenced herein supersede all prior discussions and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and contains the entire agreement between the Parties with respect to the subject matter hereof.
Section 15.03    Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and money damages may not be a sufficient remedy even if available. In addition to any other remedy at law or in equity, each of Purchaser and Seller shall be entitled to specific performance by the other Party of its obligations under this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. While Seller may pursue both a grant of specific performance in accordance with this Section 15.03 and payment of the Purchaser Termination Fee under Section 14.02(c), in no event shall Seller be entitled to receive both a grant of specific performance requiring consummation of the transactions contemplated hereby and the payment of the Purchaser Termination Fee under Section 14.02(c).
Section 15.04    Expenses. Except for any filing and related fees associated with Governmental Approvals (including under the HSR Act) and fees and expenses associated with required Consents, which shall be borne solely by Seller, and except as otherwise expressly provided in this Agreement and regardless whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement.
Section 15.05    Public Disclosures. Neither Party nor any of their Affiliates shall make any written or other public disclosure, announcement or other similar statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as required by Law, any regulatory authority or under the applicable rules and regulations of a stock exchange or market on which the securities of the disclosing Party or any of its Affiliates are listed; provided, however, that Seller and its Affiliates may disclose in marketing materials and otherwise its role in developing any of the Projects owned by the Company Entities or the NYLD Entities prior to the Closing.
Section 15.06    Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 15.01. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same on any future occasion or any other term or condition of this Agreement on that or any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
Section 15.07    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.
Section 15.08    No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article 13.
Section 15.09    Assignment.
(a)    The obligations of the Parties under this Agreement are not assignable without the prior written consent of the other Party, which such Party may withhold in its discretion; provided, that, Purchaser may assign this Agreement, including the right to purchase the Acquired Interests, without the prior written consent of Seller, to (i) any Affiliate of Purchaser, or (ii) any financial institution providing purchase money

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

or other financing to Purchaser from time to time as collateral security for such financing, in each case so long as Purchaser remains fully liable for its obligations under this Agreement.
(b)    If after the Effective Date, Seller effects the separation of a substantial portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, prior to such separation Seller shall cause any such NewCo to enter into an agreement with Purchaser whereby such NewCo will agree to obligations of Seller that are substantially identical to those set forth in this Agreement.
Section 15.10    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement shall not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; provided, that the limitations on liability contained in Section 14.02 and provisions that, subject to the terms and limitations set forth in Section 15.03, payment of the Purchaser Termination Fee be the exclusive remedy for Seller and the limitation on liabilities of the Purchaser Related Parties contained in Section 14.02 and Section 15.03 are to be construed as integral provisions of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s Liability hereunder.
Section 15.11    Governing Law. This Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.
Section 15.12    Consent to Jurisdiction.
(a)    For all purposes of this Agreement, and for all purposes of any Action arising out of or relating to the transactions contemplated hereby or for recognition or enforcement of any judgment, each Party hereto (including, with respect to Seller, NYLD and NYLD LLC, on behalf of itself and each Seller Related Party) submits to the exclusive personal jurisdiction of the courts of the State of New York and the federal courts of the United States sitting in New York County, and hereby irrevocably and unconditionally agrees that any such Action shall exclusively be heard and determined in such New York court or, to the extent permitted by Law, in such federal court. Each Party hereto agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.
(b)    Each Party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so:
(i)    any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any New York state or federal court located in New York County, and
(ii)    the defense of an inconvenient forum to the maintenance of such Action in any such court.
(c)    Each Party hereto irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 15.01. Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by Law.

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

Section 15.13    Waiver of Jury Trial. To the fullest extent permitted by Law, each Party hereby waives all rights to a trial by jury in any legal action to enforce or interpret the provisions of this Agreement or that otherwise relates to this Agreement.
Section 15.14    Limitation on Certain Damages. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY (INCLUDING ARTICLE 13), NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, SPECULATIVE, EXEMPLARY, OR PUNITIVE DAMAGES (COLLECTIVELY, “EXCLUDED DAMAGES”) FOR ANY REASON WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT; PROVIDED, THAT (A) THE FOREGOING SHALL APPLY SOLELY TO THE EXTENT THAT ANY SUCH EXCLUDED DAMAGES WERE NOT A REASONABLY FORESEEABLE CONSEQUENCE OF A BREACH OF THIS AGREEMENT AND (B) ANY LOSSES ARISING OUT OF THIRD PARTY CLAIMS FOR WHICH A PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT SHALL NOT CONSTITUTE EXCLUDED DAMAGES.
Section 15.15    Disclosures. Any Party may, at its option, include in the Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, establish any standard of materiality or define further the meaning of such terms for purposes of this Agreement. In no event shall the inclusion of any matter in the Disclosure Schedules be deemed or interpreted to broaden Seller’s or Purchaser’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission by a Party that such item represents a material exception or fact, event, or circumstance.
Section 15.16    Facsimile Signature; Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows]

NRG ENERGY, INC. HAS REQUESTED THAT THE OMITTED PORTIONS OF THIS DOCUMENT, WHICH ARE INDICATED BY ASTERISKS, BE ACCORDED CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

PURCHASER:	GIP III Zephyr Acquisition Partners, L.P., a Delaware limited partnership

By: Global Infrastructure GP III, L.P., its general partner

By: Global Infrastructure Investors III, LLC, its general partner

By: /s/ Jonathan Bram__________________
Name: Jonathan Bram
Title: Partner

SELLER:	NRG ENERGY, INC., a Delaware corporation

By: /s/ Mauricio Gutierrez_____________
Name: Mauricio Gutierrez
Title: President and Chief Executive Officer

NRG REPOWERING HOLDINGS LLC, a Delaware limited liability company

By: /s/ Gaetan Frotte_________________
Name: Gaetan Frotte
Title: Treasurer

[Signature Page to Zephyr Purchase and Sale Agreement]